AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1999
                                                      REGISTRATION NO. 333-66473

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CONSOLIDATED GRAPHICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               TEXAS                               76-0190827                               2750
  (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)      (PRIMARY STANDARD INDUSTRIAL
   INCORPORATION OR ORGANIZATION)                                               CLASSIFICATION CODE NUMBER)
                                           5858 WESTHEIMER, STE. 200
                                              HOUSTON, TEXAS 77057
                                                 (713) 787-0977
                    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                                  JOE R. DAVIS
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                           5858 WESTHEIMER, STE. 200
                                              HOUSTON, TEXAS 77057
                                                 (713) 787-0977
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                                    COPIES TO:
               R. CLYDE PARKER, JR., ESQ.                                ANITA J. FINKELSTEIN, ESQ.
            WINSTEAD SECHREST & MINICK P.C.                      VENABLE, BAETJER, HOWARD & CIVILETTI, LLP
                 910 TRAVIS, SUITE 2400                             1201 NEW YORK AVE., N.W., SUITE 1000
                  HOUSTON, TEXAS 77002                                     WASHINGTON, D.C. 20005
                     (713) 650-2753                                            (202) 962-4905

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the merger described in this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     CONSOLIDATED GRAPHICS, INC.                       AUTOMATED GRAPHIC
                                                         SYSTEMS, INC.
$16,000,000 IN SHARES OF COMMON STOCK           SPECIAL MEETING OF STOCKHOLDERS
                                                       FEBRUARY   , 1999
             PROSPECTUS                                 PROXY STATEMENT

The Boards of Directors of Consolidated Graphics, Inc., and Automated Graphic Systems, Inc. have unanimously agreed to merge AGS into a subsidiary of CGX. If this merger is completed, CGX will pay a total of $32,000,000 in cash and shares of its common stock to the stockholders of AGS and holders of AGS stock options and stock appreciation rights, and AGS will become a wholly owned subsidiary of CGX.

AGS is providing this prospectus/proxy statement to its stockholders and participants in the AGS Employee Stock Ownership Plan in connection with a special meeting of stockholders called to vote on the merger and related matters. CGX is delivering this prospectus/proxy statement to provide you with information about CGX and the CGX common stock that you will be entitled to receive if the merger is completed. CGX common stock trades on the New York Stock Exchange under the symbol "CGX." This prospectus/proxy statement discusses the background, structure and terms of the proposed merger.

THIS IS A COMPLEX TRANSACTION. THEREFORE, WE STRONGLY URGE YOU TO READ AND CONSIDER ALL OF THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT, AND IN PARTICULAR THE RISK FACTORS BEGINNING ON PAGE 10, BEFORE YOU DECIDE HOW TO VOTE.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU INFORMATION IN ADDITION TO OR DIFFERENT FROM THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION.

We are mailing this prospectus/proxy statement to AGS stockholders and
participants in the ESOP beginning about January   , 1999.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE CGX COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS PROSPECTUS/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS JANUARY   , 1999.

                               TABLE OF CONTENTS

                                         PAGE
                                        ------
SUMMARY..............................        3

RISK FACTORS.........................       10

THE AGS MEETING......................       12

THE MERGER...........................       15

BUSINESS OF THE COMPANIES............       35
SELECTED FINANCIAL DATA..............       39
CGX UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION..............       41
PRICE RANGE OF COMMON STOCK..........       42
CGX MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..............       43
AGS MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..............       51
DESCRIPTION OF CGX SECURITIES........       56
MANAGEMENT OF CGX....................       58
OWNERSHIP OF CGX SECURITIES..........       60
EXECUTIVE COMPENSATION...............       61
COMPARATIVE RIGHTS OF SHAREHOLDERS...       63
LEGAL MATTERS........................       67
EXPERTS..............................       67
AVAILABLE INFORMATION................       67
INDEX TO FINANCIAL STATEMENTS........      F-1

APPENDIX A--AGREEMENT AND PLAN OF
  REORGANIZATION (AS AMENDED)........      A-1

APPENDIX B--MARYLAND STATUTE--RIGHTS
OF OBJECTING STOCKHOLDERS............      B-1

APPENDIX C--CGX 401(K) PLAN
  INVESTMENT FUND ALTERNATIVES.......      C-1

                                    SUMMARY

     SOME OF THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IS SUMMARIZED BELOW. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE TRANSACTION AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE PROSPECTUS/PROXY STATEMENT AND ITS APPENDICES CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO. SEE "AVAILABLE INFORMATION" ON PAGE 67. THIS PROSPECTUS/PROXY STATEMENT REFERS TO CONSOLIDATED GRAPHICS, TOGETHER WITH ITS SUBSIDIARIES, AS CGX. IT ALSO REFERS TO AUTOMATED GRAPHIC SYSTEMS, INC. AND ITS SUBSIDIARIES AS AGS AND THE AGS EMPLOYEE STOCK OWNERSHIP PLAN AS THE ESOP.

CGX

     CGX, headquartered in Houston, Texas, is one of the fastest growing commercial printing companies in the United States, a leading printing industry consolidator and one of the largest sheetfed commercial printers in the United States. CGX follows a strategy of generating growth in sales and profits through an aggressive acquisition program coupled with internal growth and operational improvements at its existing businesses. CGX provides its acquired businesses with cost savings through master purchasing arrangements, access to technology and capital, strategic counsel and a commitment to training through a unique, comprehensive management development program.

     The principal executive offices of CGX are located at 5858 Westheimer, Suite 200, Houston, Texas 77057 and the telephone number of CGX at such location is (713) 787-0977.

AGS

     AGS was founded in 1975 to provide computer typesetting services to the Washington, D.C. Metropolitan Area. It currently serves customers in the states of Maryland, North Carolina, Virginia, Pennsylvania, Ohio and Illinois, as well as the New York Tri-State Region and Washington, D.C. Although AGS provides traditional commercial printing services, book and directory printing is its primary business. AGS' current operations encompass a complete range of printing and communication services including design, typesetting, desktop publishing, database management, CD-ROM production, World Wide Web publishing, diskette replication, technical support, conventional and electronic pre-press, on-demand printing, quick copying, binding, mailing, storage and fulfillment.

     The principal executive offices of AGS are located at 4590 Graphics Drive, White Plains, Maryland 20695. The telephone number of such offices is (301) 843-1800. AGS maintains its principal printing facility in White Plains, Maryland. It also operates a service bureau and copy center in Washington, D.C. and a printing facility in Macedonia, Ohio.

THE MERGER

  CONSIDERATION

     CGX will pay a total of $32,000,000 in merger consideration. This amount consists of (1) $16,000,000 of cash and (2) shares of CGX common stock having an aggregate market value of an additional $16,000,000.

     At the closing of the merger, CGX will pay the following consideration for each outstanding share of AGS common stock:

       o Cash consideration of approximately $1,008, subject to adjustment depending on AGS' actual merger expenses;

       o Shares of CGX common stock having a market value of approximately $1,367. The number of CGX shares to be issued for each AGS share will be determined using the average of the closing prices for CGX common stock during a specified three-day period before the merger.

           Assuming an average closing price of $64.9375, which was the closing price on December 30, 1998, CGX would issue 246,391 shares of its common stock in total, or approximately 21 CGX shares for each AGS share. The actual number of CGX shares may be higher or lower, depending on actual closing prices. See "The Merger -- Consideration to be Paid in the Merger" on page 15.

       o Additional cash merger consideration of approximately $246 for each share of AGS stock outstanding, or $2,877,290 in total for all 11,705 outstanding shares of AGS common stock, which will, at the closing of the merger, be placed in escrow for 36 months to cover certain liabilities that might arise in connection with the merger. CGX will also escrow $222,710, representing $246 per share for each share underlying outstanding AGS stock options and stock appreciation rights, for a total escrowed amount of $3,100,000. Former ESOP participants, AGS stockholders and holders of AGS stock options and stock appreciation rights will receive their pro rata portion of any money that remains in escrow after 36 months and is not subject to a claim at that time.

     The remainder of the cash merger consideration will be used to buy out outstanding AGS stock options and stock appreciation rights and to pay AGS' merger expenses. AGS' merger expenses currently are estimated to be $300,000. If AGS' actual merger expenses are more than $300,000, the cash amount payable at the closing of the merger will be less than $1,008 per share. Similarly, if AGS' actual merger expenses are less than $300,000, the cash amount payable at closing will be more than $1,008 per share.

     EFFECT ON ESOP PARTICIPANTS

     If completed, the merger will have the following material effects on the ESOP and ESOP participants:

      o Each former AGS employee who is an ESOP participant will become 100% vested in his or her account balance.

      o The account of each ESOP participant will be credited with cash and shares of CGX common stock based on the number of AGS shares allocated to the participant as of October 31, 1998.

      o ESOP participants will be permitted to direct the investment of their account balances among investment alternatives on the same basis as those available under the CGX 401(k) plan.

     After the merger, CGX will terminate the ESOP. The ESOP trust will be merged into the trust for the CGX 401(k) plan as soon as practicable after a determination from the Internal Revenue Service that the ESOP will be qualified upon its termination. In addition, as soon as practicable after the merger, the AGS 401(k) plan and its associated trust will be merged into the CGX 401(k) plan and its associated trust. In connection with this termination and the mergers of the plans and trusts, the account balances of all participants in the ESOP and the AGS 401(k) plan will be transferred to the CGX 401((k) plan. Therefore, ultimately each participant in the ESOP and/or the AGS 401(k) plan will have a vested balance in the CGX 401(k) plan equal to his or her transferred balance(s) from the ESOP and/or AGS 401(k) plan.

     TAX CONSIDERATIONS

     Based on an opinion of Winstead Sechrest & Minick P.C., counsel for CGX, CGX and AGS have concluded that the merger will qualify as a reorganization for federal income tax purposes. Thus, recipients of consideration in the merger who are subject to paying federal income taxes will recognize gain realized as a result of the merger only to the extent of the cash merger consideration received. Neither CGX nor AGS is obtaining a ruling from the Internal Revenue Service as to the tax consequences of the merger, and neither can assure you that such conclusion would be accepted by the Internal Revenue Service. CGX has received an opinion from its counsel as to the material federal income tax consequences of the merger. In general, a retirement plan qualified under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, including an employee stock ownership plan, is not subject to paying income taxes and a participant in such plan will generally not incur any federal income tax liability solely as a result of a transaction such as the merger. See "The Merger -- Material Federal Income Tax Consequences of the Merger" on page 32.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISERS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

     RIGHTS OF DISSENT AND APPRAISAL.

     Under Maryland law, a stockholder who dissents from a merger generally has dissenter's rights. Dissenters' rights permit the stockholder to receive the "fair value" of his or her shares, as determined by a Maryland court, in place of the merger consideration. If you are an ESOP participant, you will not have dissenters' rights because you are not the record holder of AGS stock. Under limited circumstances, however, the ESOP trustees may exercise dissenters' rights with respect to the shares held by the ESOP. All of the individual holders of AGS stock have agreed, and have granted CGX an irrevocable proxy, to vote in favor of the merger proposal. Therefore, no individual holder will have dissenters' rights from the merger. See "The Merger -- Rights of Dissent and Appraisal" at page 29.

     RECOMMENDATION OF THE AGS BOARD

     The Board of Directors of AGS has determined that the merger agreement and the merger are advisable and in the best interests of AGS and the AGS stockholders and has directed that they be submitted to a vote of the stockholders. In taking such actions, the AGS Board considered, among other things, the information received from CGX and other potential acquisition partners, as well as the following material factors, which the AGS Board of Directors concluded, taken together, weighed in favor of the proposed merger with CGX:

            o that there is no public market for AGS stock and that, as a consequence, AGS stockholders, including the ESOP, cannot readily sell their shares, but that the proposed merger would result in the receipt by stockholders, including the ESOP, of a combination of cash and readily marketable CGX stock;

            o that the ESOP currently is invested 100% in AGS stock, but that the ESOP participants would, after the merger, be able to direct investment of their account balances among a number of investment options and thereby diversify their ESOP investments;

            o that the value of the stock portion of the consideration in the proposed merger is fixed at $16,000,000, with the actual number of CGX shares to be determined by reference to the market price of such shares before the merger and that, therefore, AGS stockholders are assured of receiving consideration "worth" $16,000,000 at the time of the merger;

            o that after the merger and as a wholly owned subsidiary of CGX, AGS is likely to enjoy improved access to capital resources and technology;

            o that after the merger and as a wholly owned subsidiary of CGX, AGS is likely to benefit from economies of scale; and

            o that current market conditions are more favorable for a sale of AGS than has been the case historically.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of AGS have interests in the merger that may be different from and in addition to yours as an ESOP participant and/or stockholder. These additional interests consist of the following:

                                          CASH PAYMENT FOR
                                        ---------------------
                                         STOCK
NAME AND POSITION                       OPTIONS       SARS
-------------------------------------   --------   ----------
Kevin Cassis.........................   $  --      $  214,099
     General Manager and Director
Kenneth Lemmert......................     60,504      214,099
     Secretary and Director
Christopher Carpenter................     92,584      214,099
     Vice President and Director


     The cash amounts in the table above do not reflect any reduction for each named individual's share of the $21,304 of AGS' estimated merger expenses that is allocable to stock options and stock appreciation rights. In addition, such amounts do not reflect any reduction for each individual's share of the $222,710 of cash merger consideration subject to escrow that is allocable to stock options and stock appreciation rights. See "The Merger -- Consideration to be Paid in the Merger" on page 15 and "-- Interests of Certain Persons in the Merger" on page 26.

     Each of the individuals named above, as well as John F. Green, the Chairman, President and Chief Executive Officer of AGS, will receive merger consideration, based upon the number of shares of AGS stock owned by him or allocated to his ESOP account, on the same basis as other ESOP participants and AGS stockholders. See "The Merger -- Consideration to be Paid in the Merger," "-- Interests of Certain Persons in the Merger" and "Business of the Companies -- Business of AGS -- Ownership of AGS Common Stock" at pages 15, 26 and 38.

     In addition, in order to develop and maintain a strong management team and provide incentives for members of AGS management after the merger, Messrs. Cassis, Lemmert, Carpenter and Green, together with certain other key managers of AGS, will be entitled to receive options to purchase shares of CGX common stock. The aggregate number of shares subject to these options will be determined by dividing $2,000,000 by the closing price of CGX stock on the day before the merger and the options will be exercisable at that closing price. The allocation of these options must be approved by John F. Green and Joe R. Davis, the Chairman of CGX. As of the date of this prospectus/proxy statement, Messrs. Green and Davis have not determined the allocation of these options.

     The lease on AGS' White Plains facility has been amended to provide for five five-year renewal options at the election of CGX upon expiration of its current term. John F. Green is a partner in the general partnership that owns this facility. In addition, the managements of AGS and of CGX anticipate that all of the individuals named above will continue to be employed by CGX after the merger at the same compensation as each currently is receiving. However, CGX is under no contractual obligation to continue any such employment at all or at any particular compensation level.

     The AGS Board recognized these differing interests and took them into account in considering the merger.

     REGULATORY MATTERS

     CGX and AGS are prohibited by U.S. antitrust laws from completing the merger until after they have furnished certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Each filed the required forms and requested early termination of the waiting period. On September 22, 1998, the Federal Trade Commission granted early termination of the waiting period. The Department of Justice and the

Federal Trade Commission continue, however, to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

THE AGS MEETING

     DATE, TIME AND PLACE OF THE MEETING

     AGS will hold a special meeting of stockholders (which may be adjourned, postponed or rescheduled) as follows:

DAY AND DATE:           , February   , 1999
TIME:          9:00 a.m. Baltimore, Maryland time
PLACE:         The law offices of Venable, Baetjer
               and Howard, LLP
               1800 Mercantile Bank and Trust
               Building
               2 Hopkins Plaza
               Baltimore, Maryland 21201.

     Only direct holders of AGS common stock as of the close of business on
January   , 1999 may attend and vote at the special meeting. If you are an ESOP participant, while you may not attend the meeting, you may direct the ESOP trustees how to vote the shares allocated to your account.

     PURPOSE OF THE MEETING

     At the special meeting, direct holders of AGS common stock, including the ESOP trustees, will vote on a proposal to:

     (1) adopt the agreement governing the merger, a copy of which is included as Appendix A to this prospectus/proxy statement and

     (2) approve the merger.

In addition, direct AGS stockholders will vote, if necessary, on a proposal to permit adjournment of the special meeting and postponement of a vote on the merger proposal if AGS does not have in hand enough votes, either from individual stockholders or from the ESOP trustees voting shares held by the ESOP, to approve the merger proposal.

     RECORD DATE

     If you are an ESOP participant, you will be entitled to instruct the ESOP trustees how to vote the shares of AGS stock allocated to your account as of October 31, 1998. If you hold shares of AGS stock directly, you will be entitled to vote the shares which you held as of the close of business (5:00 p.m. local time) on January __, 1999.

     QUORUM

     On January __, 1999, a total of 11,705 shares of AGS common stock were outstanding. Of these shares, 1,194, or 10.2% of the outstanding shares, were held directly by five individual stockholders and the remaining 10,511 shares, or 89.8% of the outstanding shares, were held by the ESOP. Holders of at least 5,853 shares, representing a majority of the AGS shares outstanding, must be present, either in person or by proxy, at the special meeting in order to take binding action on any matter. One or both of the ESOP trustees are expected to be present at the special meeting. Therefore, all of the shares held by the ESOP will be present and a quorum will be established.

     REQUIRED VOTE

     Each share of AGS common stock is entitled to one vote on each matter at the special meeting.

     At least 7,804 shares of AGS stock, or 66 2/3% of the 11,705 AGS shares outstanding, must be voted in favor of the merger proposal for it to pass. The five individual stockholders, who hold a total of 1,194 shares, or 10.2% of the outstanding AGS shares, have agreed, and have granted to CGX proxies to vote their shares in favor of the merger proposal. These proxies may not be withdrawn. Therefore, in order for the merger proposal to be approved, ESOP participants must direct the ESOP trustees to vote at least 6,610 shares of AGS stock, or 56% of the total AGS shares outstanding and 63% of all of the shares held by the ESOP, in favor of the merger proposal.

     At least a majority of the votes cast must be in favor of a proposal to adjourn the special meeting for it to pass. The five individual stockholders have indicated that they will vote all of their 1,194 shares in favor of any adjournment proposal.

     VOTING PROCEDURES

     If you are an ESOP participant, the ESOP trustees will vote AGS shares allocated to your account as you direct. If you do not direct the ESOP trustees how to vote the shares allocated to your account, they will vote in the manner that they believe complies with their duties as trustees. Due to the nature of their fiduciary duties, the ESOP trustees must base their voting decision on all available information. Because information relating to the merger or other transactions may continue to become available until the time of the special meeting, the ESOP trustees have indicated that they cannot determine how they will vote shares for which they receive no voting instructions until the special meeting is convened. Due to the nature of the voting process, ESOP participants may not attend the special meeting and vote in person. Therefore, if you are an ESOP participant, you may vote only through direction to the ESOP trustees.

     If you are one of the five individual holders of AGS common stock, by signing the merger agreement you agreed, and granted to CGX an irrevocable proxy, to vote your shares in favor of the merger proposal. Therefore, if you do not vote in favor of the merger proposal in person or by proxy, CGX will do so.

     THE AGS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND ADOPTED THE MERGER AGREEMENT. THE AGS BOARD ALSO HAS UNANIMOUSLY RECOMMENDED THAT THE AGS STOCKHOLDERS VOTE IN FAVOR OF THE MERGER PROPOSAL.

COMPARATIVE SHARE DATA

     The following table sets forth cash dividends declared, earnings from continuing operations, and book value per common share on an historical basis for CGX and AGS, on a pro forma combined basis for CGX, and on an equivalent pro forma combined basis for AGS. The equivalent pro forma combined data per share of AGS common stock give effect to the purchase of 5,656 shares of AGS stock for cash and the exchange of 40,732 shares of CGX common stock, estimated based on the closing price of CGX common stock on December 30, 1998, for each of 6,049 shares of AGS common stock. The information set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of CGX and AGS included elsewhere in this prospectus/proxy statement.

                                            SIX MONTHS ENDED       YEAR ENDED
                                           SEPTEMBER 30, 1998    MARCH 31, 1998
                                           ------------------    --------------
CGX -- Historical:
     Cash dividends declared............       $ --                 $--
     Basic earnings from continuing
       operations.......................             1.06               1.46
     Diluted earnings from continuing
       operations.......................             1.03               1.40
AGS -- Historical:
     Cash dividends declared............       $ --                 $--
     Basic and diluted earnings from
     continuing operations..............            84.48             134.93
Pro Forma Combined:
     Cash dividends declared............       $ --                 $--
     Basic earnings from continuing
     operations.........................             1.10               1.52
     Diluted earnings from continuing
       operations.......................             1.07               1.46
Equivalent Pro Forma Combined Per AGS
Common Share:
     Cash dividends declared............       $ --                 $--
     Basic earnings from continuing
     operations.........................            44.81              61.91
     Diluted earnings from continuing
       operations.......................            43.58              59.47
Book Value:
     CGX -- Historical..................       $    11.79
     AGS -- Historical..................         1,082.87
     Pro Forma Combined.................            12.71
     Equivalent Pro Forma Combined Per
       AGS Common Share.................           516.48


     If you include the net cash consideration totalling approximately $14,682,000, the equivalent pro forma combined book value and cash consideration per AGS common share is $1,638.15.

CGX DIVIDEND POLICY

     CGX currently intends to retain all future earnings to finance the continuing development of its business and does not anticipate paying cash dividends on CGX common stock in the foreseeable future. Any future payment of cash dividends will depend upon the financial condition, loan covenants, capital requirements and earnings of CGX, as well as other factors the Board of Directors of CGX may deem relevant.

MARKET PRICE INFORMATION

     There is no public trading market for AGS common stock.

     For market price information with respect to CGX common stock see "Price Range of CGX Common Stock" on page 42.

                                  RISK FACTORS

     BEFORE YOU VOTE ON THE MERGER PROPOSAL, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS OF OWNERSHIP OF CGX STOCK, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISKS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS/PROXY STATEMENT BEFORE YOU DECIDE HOW TO VOTE.

     SOME OF THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT,"
"ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE
STATEMENTS DISCUSS FUTURE EXPECTATIONS, MAKE VARIOUS ASSUMPTIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING
STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS/PROXY STATEMENT. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS/PROXY STATEMENT COULD CAUSE CGX'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

CGX MAY EXPERIENCE DIFFICULTIES IN IMPLEMENTING ITS ACQUISITION STRATEGY.

     A key component of CGX's growth strategy is accomplished by acquiring printing companies located throughout the United States. While there are many such companies, CGX may not always be able to identify and acquire printing companies meeting its acquisition criteria on terms acceptable to CGX. Additionally, various competitors have developed growth strategies similar to that of CGX and thus the competition for acquisition candidates is constantly increasing within the printing industry. Moreover, financing to complete significant acquisitions may not always be available on satisfactory terms. Further, the acquisition strategy of CGX, of which the merger is a part, presents a number of special risks to CGX that it would not otherwise experience, including possible adverse effects on the earnings of CGX, diversion of management's attention from the core business of CGX due to special attention to the businesses acquired, failure to retain key acquired personnel and risks associated with unanticipated events or liabilities arising after the merger and other acquisitions concluded at or near the same time, some or all of which could have a material adverse effect on the business, financial condition and results of operations of CGX.

CGX MAY EXPERIENCE DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES.

     Even if CGX is able to continue to identify and acquire suitable businesses in furtherance of its acquisition strategy, CGX may at some point in the future experience difficulty in profitably managing all of the acquired businesses or successfully integrating the acquired businesses as a whole without substantial costs, delays or other operational or financial problems that CGX has not previously experienced. An acquisition may also initially have an adverse effect upon the operating results of CGX while the acquired business is adopting the management practices of CGX. Finally, although CGX has so far been generally successful in integrating its acquisitions, CGX may not in all circumstances be able to establish, maintain or increase profitability of an acquired entity.

CGX DEPENDS UPON CONTINUED AVAILABILITY OF KEY PERSONNEL.

     CGX believes that its continued success will depend to a significant extent upon its senior management, particularly Joe R. Davis, the founder, Chairman of the Board, President and Chief Executive Officer of CGX. If for any reason, Mr. Davis were unable to continue with his duties as President and Chief Executive Officer, the continued success of CGX would likely depend upon its ability to quickly identify and promote or hire a qualified individual with the same or substantially similar visionary outlook, philosophies, experience and standing within the printing industry to replace Mr. Davis. Furthermore, because Mr. Davis places substantial emphasis on identifying and retaining senior management who he believes will adopt his philosophy about the manner in which the core business of CGX should be operated, if existing management becomes unavailable, the inability to quickly identify and hire or promote individuals into senior management positions could also have a significant adverse effect on the success of CGX. Accordingly, the loss of the services of Mr. Davis or such other key personnel in senior management could have a direct material adverse effect on the business and prospects of CGX in the future.

TWO PARTIES OWN OR CONTROL A SUBSTANTIAL AMOUNT OF CGX STOCK AND MAY THEREFORE INFLUENCE THE AFFAIRS OF CGX.

     Based upon the latest information available to CGX, Joe R. Davis beneficially owns approximately 10.2% and Jeffrey N. Vinik, et al. ("Vinik") beneficially own approximately 9.3%, of the outstanding CGX common stock. As a result, although Mr. Davis and Vinik have never acted together in the past, if they acted together, they would have the ability to substantially influence the election of persons to the Board of Directors of CGX and the outcome of other matters requiring shareholder approval.

CGX WILL NOT DECLARE DIVIDENDS FOR THE FORESEEABLE FUTURE.

     CGX currently intends to retain all future earnings to finance the continuing development of its business and does not anticipate paying cash dividends on its common stock in the foreseeable future.

THE FAILURE OF CGX OR ITS KEY SUPPLIERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT THE BUSINESS OF CGX.

     CGX has undertaken a Year 2000 compliance program to ensure that it will be Year 2000 compliant by December 31, 1999. While CGX believes substantially all of the equipment utilized in its printing operations will not be affected by the Year 2000 issue, certain of its management information systems and associated computer equipment are not currently Year 2000 compliant. While CGX is scheduling and installing upgrades to its hardware and software where necessary to address this issue and anticipates that substantially all such systems will be made Year 2000 compliant, there can be no assurance that this will be accomplished on a timely basis. CGX has communicated with certain third parties and is communicating with others to assess potential Year 2000 problems. The ability of third parties with which CGX transacts business to address their Year 2000 issues is, however, outside CGX's control. Although Year 2000 problems with any one customer or supplier should not have a material adverse effect on CGX, the disruption of a significant number of businesses could materially and adversely affect the operations of CGX. See "CGX Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" on page 49.

                                THE AGS MEETING

DATE, TIME AND PLACE OF THE MEETING

     AGS will hold a special meeting of stockholders (which may be adjourned, postponed or rescheduled) as follows:

DAY AND DATE:              , February   , 1999
TIME:         9:00 a.m. Baltimore, Maryland time
PLACE:        The law offices of Venable, Baetjer and
              Howard, LLP
              1800 Mercantile Bank and Trust Building
              2 Hopkins Plaza
              Baltimore, Maryland 21201.


     Only direct holders of AGS common stock as of the close of business on
January   , 1999 may attend and vote at the special meeting. If you are an ESOP participant, while you may not attend the meeting, you may direct the ESOP trustees how to vote the shares allocated to your account.

PURPOSE OF THE MEETING

     At the special meeting, direct holders of AGS common stock, including the ESOP trustees, will vote on the merger proposal, which is a proposal to (1) adopt the merger agreement and (2) approve the merger. In addition, direct AGS stockholders will vote, if necessary, on a proposal to permit adjournment of the special meeting and postponement of a vote on the merger proposal if AGS does not have in hand enough votes to approve the merger proposal.

RECORD DATE

     If you are an ESOP participant, you will be entitled to instruct the ESOP trustees how to vote the shares of AGS stock allocated to your account as of October 31, 1998. If you hold shares of AGS stock directly, you will be entitled to vote those shares which you held as of the close of business (5:00 p.m. local
time) on January   , 1999.

VOTING PROCEDURES

     How you vote depends on whether you are an ESOP participant or a direct stockholder. The following are the procedures that you should follow.

       PLEASE READ THIS SECTION AND THE FOLLOWING VOTING PROCEDURES CAREFULLY.

     ESOP PARTICIPANTS

     If you are an ESOP participant, you have received a blue voting instruction, indicating the number of AGS shares allocated to your account as of October 31, 1998, and a blue return envelope. Because the terms of the ESOP provide for so-called "pass-through" voting, you are permitted to instruct the ESOP trustees how to vote the AGS shares allocated to your account. If the ESOP trustees receive a properly completed voting instruction covering shares allocated to your account before the day of the special meeting, they will vote those shares as you direct. If the ESOP trustees do not receive a voting instruction covering your shares, they will vote those shares in the manner that they believe complies with their duties as trustees. Due to the nature of their fiduciary duties, the ESOP trustees must base their voting decision on all available information. Because information relating to the merger or other transactions may continue to become available until the time of the special meeting, the ESOP trustees have indicated that they cannot determine how they will vote shares for which they receive no voting instructions until the special meeting is convened. Due to the nature of the voting process, ESOP participants may not attend the special meeting and vote in person. Therefore, if you are an ESOP participant, you may vote only through direction to the ESOP trustees.

     To instruct the ESOP trustees how to vote the AGS shares allocated to your account, you should complete, sign and date the enclosed blue voting instruction. Then you should return the voting instruction in the blue return envelope to the ESOP trustees at the address indicated below so that they receive it no later than the day before the special meeting:

        Automated Graphic Systems, Inc. ESOP
        c/o Edward Pittman, Trustee
        4590 Graphics Drive
        White Plains, MD 20695

     If you return your voting instruction and later decide to change your instruction, you may do so by completing, dating and signing a later dated voting instruction and returning it so that the ESOP trustees receive it at the above address no later than the day before the special meeting. Mr. Pittman has been instructed to treat voting instructions confidentially and not to disclose individual voting instructions to any other person.

     DIRECT STOCKHOLDERS

     If you are one of the five individuals who holds AGS common stock directly you have received a green proxy card and return envelope. You may vote at the special meeting either in person or by proxy. The designated proxy holders will vote shares covered by a properly executed proxy received prior to the special meeting as directed in the proxy. If a proxy is executed and returned without instructions, it will be voted IN FAVOR of the merger proposal, and, if necessary, IN FAVOR of the proposal to adjourn the special meeting. Proxies will be voted in the discretion of the designated proxy holders if any other business properly comes before the special meeting.

     If you wish to vote by proxy, you should complete, sign and date the enclosed green proxy card. You should then return the proxy card in the green return envelope to the Secretary of AGS at the address indicated below, so he receives it before the special meeting:

        Kenneth Lemmert
        Secretary
        Automated Graphic Systems, Inc.
        4590 Graphics Drive
        White Plains, Maryland 20695

     If you return your proxy and you later change your mind, you may revoke the proxy at any time before a vote is taken at the special meeting by:

                    informing the Secretary of AGS in
                    writing that you are revoking the
                    proxy;
                    completing, executing and delivering
                    a proxy card bearing a later date; OR
                    voting in person at the special
                    meeting.

     BY SIGNING THE MERGER AGREEMENT, YOU AGREED, AND GRANTED TO CGX A PROXY, TO VOTE YOUR SHARES IN FAVOR OF THE MERGER PROPOSAL. THIS PROXY MAY NOT BE WITHDRAWN. THEREFORE, IF YOU DO NOT VOTE IN FAVOR OF THE MERGER PROPOSAL IN PERSON OR BY PROXY, CGX WILL DO SO.

SOLICITATION OF VOTING INSTRUCTIONS AND PROXIES

     AGS initially will bear the costs of soliciting voting instructions and proxies. AGS' costs will be reimbursed from the $16,000,000 of aggregate cash merger consideration payable by CGX. Therefore, the cash amount payable to AGS stockholders in the merger will be reduced by the amount of such costs. Solicitation will be by mail.

QUORUM

     On January __, 1999, a total of 11,705 shares of AGS common stock were outstanding. Of these shares, 1,194, or 10.2% of the outstanding shares, were held directly by five individual stockholders and the remaining 10,511 shares, or 89.8% of the outstanding shares, were held by the ESOP. Holders of at least a majority of the outstanding AGS shares, or at least 5,853 shares, must be present, either in person or by proxy, at the special meeting in order to take binding action on any matter. One or both of the ESOP trustees are expected to be present at the special meeting. Therefore, all of the shares held by the ESOP will be present and a quorum will be established.

REQUIRED VOTE

     Each share of AGS common stock is entitled to one vote on each matter considered at the special meeting.

     At least 7,804 shares of AGS stock, or 66 2/3% of the 11,705 AGS shares outstanding, must be voted in favor of the merger proposal for it to pass. The five individual stockholders, who hold a total of 1,194 shares, or 10.20% of the outstanding AGS shares, have agreed, and have granted to CGX proxies to vote their shares in favor of the merger proposal. These proxies may not be withdrawn. Therefore, in order for the merger proposal to be approved, ESOP participants must direct the ESOP trustees to vote at least 6,610 shares of AGS stock, or 56% of the total AGS shares outstanding and 63% of all of the shares held by the ESOP, in favor of the merger proposal.

     At least a majority of the votes cast must be in favor of a proposal to adjourn the special meeting for it to pass. The five individual stockholders have indicated that they will vote all of their 1,194 shares in favor of any adjournment proposal.

RECOMMENDATION OF THE AGS BOARD OF DIRECTORS

     The AGS Board of Directors has determined that the merger agreement and the merger are advisable and in the best interests of AGS and the AGS stockholders. The AGS Board has unanimously adopted the merger agreement, approved the merger and directed that the merger proposal be submitted to a vote of the stockholders. The AGS Board also has unanimously recommended that the stockholders vote IN FAVOR of the merger proposal. The AGS Board also has determined that the proposal to adjourn the special meeting is advisable and in the best interests of AGS and the AGS stockholders and has unanimously recommended that the stockholders vote IN FAVOR of the adjournment proposal, if any.

      THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE. THEREFORE, WHETHER YOU ARE AN ESOP PARTICIPANT OR A DIRECT STOCKHOLDER, YOU SHOULD READ AND CAREFULLY CONSIDER THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND COMPLETE, SIGN AND PROMPTLY RETURN YOUR VOTING INSTRUCTION OR PROXY, AS APPROPRIATE, IN THE ENVELOPE THAT WE HAVE PROVIDED FOR THAT PURPOSE.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A AND IS INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT BY REFERENCE. IT CONTAINS THE TERMS AND CONDITIONS OF THE MERGER. YOU SHOULD READ THE MERGER AGREEMENT FOR THE COMPLETE TERMS OF THE MERGER.

STRUCTURE OF THE MERGER

     On September 28, 1998, CGX and AGS, the individual AGS stockholders and the ESOP trustees entered into the merger agreement. Pursuant to the merger agreement, AGS will merge into a newly formed, wholly owned subsidiary of CGX.

CONSIDERATION TO BE PAID IN THE MERGER

     CGX will pay a total of $32,000,000 in cash and shares of its common stock in the merger. This consideration will be paid as follows:

     CASH

     CGX will pay a total of $16,000,000 in cash. The amount to be received at the closing of the merger for each share of AGS stock will be determined as follows:

  o      START WITH:                                         $   1,367
  o      SUBTRACT:
         o  The per share portion of the $1,040,000 of cash
            merger consideration attributable to the buy out
            of stock options and stock appreciation rights:         89
         o  The per share portion of AGS' estimated merger
            expenses of $300,000 since June 30, 1998, of which
            $278,363 is allocable to AGS common stock:              24
         o  The per share portion of the $3,100,000 of cash
            merger considerations subject to escrow, of which
            $2,877,290 is allocable to AGS common stock:           246
                                                             ---------
  o   TO ARRIVE AT A NET CASH PAYMENT PER SHARE OF:          $   1,008
                                                             =========


     Because the table above relies on an estimate of AGS' merger expenses, the actual cash payment per share at the closing of the merger may be more or less than $1,008, depending on whether AGS' actual merger expenses are more or less than $300,000.

     AGS stockholders and ESOP participants will receive their share of the escrowed money that is not subject to a claim and remains in escrow 36 months after the merger. This amount may be more or less than $246 per share, depending on interest earnings on and claims satisfied from the escrowed funds and could be as little as $0.

     The following table illustrates the amount of cash per share that would be payable at the closing of the merger if AGS incurs total merger expenses in each of the amounts indicated. The cash payment figures do not include the $246 per share that is being escrowed.

   ASSUMED AGS        CASH PAYMENT
 MERGER EXPENSES      PER AGS SHARE
-----------------    ---------------
    $275,000             $1,010
    $300,000             $1,008
    $325,000             $1,006

     The assumed amounts of AGS merger expenses in the table above are solely for purposes of illustration. There can be no assurance that AGS' actual merger expenses will be equal to any of these figures or within the range reflected in this table.

     CGX COMMON STOCK

     CGX will issue shares of its common stock with an aggregate market value of $16,000,000, or approximately $1,367 for each share of AGS common stock. The per share amount is determined by dividing $16,000,000 by 11,705. The number of CGX shares to be issued will be determined by the average of the closing prices of CGX common stock during a specified three-day period before the merger. Assuming the average of the closing prices is $64.9375, which was the single day closing price on December 30, 1998, CGX would issue 246,391 shares of its common stock in total, or 21 shares for every AGS share. The number of CGX shares to be issued to each record holder will, in each case, be rounded up to the next whole number of shares.

     The number of CGX shares actually issued may be higher or lower, depending upon actual closing prices. The following table illustrates the number of shares of CGX common stock that would be issued for a share of AGS stock assuming various average closing prices:

                      NUMBER OF CGX
 ASSUMED AVERAGE         SHARES
  CLOSING PRICE       PER AGS SHARE
-----------------    ---------------
  $50 per share         28 shares
  $55 per share         25 shares
  $60 per share         23 shares
  $65 per share         21 shares
  $70 per share         20 shares

     The assumed average closing prices in the table above are solely for purposes of illustration. There can be no assurance that the average closing price of CGX common stock actually used in computing the number of shares of CGX common stock to be issued will be equal to any of these prices or within the price range reflected in this table.

     Under the merger agreement the number of CGX shares to be issued to each direct AGS stockholder, including the ESOP, will be calculated by:

       o multiplying the number of AGS shares held by $1,367, representing the aggregate cash value of the shares of CGX stock issuable for each share of AGS stock;

       o dividing the result by the average of the closing prices for a share of CGX stock for the relevant three-day period; and

       o  rounding up to the next whole number of shares.

The numbers of shares of CGX stock in the table were computed on the basis of a single share of AGS stock with the result rounded up to the next full share. Therefore, the aggregate number of CGX shares determined by multiplying the number of CGX shares determined on a single-share basis by the number of shares of AGS shares held will generally be higher because of such rounding than the actual number of CGX shares issuable to someone who owns more than one AGS share.

     The amount of cash and the number of shares of CGX stock allocated to each ESOP participant's account will be adjusted to account for rounding, but the aggregate value of cash and CGX stock on a per share basis will be equal to the merger consideration payable per AGS share under the merger agreement.

BACKGROUND OF THE MERGER

     AGS is a privately held corporation with six direct stockholders -- five individual stockholders and the ESOP. Of these, the largest is the ESOP, which owns 10,511 shares of AGS common stock or approximately 89.8% of the AGS shares outstanding. The ESOP trustees are John F. Green, AGS' Chairman, President and Chief Executive Officer, and Edward Pittman, a member of the AGS Board. Except for his position as a director, Mr. Pittman has no other relationship with AGS. As of October 31, 1998, the ESOP had approximately 275 participants, all of whom are employees or former employees of AGS. The remaining 1,194 shares of AGS common stock, representing 10.2% of the outstanding AGS shares, are held by the five individual stockholders, all of whom are employees of AGS, and four of whom also serve as directors and/or officers. See "Business of the Companies -- Business of AGS."

     Since its founding in 1975, AGS' growth has been financed primarily through reinvestment of funds generated by the business and, to a lesser extent, through bank financing. AGS' growth has been primarily internal, through expansion of its workforce, additions to its service offerings and establishment of additional facilities. In addition, AGS expanded into the Ohio market through the acquisition of certain of the assets of an independent printing company operating in that market.

     As AGS has grown, the printing industry has expanded and evolved. The advent of electronic media, including the internet, e-mail and other electronic services, and increased use of CD-ROM technology for advertising, directories, product catalogues, technical materials and other literature, have increased the demand for such materials and expanded the focus from print media to include electronic formats as well. In addition, printing technology has advanced significantly. Functions previously performed by trade typesetters -- keyboarding and formatting text -- are now increasingly performed by consumers of printing services, and enhanced digital technologies are eliminating the use of photographic film. The application of such advanced technologies ultimately results in cost savings both for printing concerns like AGS and for their customers. These technologies also are opening new markets by permitting affordable, very short production runs of high-quality, full-color printed products. Adoption of such technologies requires substantial investments in new equipment, software and related materials. Further, technologies are evolving so rapidly that the ongoing cost of maintaining the state-of-the-art technologies necessary to compete effectively is relatively high. Finally, many of the materials -- including papers, film, ink, chemicals and solvents -- used by the commercial printing industry have implications for the environment. Federal, state and local environmental regulations have raised compliance costs as printing concerns address issues of recycling, waste disposal, water purification and air filtration in connection with the use and disposal of both toxic and nontoxic materials.

     As has been the case in a number of industries, the printing industry recently has experienced significant consolidation, and several companies recently have been actively engaged in acquiring printing concerns. In the Spring of 1998, John F. Green, Chairman and Chief Executive Officer of AGS, received inquiries from several such companies expressing interest in a possible acquisition of AGS. Mr. Green believed that these companies were expressing genuine interest in pursuing a business combination with AGS. Consequently, he solicited proposals from each of them. Although the AGS Board had not, at that time, acted to solicit such offers, Mr. Green believed that, in the circumstances, it was consistent with his duties to test what others might pay for AGS.

     On May 18, 1998, Mr. Green met with representatives of CGX. During that meeting, the CGX representatives toured the main AGS plant in White Plains, Maryland, asked questions about AGS, its business and operations, and received answers to those questions. The representatives from CGX were aware that other companies had indicated a preliminary interest in acquiring AGS. Subject to that understanding, to approval by the AGS Board, and to AGS' continuing right to seek other acquisition partners, Mr. Green conducted negotiations with the aim of arriving at the terms of an acquisition of AGS by CGX. Toward the end of the May 18 meeting, CGX made an oral offer to acquire AGS for aggregate consideration of $32 million, consisting of 50% in cash and 50% in shares of CGX common stock. CGX and AGS negotiated the financial and other terms of CGX's proposal prior to CGX submitting to AGS a letter of intent.

     At a meeting on May 22, 1998, Mr. Green informed the AGS Board, which consists of four directors who are employees of AGS and three non-employee directors, that he had received CGX's oral offer. In addition, Mr. Green reported that he had received preliminary indications of interest in a business combination with AGS from three other printing concerns, all of which, like CGX, were substantially larger than AGS. The AGS Board discussed the status of AGS as an independent business, its future prospects alone or in combination with another, larger entity, and various procedural, financial and fiduciary aspects of a potential sale or other business combination. In evaluating the rationale for a possible sale, the AGS Board considered, among other things, (1) the likely range of financial terms and the universe of possible non-financial terms of a merger or other business combination; (2) the potential benefits of a business combination to AGS' stockholders, employees and customers, including the facts that the ESOP currently is invested exclusively in AGS stock and that a combination would be likely to result in beneficial diversification; (3) that a combination with a larger entity would facilitate access to capital for investment in technology and other improvements; and (4) that market conditions appeared to be favorable for a current sale of AGS. The AGS Board at this time did not consider the retention of senior AGS management after a business combination and retention of senior management was not a topic of negotiation with the various bidders or a condition of the CGX proposal. Based upon its discussion, by unanimous action the AGS Board directed Mr. Green to obtain as many indications of interest or offers from realistic candidates as possible, to pursue discussions that might lead to a sale of AGS and to begin the appropriate diligence and consultation with advisers that would be required in connection with an ultimate sale.

     After the May 22 AGS Board meeting, Mr. Green carried out the AGS Board's mandate. By the time the AGS Board met again on June 4, 1998, AGS had received indications of interest from a total of five potential acquirers (the four referred to by Mr. Green on May 22, plus one new entrant). In addition, a venture capital group that, in the interim, had evidenced some interest, had withdrawn from the bidding process. CGX had submitted a written offer on May 28, calling for $32 million of consideration consisting of 50% cash and 50% CGX common stock with the cash consideration subject to downward adjustment for outstanding stock appreciation rights and setting forth certain other proposed non-price terms. These terms included covenants not to compete, registration rights, the treatment of outstanding stock appreciation rights, stock options and the ESOP and a break-up fee if no transaction were consummated. Each of the other indications of interest contemplated all cash merger consideration, ranging from $26 million to $29 million, in certain instances subject to downward adjustment for the net excess of AGS' indebtedness over cash on hand and for stock appreciation rights. In addition, the $26 million bid contemplated additional consideration of up to $4 million as an "earn out" on unspecified terms.

     The AGS Board considered the relative merits of the bids, including the absolute dollar amount, form and timing of consideration, as well as non-price terms. The AGS Board also considered the relative merits of each of the bidders, including opportunities for cross-selling and other synergies, as well as the range and terms of employee benefit programs offered by each. The AGS Board directed Mr. Green, with the assistance of counsel, to continue negotiations with each bidder and, to the extent feasible, to continue to seek additional indications of interest.

     After reviewing the bidding, the AGS Board discussed the benefits of retaining a financial adviser to assist in evaluating the various offers and the very substantial effort and cost (substantially all of which would have been borne by the ESOP participants) involved in obtaining a fairness opinion. After discussion, the AGS Board voted unanimously to retain Regis Burke, a financial adviser who had been recommended by counsel.

     Mr. Burke has 28 years of experience in financial management consulting, including business valuations; budgeting, forecasting and strategic planning; segment acquisitions and divestitures; corporate oversight; negotiation of contracts and other business and financial issues; litigation and forensic support; and accounting and auditing. Since 1989, Mr. Burke has been the principal of Regis F. Burke, CPA -- Corporate Transaction Consulting Services, a concern which provides business consulting services to entrepreneurs, investors and managers of small to medium-sized businesses. Prior to 1989, Mr. Burke was associated with Touche Ross and Company (now Deloitte & Touche, LLP), where he served as partner in charge of the Baltimore, Maryland office in 1987 and 1988 and National Services Director -- Construction Industry, from 1985 to 1987. Mr. Burke is a certified public accountant and has received the accreditation in business valuation (ABV) designation from the American Institute of Certified Public Accountants. He also is recognized as a certified valuation analyst by the National Association of Valuation Analysts. Mr. Burke has no affiliation with AGS, CGX or any of the other bidders for AGS.

     AGS agreed to pay for the services of the financial adviser and his professional employees at the rate of $125 per hour, and to reimburse the financial adviser for his reasonable out-of-pocket expenses in connection with the engagement.

     In light of the fact that AGS had received a number of indications of interest from apparently serious and substantial bidders and of the high degree of comfort that the AGS Board therefore could derive from the competitive bidding process, the AGS Board determined that the role of the financial adviser should be to provide informal guidance and advice, but not to conduct all of the procedures necessary to render a fairness opinion. The AGS Board, however, left open the possibility of seeking a formal fairness opinion if the financial adviser's advice was inconsistent with the results of the competitive bidding process or if the AGS Board otherwise concluded that such a formal opinion was warranted.

     Except for its definition of his role, the AGS Board did not impose any limitations on the financial adviser as to the scope of his investigation or the procedures to be followed by him in connection with his engagement.

     The AGS Board met again on June 12 to discuss the then-current status of bidding and to consider future actions. Mr. Green reported that one bidder had withdrawn and that the financial terms of the other bids remained substantially unchanged, although there were some refinements in the offers. In particular, Mr. Green reported that he had engaged in extended negotiations with CGX regarding the necessity for and scope of covenants not to compete and the size and operation of any break-up fee.

     At the June 12 meeting, the AGS Board considered again the relative merits of each of the then-current bids and bidders. The AGS Board also reviewed the bidding process and confirmed that all parties had had access to the same body of information concerning AGS, that this information fully and accurately depicted its business, operations and financial condition and that all bidders had been treated fairly. The AGS Board also discussed its obligation to proceed in a manner that would result in the best transaction possible for the stockholders, but was concerned that the then-strongest bid not be lost due to that process. Based upon that discussion the AGS Board unanimously directed Mr. Green to endeavor to avoid loss of the then-strongest transaction (CGX) through protracted negotiations with other bidders or potential bidders. In this regard, Mr. Green reported the possible future entrance of a new bidder. In light of the circumstances, including the number of bona fide offers "on the table," the fact that this potential bidder had not directly indicated its interest and that it was a private concern as to which no financial or other information was publicly available, the AGS Board voted unanimously to table further discussion pending further events and the next meeting of the AGS Board.

     The AGS Board next met on June 16. At that meeting, counsel discussed with the AGS Board its so-called "Revlon duties" -- the legal duty imposed on the AGS Board to obtain the best possible price at such time, if any, as it makes a decision that AGS should be sold. With the assistance of counsel, the AGS Board also discussed certain aspects of a proposed sale, including exclusivity provisions and break-up fees in the event that a transaction was not ultimately consummated, as well as the mechanics of a transaction. Counsel to the ESOP then discussed with the AGS Board various issues relating to the ESOP in the context of a potential sale. These matters included the obligation of the AGS Board under federal law to view AGS stockholders, including the ESOP, primarily as investors, the options for dealing with the ESOP in the event of a business combination and the disclosure obligations of the AGS Board and the ESOP trustees.

     Following this discussion, Mr. Green reported that the economic terms of the CGX offer remained unchanged, that the economic terms of two of the three other offers had not changed substantially and that the last offer had been improved to $31 million in cash, less the excess of AGS' debt over cash on hand, estimated to be $2 million to $3 million, for a net of $28 million to $29 million. Based on the status and the course of the negotiations, and its view of the attractiveness of the various bidders and their bids, the AGS Board directed Mr. Green to end active discussions with the two bidders whose offers had not changed substantially, while leaving open the possibility of consideration of an improved offer from either of them, but to continue to negotiate with CGX and with the bidder whose offer had been improved.

     On June 25, 1998, the AGS Board met again to consider the then-current status of negotiations. By this time, two additional bidders had dropped out of the process and only CGX and one other bidder remained engaged in active negotiations with AGS. The AGS Board concluded, based upon the course of negotiations and statements of these remaining bidders, that the economic terms of their respective offers were unlikely to change in the course of further negotiations.

     AGS' financial adviser orally reported that he had conducted an informal valuation of AGS and its merger prospects. In that valuation, the financial adviser first considered AGS' historical financial statements for the fiscal years ended October 31, 1993 through October 31, 1997 and the six-month period and trailing twelve-month period ended April 30, 1998 and the independent appraisal dated March 4, 1998 performed for the ESOP for the year endeed October 31, 1997.

     In order to provide a basis for comparison, the financial adviser then selected a universe of nine public companies involved in the commercial printing industry -- Banta Corp.; NEI Webworld, Inc.; Bowne & Co., Inc.; CGX; Courier Corp.; Mail-Well, Inc.; Merrill Corporation; R. R. Donnelley & Sons Company; Unidigital, Inc.; and World Color Press, Inc. Of these, in addition to CGX, Mail-Well, Inc. and World Color Press, Inc. formerly had been or were then bidders for AGS. The financial adviser reviewed the most recent public financial information filed with the Securities and Exchange Commission by each of these nine companies, specifically focusing on the following items:

     (1) market capitalization (the product of the number of shares outstanding times the price per share);

     (2) working capital (the difference between current assets and current liabilities);

     (3)  current ratio (the ratio of current assets to current liabilities);

     (4) EBITDA (earnings before interest, taxes, depreciation and amortization);

     (5)  average EBITDA over the preceding five years;

     (6)  revenue over the preceding year;

     (7)  sales growth over the preceding five years; and

     (8)  the ratio of EBITDA to market capitalization.

In addition, the financial adviser reviewed publicly available material prepared by various analysts in order to determine the anticipated growth rate of each of the nine companies. Based on this review and analysis, the financial adviser concluded that four of the nine companies originally identified_-- Courier Corp., Mail-Well, Inc., Merrill Corporation and CGX -- were not comparable for a number of reasons, primarily because they had growth rates that were materially higher than AGS' historical and anticipated rate of growth.

     The financial adviser then evaluated the reported EBITDA of each of the remaining five companies to arrive at an EBITDA figure for each comparable to AGS' EBITDA. He then used this adjusted EBITDA figure to compute a ratio of adjusted EBITDA to each company's market value (based on market capitalization) and compared AGS' ratio of EBITDA to the proposed sales prices under each of the offers to the ratio for each of the five other companies. Based on the foregoing financial analyses and comparisons, the financial adviser concluded that the price offered by CGX for

AGS, as converted to an EBITDA multiple, either exceeded or was at the high end of the range of EBITDA multiples for the five public companies considered, after taking into account the fact that AGS is a private company and that the CGX offer involved the issuance of registered stock, so that the AGS stockholders would not experience any significant loss of liquidity through the receipt of partial stock consideration rather than all cash consideration.

     The financial adviser also identified and considered three relatively recent transactions involving the acquisition, by a publicly held printing concern, of a private printing company -- (1) the acquisition, by CGX, of Garner Publishing reported in a Report on Form 8-K dated July 11, 1996; (2) the acquisition, by Unidigital, of Kwick International Color, reported in a Report on Form 8-K on June 8, 1998; and (3) the acquisition, by Applied Graphics Technologies, Inc., of Devon Group, Inc., reported in a Report on Form 8-K on June 10, 1998. In particular, the financial adviser computed a ratio of adjusted EBITDA to market value for each of the acquired private companies and then compared this ratio to the comparable ratio for AGS. Again, based on this analysis, the financial adviser concluded that the CGX offer, as converted to an EBITDA multiple, either exceeded or was at the high end of the range of such multiples for the three transactions considered. In addition, the financial adviser reviewed the terms of a number of transactions involving the acquisition of one private printing company by another, comparing the ratio of adjusted EBITDA to market value or other transaction multiples, such as market capitalization to revenue, market capitalization to owner's discretionary cash flow, and market capitalization to net earnings, in each case to that multiple for AGS. The financial adviser concluded, based on this analysis, that the consideration to be paid in the CGX transaction, as converted to EBITDA and other transaction multiples, either exceeded or was at the high end of the range of consideration paid in each of these purely private transactions.

     Finally, the financial adviser reviewed the then-current terms of each of the pending bids for AGS and discussed with AGS management the then-current status of negotiations of each of the bids, as well as the prospects for any significant improvement in their respective terms. In addition, during the course of his valuation, the financial adviser was a party to discussions with representatives or members of senior management of AGS, CGX and the last competing bidder for the purpose of evaluating the effect of a proposed business combination on the combined entity. Based on his review of the offers, his discussions with AGS management and his other analyses, the financial adviser concluded that, overall, the CGX offer, as converted to EBIDTA and other transaction multiples, exceeded each of the other pending offers.

     The AGS Board did not request, and the financial adviser did not provide, written support for his conclusions. In addition, the AGS Board did not request that the financial adviser pass on the fairness of any of the competing bids. Therefore, the financial adviser did not do so and did not issue either an oral or a written fairness opinion regarding the proposed merger transaction with CGX, or any of the competing bids, including the next most favorable bid of $28 to $29 million, after adjustments.

     The preparation of analyses and rendering of advice of the type supplied by the financial adviser to the AGS Board is a complex, analytic process and is not susceptible to partial analysis or summary description. It also involves various determinations as to the most appropriate and relevant methods of analysis and the application of those methods in particular circumstances. Therefore, the financial adviser did not attribute any particular weight to any of the factors that he considered. Instead, he made an overall qualitative judgement about the significance of the various factors alone and in combination. In addition, in his work the financial adviser relied on then-current market, economic and other conditions and made a number of assumptions with respect to such conditions and other matters, which are beyond the control of AGS or any of the bidders. As described elsewhere in this prospectus/proxy statement, the AGS Board considered a number of factors including, but by no means limited to, the financial adviser's findings, in evaluating the proposed merger with CGX and the competing bids, and the financial adviser's input should not be viewed as the determinative factor in the AGS Board's evaluation.

     As of the date of this prospectus/proxy statement, the financial adviser has incurred fees and out-of-pocket expenses of approximately $8,500, of which AGS has paid approximately $7,600. The financial adviser's fees and expenses are included in the amount of AGS' merger expenses which will be deducted from cash merger consideration in determining the cash amount to be paid with respect to each share of AGS common stock at the closing of the merger. See
"-- Consideration to be Paid in the Merger."

     The AGS Board then reviewed the bidding and negotiation process and discussed whether to sell AGS at all. Following that discussion, the AGS Board agreed unanimously that AGS should be sold and that the process for such a sale should move forward. The AGS Board next considered whether it should accept the then-current offer from CGX. After a thorough discussion of the then-current terms of the CGX offer, the evolution of that offer and that further net improvements were not likely, the Board voted unanimously to accept the CGX offer. The AGS Board then directed Mr. Green, on behalf of AGS, to negotiate and enter into a letter of intent with CGX on substantially the terms reviewed and approved by the AGS Board.

     Between June 25 and June 29, 1998, negotiations continued among AGS, the ESOP trustees and CGX concerning the terms of a letter of intent. On June 29, AGS, the ESOP trustees, the individual stockholders and CGX entered into a letter of intent.

     Following execution of the letter of intent, the parties negotiated the terms of the merger agreement, which was finalized and executed on September 28, 1998. The merger agreement contains, in addition to financial terms, representations, warranties, indemnification provisions and related matters defining the nature and extent of the indemnities to be provided, and sets out in detail other customary terms and provisions of a merger transaction. The merger agreement also reflects the agreement of the parties as to the treatment of the ESOP and the AGS 401(k) plan, as described at "-- Effects of the Merger on ESOP Participants." A copy of the merger agreement is included as Appendix A to this prospectus/proxy statement.

RECOMMENDATION OF THE AGS BOARD; AGS REASONS FOR THE MERGER

     THE AGS BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF AGS AND THE AGS STOCKHOLDERS. THE AGS BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, APPROVED THE MERGER AND DIRECTED THAT THE MERGER PROPOSAL BE SUBMITTED TO A VOTE OF THE STOCKHOLDERS. THE AGS BOARD ALSO HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE MERGER PROPOSAL.

     In reaching its conclusion that the merger is advisable and in the best interests of AGS and its stockholders and, consequently, its decisions to approve the merger agreement and the merger, to submit the merger proposal to a vote of the AGS stockholders, and to recommend adoption of the merger proposal, the AGS Board considered the following material factors, which the AGS Board concluded, taken together, weighed in favor of the proposed merger with CGX:

      o The AGS Board's familiarity with, and review of, AGS' business, financial condition, results of operations and prospects, including its potential growth, development, productivity and profitability and associated business risks;

      o That there is no market for AGS common stock and that the ESOP currently is invested entirely in AGS common stock, but that the proposed merger would result in the receipt by stockholders, including the ESOP, of a combination of cash and readily marketable CGX stock;

      o That the proposed merger ultimately would permit ESOP participants to direct the investment of their account balances among a number of investment options and thereby diversify their ESOP investments;

      o That the value of the stock portion of the consideration in the proposed merger is fixed at $16,000,000, with the actual number of CGX shares to be determined by reference to the market price of such shares before the merger and that, therefore, AGS stockholders are assured of receiving share consideration "worth" $16,000,000 at the time of the merger. Assuming the issuance of a total of 246,391 shares of CGX stock in exchange for the AGS stock, based on a closing price of $64.9375 per share of CGX common stock on December 30, 1998, so long as the price per share of CGX stock is greater than $52.76, the aggregate of cash consideration received in the merger and on ultimate sale of CGX shares received in the merger would exceed the aggregate cash consideration of $29,000,000 under the bid of the next highest offer.

      o Potential limitations on the ability of AGS to continue to grow and expand on the basis of internally generated capital and the potential for enhanced access to capital as a consequence of the proposed merger;

      o The current and prospective competitive environment in which AGS operates, including increasing use of electronic media, advances in technology and the related capital costs and the highly competitive environment for commercial printing services;

      o Current market conditions favoring a sale of AGS and increasing consolidation in the printing industry generally;

      o Potential business and strategic advantages of a combination of AGS with a larger entity such as CGX;

      o Information concerning the business, financial condition, results of operations, asset quality and prospects of CGX, including the future growth prospects of CGX subsequent to the merger, the potential synergies expected from the proposed merger and the associated business risks, as well as comparable information about other potential acquisition partners obtained in the course of the bidding process, from which the AGS Board concluded that, from a business standpoint and apart from the amount of the merger consideration, CGX was at least as favorable a merger partner as any of the other bidders;

      o The conclusion of AGS' financial adviser that the CGX transaction was favorable to AGS;

      o The potential for appreciation in the value of CGX common stock following the proposed merger; and

      o The significant non-price terms of the proposed merger, including the non-financial terms and conditions of the merger agreement, which the AGS Board concluded were no less favorable than the similar terms under the competing proposals.

     In view of the variety of factors considered in connection with its evaluation of the merger, the AGS Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     The AGS Board also considered certain potentially negative effects of the merger, including loss of management autonomy and the inherent market risks to stockholders from holding stock in a publicly traded company. However, the AGS Board concluded that, in its business judgment, the potential benefits of the proposed merger outweighed its potential detriments.

CGX REASONS FOR THE MERGER

     In reaching its decision to approve the merger, the merger agreement and payment of the merger consideration, including the issuance of CGX common stock, the Executive Committee of the CGX Board consulted with management and considered various factors as discussed below. CGX management also consulted with its legal advisers. As part of its strategy for growth, CGX seeks to acquire profitable, well-established companies in attractive local markets, and a review of AGS led to a determination by CGX management, and ultimately the Executive Committee, that an acquisition of AGS would further that strategy. CGX management and the Executive Committee also believe that CGX will be able to add value to AGS by providing to it the financial and operational resources, management support and technological advantages available to CGX as a much larger organization. CGX anticipates that combining the service and responsiveness of AGS to its local markets with the resources available to CGX should contribute to greater profits for both companies.

     The Executive Committee also reviewed with management a number of other factors relevant to the merger, including among other things, the following:

      o information concerning the business, prospects, financial performance, financial condition and operations of AGS and its potential to contribute to the earnings of CGX;

      o     the compatibility of the managements of CGX and AGS;

      o     the terms of the merger agreement; and

      o reports from management on the results of its due diligence investigation of AGS.

     Because these factors are interrelated and were thus considered together for their anticipated beneficial impact on the combined operations over a period of time following the merger, the Executive Committee did not quantify or assign a relative weight to each factor independently. See the consolidated financial statements of CGX and notes thereto, the consolidated financial statements of AGS and notes thereto and the pro forma combined financial statements of CGX beginning on page F-1.

     THE EXECUTIVE COMMITTEE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER TO BE IN THE BEST INTERESTS OF CGX AND ITS SHAREHOLDERS.

     The Executive Committee also considered potentially negative factors, including certain of the risks set forth under "Risk Factors" above, the risk that combined revenues might not equal the anticipated separate revenues of CGX and AGS and the risk that other benefits that CGX sought by the merger would not be obtained. In the view of the Executive Committee, these considerations were not sufficient, either individually or collectively, to outweigh the potential advantages of the merger.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when the Articles of Merger are filed with and accepted for record by the Maryland Department of Assessments and Taxation. Unless CGX and AGS otherwise agree, the merger will be completed as soon as practicable following receipt of AGS stockholder and necessary regulatory approvals and satisfaction or waiver of the other conditions to the merger. See "-- Regulatory Matters" and "-- Other Conditions to the Merger."

REGULATORY MATTERS

     The obligations of AGS and CGX to consummate the merger are subject to the expiration or termination of the requisite waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under Hart-Scott-Rodino and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the United States Department of Justice and specific waiting period requirements have been satisfied. CGX and AGS each made the required initial filings under Hart-Scott-Rodino in August 1998 regarding the merger. Under Hart-Scott-Rodino, the required waiting periods are 30 days after the date of the filings, and 20 days after the receipt of any additional information requested by the Federal Trade Commission or the Department of Justice. CGX and AGS each requested early termination of the waiting period by the Federal Trade Commission. On September 22, 1998 the Federal Trade Commission granted early termination of the waiting period. As a practical matter, however, as discussed below, the Department of Justice or Federal Trade Commission has the right to seek to enjoin the merger at any time before its consummation.

     Before the consummation of the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable and in the public interest, including seeking to enjoin the consummation of the merger. Additionally, the

Department of Justice or the Federal Trade Commission could, in connection with its review under the Hart-Scott-Rodino or at any time following consummation of the merger, seek the divestiture of substantial assets of CGX or AGS. At any time before or after the consummation of the merger, and notwithstanding that the Hart-Scott-Rodino waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of AGS or businesses of CGX or AGS. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, CGX and AGS believe that the merger can be effected without the divestiture of assets or the imposition of any other material condition on CGX or AGS. There can be no assurance, however, that a challenge to the consummation of the merger on antitrust grounds will not be made or that if such a challenge were made, CGX and AGS would prevail.

OTHER CONDITIONS TO THE MERGER

     In addition to AGS stockholder and regulatory approval, the obligations of CGX and AGS to consummate the merger are subject to the satisfaction of certain conditions, including the following:

  o the representations and warranties of CGX, the individual AGS stockholders, the ESOP trustees, and AGS contained in the merger agreement being true and correct as of the closing of the merger, and the covenants of each of the parties to the merger agreement having been duly performed or waived;

  o the shares of CGX common stock to be issued pursuant to the merger agreement having been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  o the receipt by the parties of customary legal opinions, certificates, covenants, consents, approvals and reports from the other parties and from third parties, as applicable;

  o the absence of any event or circumstance from the date of the merger agreement to the date of closing of the merger constituting a loss that would result in a material adverse change in the business of AGS;

  o  cancellation of all AGS stock appreciation rights and options;

  o the absence of any pending or threatened legal action seeking to restrain, prevent or change the transactions contemplated in the merger agreement;

  o appropriate corporate authorization by CGX and AGS to execute, deliver and perform the obligations under the merger agreement and to consummate the merger;

  o receipt by CGX of noncompetition agreements from certain stockholders of AGS; and

  o  receipt by CGX of a legal opinion regarding the ESOP.

     No assurance can be given as to when all of the conditions to the merger can or will be satisfied or waived by the party required or permitted to do so, but CGX and AGS anticipate that such conditions will be satisfied before or as soon as practicable following the AGS special meeting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the AGS Board with respect to the merger proposal, ESOP participants and AGS stockholders should be aware that in the past, in order to ensure continuity of management, certain directors and executive officers of AGS received compensation in the form of stock options and/or stock appreciation rights and, accordingly, have interests in the merger that may be different from and in addition to the interests of AGS stockholders generally. The AGS Board was aware of these interests when it considered and approved the merger proposal. The following table shows the consideration to be received by each of the named individuals based on stock ownership and/or ESOP participation, as well as such additional consideration:

                                                                 CONSIDERATION BASED ON
                                       --------------------------------------------------------------------------
                                         STOCK HELD DIRECTLY       STOCK HELD VIA ESOP
                                       -----------------------   -----------------------     STOCK
                                                     VALUE OF                  VALUE OF     OPTIONS       SARS
NAME AND POSITION                         CASH      CGX STOCK       CASH      CGX STOCK      (CASH)      (CASH)
-------------------------------------  ----------   ----------   ----------   ----------    --------   ----------
John F. Green........................  $  806,400   $1,093,600   $  818,496   $1,110,004    $  --      $   --
Chairman, President and CEO
Kevin Cassis.........................     131,040      177,710      148,176      200,949       --         214,099
General Manager and Director
Kenneth Lemmert......................      78,624      106,626      398,160      539,965      60,504      214,099
Secretary and Director
Christopher Carpenter................      26,208       35,542       10,080       13,670      92,584      214,099
Vice President and Director

     The cash consideration in the table above does not include each named individual's allocable share of AGS' estimated merger expenses based on the number of shares of AGS common stock held directly or indirectly by him or on any stock options or stock appreciation rights owned by him. In addition, cash consideration in the table does not include each individual's allocable share of cash merger consideration subject to escrow based on the number of shares of AGS common stock held directly or indirectly by him or on any stock options or stock appreciation rights owned by him. See "-- Consideration to be Paid in the Merger" and "-- Effects of the Merger on ESOP Participants."

     In addition, in order to develop and maintain a strong management team and to provide incentives for members of AGS management after the merger, each of the individuals named above, together with certain other key management employees of AGS, will be entitled to receive options to purchase a number of shares of CGX common stock equal in the aggregate to up to $2,000,000 DIVIDED by the closing price of CGX common stock on the New York Stock Exchange on the trading day before the closing of the merger. These options will be exercisable at that closing price, will vest over a five-year period and will expire five and one-half years after the closing of the merger. Based upon the closing price of $64.9375 for CGX common stock on December 30, 1998, options to purchase a total of approximately 30,799 shares of CGX common stock would be issuable to persons who are presently directors, officers and key management employees of AGS. The allocation of these options must be approved by John F. Green and by Joe R. Davis, the Chairman of CGX. As of the date of this prospectus/proxy statement, Messrs. Green and Davis have not determined the allocation of these options. In connection with the merger, certain members of AGS management will be required to enter into extended (18 months to three years) covenants not to compete.

     John F. Green, the Chairman, President and Chief Executive Officer of AGS, is a partner in DeMarr Partnership, the general partnership that owns the AGS headquarters facility. This facility currently consists of 85,000 square feet of administrative and factory space, and surrounding real property. Whether or not the merger is completed, AGS has agreed to extend this lease, which was scheduled to expire in 2005, for a term of ten years from the completion date of an ongoing expansion of the facility, and to cover an additional 15,600 square feet of space currently being constructed, at the same rental rate per square foot as is applicable to the administrative space in the existing facility. As amended, the lease will provide for annual rent in the approximate amount of

$8.40 per square foot, subject to annual adjustment effective October 31 of each year based upon any increase in the Consumer Price Index during the prior year. At the request of CGX, in connection with the merger, the lease, has been further amended to provide for five five-year renewal terms at the election of CGX. In addition, the lease will be amended to provide that CGX will guarantee payments thereunder, and to effect certain additional, technical changes to the lease terms.

     Finally, management of AGS and of CGX anticipates that all of the individuals named above will continue to be employed by CGX after the merger, with Mr. Green serving as president of the new CGX subsidiary, at the same compensation as each currently is receiving. However, CGX is under no contractual obligation to continue any such employment at all or at any particular compensation level.

EFFECT OF THE MERGER ON ESOP PARTICIPANTS

     AMENDMENTS TO THE ESOP

     Prior to the time that the merger becomes effective, AGS intends to adopt a number of amendments to the ESOP. These amendments will include the following:

        (a) a provision effecting 100% vesting in current account balances by all ESOP participants who are former employees of AGS;

        (b) a provision permitting all ESOP participants to direct the investment of their account balances and providing that the investment alternatives available to ESOP participants will be identical, to the maximum extent possible, to the alternatives available under the CGX 401(k) plan as set forth on Appendix C to this prospectus/proxy statement; and

        (c) certain other technical amendments required by recent federal legislation necessary to preserve the tax-free status of the ESOP.

     These amendments will not take effect unless the merger is completed. As soon as practicable after the merger, ESOP participants will be permitted to direct the investment of their respective account balances as described in paragraph (b) above. As a consequence, the ESOP will be converted into a stock bonus plan.

     TERMINATION OF THE ESOP AND THE AGS 401(K) PLAN; MERGER OF THE UNDERLYING TRUSTS

     As soon as practicable after the merger, CGX intends to terminate the ESOP. In preparation for such termination, CGX will seek a determination from the Internal Revenue Service that the ESOP will be qualified upon its termination. Upon receipt of a favorable determination letter, the ESOP will be terminated and the ESOP trust will be merged into the trust for the CGX 401(k) plan. As soon as practicable after the CGX/AGS merger, the AGS 401(k) plan and its associated trust will be merged into the CGX 401(k) plan and its associated trust. Upon completion of the merger of the ESOP trust and the AGS 401(k) plan and its associated trust into the CGX 401(k) plan and its associated trust, each participant in the ESOP or the AGS 401(k) plan, as applicable, will have a transferred account balance in the CGX 401(k) plan and its associated trust and will be 100% vested in such transferred account balance. These transferred account balances initially will consist of each participant's account balance in the ESOP and/or the AGS 401(k) plan at the time of merger of the relevant trust. After the mergers of the trusts, ESOP and AGS 401(k) plan participants will continue to have the ability to direct the investment of their account balances among such investment alternatives as are then available under the CGX 401(k) plan.

     Pending the termination of the ESOP and the merger of the ESOP trust, and the merger of the AGS 401(k) plan and trust into the CGX 401(k) plan and trust, the ESOP and the AGS 401(k) plan will continue to be governed by their respective governing documents (except to the extent that the ESOP is amended as described above and the AGS 401(k) plan is similarly amended) and to be administered by their respective current trustees.

     ESCROWED FUNDS

     Of the cash merger consideration, $3,100,000 will be held in escrow to pay any indemnification claims that may be raised by CGX or the CGX subsidiary surviving the merger within 36 months following the merger, as well as for the payment of legal fees, certain administrative fees and claims resulting from the administration of or actions taken with regard to the ESOP. Indemnification claims could be raised as a result of

     (1) a misrepresentation, breach of warranty or nonfulfillment of a covenant in the Merger Agreement by the individual stockholders of AGS, the ESOP trustees or AGS (collectively, the "Sellers");

     (2) the creation and operation of or arising in connection with the ESOP arising from actions or inactions on the part of the ESOP trustees prior to the merger of the ESOP trust into CGX's 401(k) plan trust;

     (3) liabilities or obligations of the individual AGS stockholders, unless CGX is obligated to indemnify them for such liabilities or obligations; and

     (4) legal actions, including attorneys' fees, in connection with any of the foregoing.

Pursuant to the merger agreement, and subject to certain conditions and limitations, the funds held in escrow, including the earnings on funds initially placed in escrow, would be the only source of funds available to CGX for any of the foregoing.

     The funds placed in escrow will be provided by deducting from the amount otherwise payable under the merger agreement with respect to each fully diluted share of AGS common stock_-- outstanding shares plus shares underlying stock options and stock appreciation rights outstanding immediately prior to the merger_-- the ratable portion of $3,100,000, which will be placed in an escrow account with an independent escrow agent. Thus, approximately $246 will be deducted from the amount otherwise payable for each share of AGS stock outstanding or underlying outstanding stock options or stock appreciation rights and will be placed in escrow.

     Except for matters relating to the ESOP, to "golden parachute" payments pursuant to Section 280G of the Internal Revenue Code and excise tax penalties above $50,000 pursuant to Section 4978 of the Internal Revenue Code on recent purchases of AGS shares by the ESOP pursuant to Section 1042 of the Internal Revenue Code (the "Non-Basket Items"), CGX must incur damages in excess of the sum of (1) the tax savings that may accrue to AGS as a result of acceptance of its application to be taxed under Subchapter S of the Internal Revenue Code is accepted ("Tax Savings") PLUS (2) $400,000, before seeking reimbursements from the amounts held in escrow.

     CGX must offset any damages first against the Tax Savings and then against the $400,000 amount. Any damages less than the sum of the Tax Savings and $200,000 will not be recoverable. However, if CGX incurs damages in excess of the sum of the Tax Savings PLUS $400,000, then CGX may recover the amount in excess of the Tax Savings plus $200,000, up to the amount held in escrow. For example, if the Tax Savings were equal to $1,000,000 and CGX suffered aggregate damages for claims other than Non-Basket Items in the amount of $1,500,000, they would be entitled to draw against the funds held in escrow to the extent of $300,000 -- total damages of $1,500,000 MINUS the Tax Savings of $1,000,000 and MINUS $200,000.

     Any damages incurred by CGX as a consequence of the Non-Basket Items must first be offset against any Tax Savings and then may be recovered from the funds held in escrow on a dollar-for-dollar basis, without regard to the $200,000 and $400,000 limitations described above.

     In addition to providing a fund for the payment of damages for breaches of the merger agreement by the Sellers, the Sellers may withdraw earnings on the funds initially placed in escrow to cover expenses and administrative fees incurred in connection with certain post-closing matters, including termination of the ESOP and merger of the ESOP trust and the AGS 401(k) plan and trust into the CGX 401(k) plan and associated trust. The ESOP trustees also may withdraw up to $1,000,000 from the funds held in escrow in order to pay any BONA FIDE claims resulting from the administration of or actions taken with regard to the ESOP, to the extent such claims are not otherwise covered by insurance.

     The Sellers have appointed John F. Green as their agent to resolve certain items under the merger agreement, including any disputes with respect to the funds held in escrow.

     If, as of the third anniversary of the date on which the merger becomes effective, (A) all or any portion of the funds held in escrow has not been applied to the payment of damages, expenses and administrative fees and ESOP claims as described above and (B) there are no pending claims against the funds held in escrow, the remainder of the funds held in escrow will be distributed ratably to the former individual AGS stockholders, the former ESOP participants and the former holders of AGS stock options and stock appreciation rights, based on the number of AGS shares, including outstanding shares and shares of common stock underlying stock options and stock appreciation rights, outstanding immediately prior to the merger, held as of the time that the merger becomes effective. If there are pending claims as of the third anniversary of the merger, all or a portion of the funds held in escrow may be retained in escrow and distributed, as described above, when such claims have been resolved.

RIGHTS OF DISSENT AND APPRAISAL

     GENERAL

     Under Maryland law, each AGS stockholder of record would be entitled to demand and receive payment of the "fair value" of his or her shares in cash, if he or she

     (1) prior to or at the AGS special meeting, files with AGS a written objection to the merger;

     (2) does not vote in favor of the merger proposal; and

     (3) within 20 days after the Articles of Merger have been accepted for record by the Maryland State Department of Assessments and Taxation, makes written demand on CGX for payment of his or her shares, stating the number of shares for which payment is demanded.

     ESOP PARTICIPANTS AND THE ESOP TRUSTEE

     ESOP participants will have no right to dissent from the merger and exercise dissenters' rights with respect to their allocable portion of the shares held by the ESOP. Under Maryland law, the ESOP trustees, on behalf of the ESOP as the record holder of these shares, may exercise dissenters' rights with respect to the ESOP shares. However, under the terms of the merger agreement, the ESOP trustees only may exercise dissenters' rights if

     (A) the ESOP trustees, in the exercise of their fiduciary duty, determine to vote against the Merger Proposal and exercise such rights with respect to ALL AGS shares held by the ESOP;

     (B) the failure to vote against the Merger Proposal and exercise such rights would result in a violation of the ESOP; or

     (C) the failure to vote against the Merger Proposal and exercise such rights would result in a non-exempt prohibited transaction under
         Section 406 of the Employee Retirement Income Security Act or Section 4975 of the Internal Revenue Code.

     INDIVIDUAL STOCKHOLDERS

     All five of the individual AGS stockholders signed the merger agreement. By doing so, they agreed to vote all of their AGS shares in favor of the merger proposal and granted to CGX their proxies to vote those shares in favor of the merger proposal. These proxies may not be withdrawn. Therefore, the five individual AGS stockholders will not be able to exercise dissenters' rights from the merger.

RESALES OF CGX COMMON STOCK

     The shares of CGX common stock to be issued to the holders of AGS common stock as partial consideration pursuant to the merger agreement are being registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-4, of which this prospectus/proxy statement is a part. Therefore, generally such shares of CGX common stock will not be subject to transfer restrictions and may be freely resold. Holders of AGS common stock who are affiliates of AGS, such as officers, directors and other control persons, will not, however, be able to resell the CGX common stock received in the merger unless the CGX common stock is registered for resale under the Securities Act, is sold in compliance with Rule 145 under the Securities Act or is sold in compliance with another exemption from the registration requirements of the Securities Act.

     Pursuant to Rule 145 under the Securities Act, the sale of CGX common stock held by former affiliates of AGS will be subject to certain restrictions. Such persons may sell CGX common stock under Rule 145 only if

     (1) CGX has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months,

     (2) such CGX common stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which

          (a) the seller does not solicit or arrange for orders to buy the securities,

          (b)  the seller does not make any payment other than to the broker,

          (c) the broker does no more than execute the order and receive a normal commission and

          (d) the broker does not solicit customer orders to buy the securities; and

     (3) such sale and all other sales made by such person within the preceding three months do not exceed the greater of

          (x) one percent of the outstanding shares of CGX common stock or

          (y) the average weekly trading volume of CGX common stock on the New York Stock Exchange during the four-week period preceding the sale. Any affiliate of AGS who is not an affiliate of CGX after the merger may sell CGX common stock without restriction following the second anniversary of the effective date of the merger.

CONDUCT OF BUSINESS BY AGS PENDING THE MERGER

     The merger agreement provides that, until the date on which the merger is closed, AGS generally will

     (1) operate its business only in the ordinary course,

     (2) use its best efforts to preserve its assets and business organization,

     (3) keep available the services of its officers and employees and

     (4) preserve its present relationships with customers, suppliers and others.

     AGS also has agreed not to

      (a) increase salaries or wages except as consistent with past practice,

      (b) dispose of any asset out of the ordinary course,

      (c) make any capital expenditure above a set amount or mortgage or otherwise encumber any asset,

      (d) forgive any debt,

      (e) materially breach, amend or terminate existing agreements outside the ordinary course,

      (f) issue any capital stock,

      (g) incur any liabilities except in the ordinary course,

      (h) waive or release any right or claim,

      (i) borrow money outside the ordinary course,

      (j) make any payment of officer perquisites inconsistent with past practice or expenses insufficiently documented,

      (k) engage in any transactions with or make any payments to related parties, including stockholders, except for ordinary salaries and expense reimbursements, certain tax reimbursements and lease payments to DeMarr Partnership,

      (l) make any commitment adversely affecting AGS,

      (m) except under certain conditions incur any expenses in connection with the merger after June 30, 1998,

      (n) make any discretionary contributions to employee plans or

      (o) agree to do such things.

NO SOLICITATION OF TRANSACTIONS; TERMINATION FEE

     The merger agreement prohibits AGS, the individual AGS stockholders and the ESOP trustees from, directly or indirectly soliciting or encouraging the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid, sale of all or substantially all of the assets of or sales of shares of capital stock of AGS or similar transactions involving AGS.

     If the AGS Board, after duly considering advice of outside counsel and financial advisers, determines in good faith that it is consistent with its fiduciary responsibilities to approve or recommend a Superior Proposal (as defined below) and withdraw or modify its approval or recommendation of the merger agreement, then, notwithstanding any such approval or recommendation (i) AGS may not enter into any agreement with respect to the Superior Proposal and
(ii) any other obligation of AGS under the merger agreement will not be affected unless the merger agreement is terminated in accordance with its terms before or simultaneously with the grant of such approval or the making of such recommendation and AGS, within three business days following such termination, pays CGX the Termination Fee of $1,000,000 in cash. A "Superior Proposal" is a BONA FIDE proposal made by a third party to acquire AGS pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or other proposal that the AGS Board determines in its good faith judgment to be more favorable to the holders of AGS common stock than the transactions contemplated by the merger agreement, after considering advice of its professional advisers. In making a determination of whether an offer is more favorable and, therefore, is a Superior Proposal, the AGS Board must consider not only the price offered by the third party as compared to the total consideration set forth in the merger agreement, but also to compare the market liquidity of the CGX common stock to the liquidity of the consideration offered by the third party, to compare the tax consequences of the merger to the tax consequences of the transaction proposed by the third party, to determine whether the transaction proposed by the third party has any financing or other conditions or contingencies, and to make any other meaningful comparison of the relative benefits offered to the AGS stockholders by the merger as compared to the transaction proposed by the third party.

AMENDMENT, WAIVER AND TERMINATION

     The merger agreement may be amended at any time before or after its approval by the stockholders of AGS by written agreement of CGX, AGS, the individual AGS stockholders and the ESOP trustees, except that no amendment may be made after approval by the stockholders of AGS and the participants in the ESOP that by law would require further approval by the stockholders of AGS and the participants in the ESOP, unless such further approval is obtained.

     Any party to the merger agreement may (a) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (b) waive compliance with any of the agreements or conditions contained in the merger agreement other than the satisfaction of all requirements prescribed by law for consummation of the merger.

     The merger agreement may be terminated at any time before the merger becomes effective as follows:

     (1) by the mutual consent of the CGX Board, on the one hand, and the AGS Board, the individual AGS stockholders and the ESOP trustees, on the other hand;

     (2) by CGX, on the one hand, and AGS, the individual AGS stockholders and the ESOP trustees, on the other hand, if:

          (a) there has been a material breach by the other party of any representation, warranty or covenant contained in the merger agreement which has not been cured within thirty days after notice of such breach;

          (b) the required approval by the stockholders of AGS and the participants in the ESOP shall not have been obtained at the special meeting;

          (c) all conditions to closing have not been met or waived by December 31, 1998, if the Registration Statement is not reviewed by the Securities and Exchange Commission, or such later time as is necessary for such review, but no later than February 28, 1999, provided that either date may be extended by agreement among CGX, AGS, the individual AGS stockholders and the ESOP trustees without the necessity of seeking further approval of the ESOP participants, or the merger has not been consummated by such date, unless the party seeking to terminate the merger agreement is, at such time, in willful material violation of any of its representations, warranties or covenants contained in the merger agreement; or

          (d) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (3) by AGS, if the AGS Board withdraws its recommendation of the merger in connection with its approval or recommendation to the holders of AGS common stock of a Superior Proposal and AGS pays the Termination Fee to CGX. See "-- No Solicitation of Transactions; Termination Fee."

FEES AND EXPENSES

     The merger agreement provides that whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring them, except that all fees and expenses incurred by the individual AGS stockholders before June 30, 1998 have been paid by AGS and those incurred by AGS after June 30, 1998 will be paid by AGS and result in a reduction in the cash consideration paid in respect of AGS common stock by CGX in the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     This section summarizes the material anticipated federal income tax consequences of the merger to AGS stockholders who hold their AGS common stock as a capital asset -- generally, property held for investment. This summary is based on the federal income tax laws currently in effect and as currently interpreted. Such federal income tax laws may, of course, change in the future through amendments to applicable statutes or regulations or changes in judicial or administrative rulings. Such changes may have retroactive effect, and may affect the validity of the statements in this tax discussion.

     This summary does not address all aspects of the possible federal income tax consequences of the merger that may be relevant to U.S. stockholders of AGS. The tax discussion set forth below is included for general information only and should not be construed as tax advice to a particular stockholder of AGS. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the merger to AGS stockholders in light of their particular circumstances or status including, for example, foreign persons, the effect of holding by or through tax-exempt entities such as employee stock ownership plans, dealers in securities, insurance companies, corporations, holders who acquired or who have the right to acquire AGS common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold AGS common stock as part of a hedge, straddle, or conversion transaction. Nor does this summary address any consequences of the merger under any state, local, estate or foreign tax laws. AGS STOCKHOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS, AND THE TAX TREATMENT OF THE ESOP AND DISTRIBUTIONS TO OR FROM THE ESOP.

     As of the date of this prospectus/proxy statement, Winstead Sechrest & Minick P.C., counsel for CGX, has advised CGX that in its opinion:

          (a) The merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

          (b) AGS, CGX and the survivor in the merger will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code;

          (c) No loss for federal income tax purposes will be recognized by holders of AGS common stock who exchange all of their AGS common stock for CGX common stock and other consideration pursuant to the merger;

          (d) Each of the holders of AGS common stock who exchanges AGS common stock for shares of CGX common stock and cash pursuant to the merger will recognize gain equal to the lesser of (1) the excess, if any, of the amount realized in such exchange over such holder's tax basis in the AGS common stock exchanged or (2) the amount of cash received;

          (e) The aggregate tax basis of the CGX common stock received by AGS stockholders who exchange all of their AGS common stock for CGX common stock and other consideration pursuant to the merger will be the same as the aggregate tax basis of the AGS common stock surrendered in exchange therefor and reduced by cash received in excess of realized gain;

          (f) The holding period of CGX common stock received by AGS stockholders in the merger will include the period during which the shares of AGS common stock surrendered in exchange therefor were held, provided that the AGS common stock was held as a capital asset by the holder at the effective time of the merger; and

          (g) None of AGS, CGX or the survivor of the merger will recognize gain or loss as a consequence of the merger.

     Any gain recognized by an AGS stockholder will constitute capital gain if such stockholder held his or her AGS common stock as a capital asset at the time the merger becomes effective, and will be a long-term capital gain if the holding period for such shares was greater than one year at the time the merger becomes effective. In the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of 20% if the holder's holding period of such stock was more than one year at the time the merger becomes effective.

     The tax opinion summarized above is based on facts, representations and assumptions described in the tax opinion which are consistent with the state of facts existing at the time the merger becomes effective. In rendering the tax opinion, counsel for CGX relied upon representations in certificates of officers of AGS and CGX. The tax opinion does not address any state, local or other tax consequences of the merger. In addition, the tax opinion does not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price, including costs directly related to the merger, will be allocated to the assets acquired, taking into account the liabilities assumed based upon their estimated fair values as of the date on which the merger is closed, with any excess consideration allocated to goodwill. The operating results of AGS will be included with those of CGX from the date on which the merger is closed.

                          BUSINESS OF THE COMPANIES

BUSINESS OF CGX

     CGX, headquartered in Houston, Texas, is one of the fastest growing printing companies in the United States. As a leading printing industry consolidator and one of the largest sheetfed commercial printers in the United States, CGX has expanded its operations to include 45 commercial printing companies throughout the country as of November 30, 1998. Each printing business has an established operating history (ranging from 11-120 years), experienced management, solid customer relationships and a reputation for providing quality service and products. CGX's printing businesses are all operated as wholly owned subsidiaries.

     Commercial printing involves the production of a wide range of marketing, investor relations and technical materials for a variety of customers including corporations, mutual fund companies, advertising agencies, graphic design firms and direct mail and catalog retailers. The services provided by CGX's printing businesses also include digital imaging, printing and distribution of commercial and corporate documents, including training manuals, multicolor product and capability brochures, direct mail pieces, catalogs, shareholder communications and other information requested by its customers and produced to their specifications. Most of these projects are recurring in nature.

     CGX's printing businesses sell to a broadly diversified customer base, including many major corporations. CGX believes that its large customer base, broad geographic coverage of the United States and extensive range of printing capabilities and services may reduce its exposure to economic fluctuations that may generally affect segments of the printing industry or any one region of the country.

INDUSTRY BACKGROUND

     The printing industry is one of the largest and most fragmented industries in the United States, with total annual sales estimated at $103 billion. The printing services market includes general commercial printing, financial printing, book printing, quick printing and production of business forms and greeting cards. Although CGX has operations in each of these sectors, CGX primarily serves the general commercial printing sector. Based on available industry data, general commercial printing services generate approximately $73 billion in annual U.S. sales.

     Despite its size, the general commercial printing sector is highly fragmented, with over 35,000 companies in operation in the United States today, the majority of which are privately owned and locally operated. While these operations are involved in various aspects of general commercial printing, the size and fragmented nature of the industry contributed to the development of CGX's acquisition strategy described below.

BUSINESS STRATEGY

     The commercial printing industry is characterized by a significant number of locally oriented, privately held businesses, many of which are viable acquisition prospects. Owners' impetus to sell their printing businesses results from various factors, including the need to increase their personal financial liquidity, plans to retire or a desire to access the financial capital and other operating strengths CGX has to offer in order to grow their businesses. Because there are relatively few buyers with adequate financing and management expertise who desire to acquire these types of printing companies, CGX has been and expects to continue to be able to execute its acquisition strategy at prices it considers to be reasonable.

     CGX believes a large part of its success results from its ability to combine the service and responsiveness of a locally oriented printing company with the critical mass and economic advantages of a large organization. CGX plans to continually enhance the competitiveness and profitability of each acquired printing business through investments in new equipment and technology, management training, economies of scale and financial strength. Utilizing these operating resources, CGX's printing businesses continue to operate autonomously, maintaining and building relationships with buyers of printing services in their respective markets.

     The principal advantages of CGX's strategy are as follows:

      o MARGIN IMPROVEMENT. Through the use of company-wide master purchasing arrangements for principal supplies such as paper, plates, film and ink, each printing business can receive the benefit of volume discounts which may significantly improve its gross margin. The combined purchasing power also results in more favorable pricing for investments in technology and capital equipment. In addition, centralization of certain administrative services, such as purchasing and human resources support, risk management, treasury and information systems, can further improve operating margins.

      o STRATEGIC COUNSEL. Many of the acquisition candidates are privately held businesses, which by their nature typically place heavy demands on the management skills of their proprietors. CGX provides strategic counsel and professional management techniques to the management of its acquired companies in such areas as planning, organization, controls, accounting and finance and regulatory compliance, resulting in improved efficiency and competitive advantages.

      o FLEXIBLE SERVICE. The wide range of equipment capabilities of its various printing businesses provides CGX with greater flexibility to meet customer needs than is available to a company with a single operation. From time to time, to meet customers' needs, the various printing businesses work together when an individual operation does not have the necessary equipment or capacity to perform a particular project. This allows one of CGX's printing businesses to compete economically for a project it might otherwise have been unable to obtain.

      o MANAGEMENT DEVELOPMENT. CGX has historically been committed, beyond industry custom, to recruiting, training and developing recent college graduates as printing sales and management professionals. CGX has designed a structured program to give hands-on experience in all areas of manufacturing and management, as well as promote the development of the skills necessary for these professionals to lead CGX's printing businesses in the future. These professionals are a key factor contributing to CGX's ability to provide a high degree of quality customer service and maximize profitability.

     By taking advantage of the above benefits, CGX believes its printing businesses are able to increase operating efficiencies, allowing each to become one of the lowest-cost providers of quality printing services in the markets it serves. As such, CGX has historically improved the operating margins of each printing business it has acquired.

     In fiscal 1998, CGX continued to expand nationally by adding 13 new printing businesses. CGX added 11 new printing businesses in the first nine months of fiscal 1999, and as of December 4, 1998, had signed non-binding letters of intent to acquire four additional companies and the definitive agreement to acquire AGS. CGX plans to continue its acquisition growth strategy.

BUSINESS OF AGS

     GENERAL

     AGS was founded in 1975 to provide computer typesetting services to the Washington, D.C. Metropolitan Area. Soon after it commenced operations, AGS identified an underserved niche for books and directories and adopted a plan to fill this niche. Although AGS has continued to provide traditional commercial printing services, the book and directory portion of its business has continued to expand and ultimately has become AGS' primary business. Over time, AGS has continued to upgrade its technology in order to maintain its market niche and support continued growth. In particular, AGS has expanded its operations to encompass a complete range of printing and communication services including design, typesetting, desktop publishing, database management, CD-ROM production, World Wide Web publishing, diskette replication, technical support, conventional and electronic pre-press, on-demand printing, quick copying, binding, mailing, storage and fulfillment.

     Over the past five years, AGS has increased its sales by more than 75%. AGS traditionally has not been, and does not intend to be, a low-price provider of printing services. In recent years, AGS has continued to maintain its book and directory niche, and has expanded its customer base beyond the traditional print and electronic publishing markets, as AGS has focused its efforts on promoting itself as a "one-stop" provider of printing and communication services. AGS expects to continue to follow this strategy and, in addition, to expand the digital printing (books on demand), CD-ROM and internet publishing elements of its business. In addition, AGS has identified journal printing as an underserved niche and recently has begun an effort to market directly to this segment of the market. With its increased sales, AGS has expanded its services and facilities and increased the size of its workforce. As of November 30, 1998, AGS had approximately 290 employees.

     In 1992, in order to more readily serve its customer base in the Washington, D.C. Metropolitan Area, AGS expanded its physical operations with the addition of a service bureau and copying center in Washington, D.C. This facility has continued to grow, as the ongoing addition of state-of-the-art technology has permitted AGS to expand the range of its service offerings. This facility's close geographical proximity to and coordination with AGS' main Maryland plant permit AGS to offer many of its customers "one-stop shopping" for printing services.

     In 1993, AGS entered the commercial printing business in the state of Ohio through its purchase of certain of the assets of an existing printing operation, now operated as Automated Graphic Systems - Ohio, Inc., a wholly owned subsidiary. This Macedonia, Ohio facility provides AGS with the capability to provide multi-color (up to six colors) printing and with increased diskette replication and fulfillment capabilities. In addition, this facility's commercial printing capacity has permitted AGS to shift a greater portion of this type of work to Ohio, making available more capacity at the Maryland facility for its core directory and book business and thereby enhancing the growth of AGS' overall printing business.

     AGS' principal executive offices are located at 4590 Graphics Drive, White Plains, Maryland 20695. The telephone number of such offices is (301) 843-1800.

     COMPETITION

     AGS competes with numerous (approximately 30) commercial printers, primarily in the Maryland and Ohio markets and their surrounding areas, some of which are larger, more established entities and have greater financial and other resources. AGS maintains its competitive position by differentiating itself in the areas of quality, turnaround, technology, full-service capability, flexibility, service and price.

     CUSTOMERS

     A majority of AGS' business is derived from customers located in Maryland, Virginia, the District of Columbia, Ohio and the New York Tri-State Region. AGS' customer base is comprised of associations, non-profit organizations, corporations, publishing companies, colleges and universities and agencies. It is not dependent upon a single customer, or a few customers, and the loss of any one or a few customers would not have a material adverse effect on its business.

     PROPERTY

     AGS' printing facility in White Plains, Maryland, currently is comprised of approximately 85,000 square feet of space which is leased pursuant to a 15-year non-cancelable operating lease entered into on August 20, 1990. The lease on this facility has been extended for an initial term of ten years from the completion date of an ongoing expansion of the facility and to cover the additional 15,600 square feet of space currently being constructed, at the same rental rate per square foot as is applicable to the administrative space in the existing facility. In connection with the Merger, the lease has been further amended to provide for five five-year renewal terms at the election of CGX. See "The Merger -- Interests of Certain Persons in the Merger." Automated Graphics Imaging, Inc., a wholly owned subsidiary of AGS, conducts its business out of approximately 3,600 square feet of leased space in

Washington, D.C. under an operating lease effective August 1998 for a period of six years with an option to renew for one additional five-year term. Automated Graphics Systems -- Ohio, Inc. occupies a facility in Macedonia, Ohio, which it leases pursuant to an operating lease effective August 1997 for a period of ten years and three months with an option to renew for another five years.

     MARKET FOR AGS COMMON STOCK

     There is no market for AGS common stock. However, effective as of each November 1 in 1994, 1995, 1996 and 1997, the ESOP purchased 400 shares of AGS common stock from the prior holders thereof. All of these purchases were made at the appraised value of AGS stock for ESOP purposes determined as of the October 31 immediately preceding each purchase.

     OWNERSHIP OF AGS COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of shares of AGS common stock as of November 30, 1998, concerning (i) each person or group known by AGS to beneficially own more than 5% of the outstanding AGS common stock; (ii) each current director of AGS; (iii) each executive officer of AGS; and (iv) all directors and executive officers, as a group.

                                                                       BENEFICIAL
                                                                       OWNERSHIP
                                               SHARES HELD         ------------------
 NAME, POSITION (IF ANY) WITH AGS, AND     --------------------    TOTAL     PERCENT
      ADDRESS OF BENEFICIAL OWNER          DIRECTLY    VIA ESOP    SHARES    OF CLASS
----------------------------------------   --------    --------    ------    --------
Mark Edgar
  2762 Swann Way
  Davidsonville, MD 21035...............        -0-        785        785       6.71%
Automated Graphic Systems, Inc. Employee
  Stock Ownership Plan..................     10,511        N/A     10,511      89.80%
Kevin Cassis
  General Manager and Director..........        130        147        276       2.36%
John F. Green
  Chairman, President and CEO...........        800        812      1,613      13.78%
Kenneth Lemmert
  Secretary and Director................         78        395        472       4.03%
Christopher Carpenter
  Vice President and Director...........         26         10         36          *
All directors and executive officers as
  a group (7 persons)...................      1,034      1,364      2,397      20.48%

------------

* Less than 1%.

     Except as otherwise indicated, the address of each beneficial owner in the table is c/o Automated Graphic Systems, Inc., 4590 Graphics Drive, White Plains, Maryland 20695.

     The shares listed as beneficially owned by the ESOP include shares allocated to the accounts of Kevin Cassis, John F. Green, Kenneth Lemmert and Christopher Carpenter.

     The ESOP provides for "pass-through" voting to ESOP participants, pursuant to which each ESOP participant will be permitted to direct the voting of such participant's ratable portion of the ESOP shares. The ESOP trustees will vote all allocated ESOP Shares as to which they receive voting instructions in accordance with such instructions. Except in limited circumstances, allocated ESOP Shares as to which no voting instructions are received will be voted in the manner that the ESOP trustees believe complies with their fiduciary duties as trustees. See "The AGS Meeting -- Required Vote." Except for the ESOP, each beneficial owner listed in the table above has sole voting and investment power with respect to all shares of AGS common stock identified as directly owned by that individual.

     The shares reflected as owned by Messrs. Lemmert and Carpenter do not include outstanding options to acquire AGS common stock that will be cancelled in connection with the merger.

                            SELECTED FINANCIAL DATA

CGX SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data of CGX as of and for the preceding five fiscal years ended March 31, 1998 and the six-month periods ended September 30, 1998 and September 30, 1997. The selected consolidated financial data for the preceding five fiscal years ended March 31, 1998 have been derived from the audited consolidated financial statements of CGX for such years and such data for the six-month periods ended September 30, 1998 and September 30, 1997 have been derived from the unaudited consolidated financial statements of CGX for such periods. The information set forth below should be read in conjunction with "CGX Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of CGX and notes thereto and other financial information included elsewhere herein or incorporated by reference into this prospectus/proxy statement.

                                          SIX MONTHS ENDED
                                           SEPTEMBER 30,                        YEAR ENDED MARCH 31,
AMOUNTS IN THOUSANDS, EXCEPT           ----------------------  -------------------------------------------------------
  PER SHARE DATA                          1998        1997        1998        1997       1996       1995       1994
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                            (UNAUDITED)
INCOME STATEMENT DATA:
Sales................................  $  188,370  $  104,038  $  231,282  $  144,082  $  85,133  $  57,166  $  48,643
Cost of sales........................     128,883      71,230     157,906     100,197     61,237     39,821     33,916
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Gross profit.........................      59,487      32,808      73,376      43,885     23,896     17,345     14,727
Selling expenses.....................      18,463      10,091      22,365      14,223      8,532      5,731      4,923
General and administrative
  expenses...........................      14,542       7,946      17,628      11,330      6,873      4,313      3,469
Restructuring charge(1)..............          --          --          --          --      1,500         --         --
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Operating income.....................      26,482      14,771      33,383      18,332      6,991      7,301      6,335
Interest expense, net................       3,473       1,648       3,720       2,305        860        427      1,018
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Income before income taxes...........      23,009      13,123      29,663      16,027      6,131      6,874      5,317
Income taxes.........................       8,975       4,988      11,273       5,927      2,146      2,392      1,806
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Net income...........................      14,034       8,135      18,390      10,100      3,985      4,482      3,511
Dividends on Series A preferred stock
  and warrants.......................          --          --          --          --         --         45        210
Accretion in value of redeemable
  preferred stock and warrant........          --          --          --          --         --         --        347
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Net income available to common
  shareholders.......................  $   14,034  $    8,135  $   18,390  $   10,100  $   3,985  $   4,437  $   2,954
                                       ==========  ==========  ==========  ==========  =========  =========  =========
Basic earnings per share(2)..........  $     1.06  $      .65  $     1.46  $      .83  $     .36  $     .46  $     .53
                                       ==========  ==========  ==========  ==========  =========  =========  =========
Diluted earnings per share(2)........  $     1.03  $      .63  $     1.40  $      .81  $     .35  $     .45  $     .45
                                       ==========  ==========  ==========  ==========  =========  =========  =========
                                           AS OF                           AS OF MARCH 31,
                                       SEPTEMBER 30,   -------------------------------------------------------
                                           1998           1998        1997       1996       1995       1994
                                       -------------   ----------  ----------  ---------  ---------  ---------
                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................    $  45,404     $   27,869  $   22,080  $  18,855  $  13,797  $   7,918
Property and equipment, net..........      203,244        135,892      85,643     50,591     35,504     19,910
Total assets.........................      378,338        237,645     135,720     87,809     60,288     36,809
Long-term debt, net of current
  portion............................      136,104         73,030      39,321     20,105      8,820     13,470
Redeemable preferred stock and
  warrant............................           --             --          --         --         --      3,347
Common shareholders' equity..........      165,016        105,332      66,447     49,876     38,170      8,981

------------

(1) Relates to direct and incremental costs associated with the merger of two of CGX's Houston subsidiaries, the net effect of which was to reduce net income available to common shareholders by $975 after tax and both basic and diluted earnings per share by $.09.

(2) Restated as applicable for a two-for-one stock split on January 10, 1997.

AGS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data should be read in conjunction with "AGS Management's Discussion and Analysis of Financial Condition and Results of Operations" and AGS' historical financial statements and the notes thereto, which appear elsewhere in this prospectus/proxy statement.

     The Statement of Income Data for the fiscal year ended October 31, 1997 and the Balance Sheet Data as of October 31, 1997 have been derived from the audited consolidated financial statements of AGS for such year. The Statement of Income Data for the fiscal years ended October 31, 1996, 1995, 1994 and 1993 and the Balance Sheet Data as of October 31, 1996, 1995, 1994 and 1993 have been derived from AGS' unaudited financial statements for such years. The financial statements underlying these data were audited by accountants who do not practice before the Securities and Exchange Commission. Consequently, these accountants declined to consent to the inclusion of their reports in this prospectus/proxy statement and such data are deemed to be unaudited. In the opinion of management of AGS, the financial statements for the fiscal years ended October 31, 1996, 1995, 1994 and 1993 present fairly the results of AGS' operations and its financial position for such years and as of such dates. The Statement of Income Data for the nine-month periods ended July 31, 1998 and July 31, 1997 have been derived from AGS' unaudited interim financial statements for such periods. In the opinion of management of AGS, the unaudited interim financial statements for the nine-month periods ended July 31, 1998 and July 31, 1997 include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented and of AGS' financial position as of such dates.

     AGS' business historically has been somewhat seasonal, with relatively lower sales in the third fiscal quarter typically more than offset by sales during the last quarter of the fiscal year. For this and other reasons, operating results for interim periods are not necessarily indicative of the results that might be expected for the entire year.

                                              NINE MONTHS
                                                 ENDED
                                               JULY 31,                           YEAR ENDED OCTOBER 31,
AMOUNTS IN THOUSANDS, EXCEPT PER        -----------------------   ------------------------------------------------------
SHARE DATA                                 1998         1997        1997        1996       1995       1994       1993
                                        -----------   ---------   ---------   ---------  ---------  ---------  ---------
                                              (UNAUDITED)         (AUDITED)                  (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales............................     $27,212     $  25,550    $ 34,698   $  31,812  $  29,361  $  24,689  $  19,441
Cost of sales........................      16,274        15,136      21,033      20,219     18,117     14,180     11,486
                                        -----------   ---------   ---------   ---------  ---------  ---------  ---------
Gross profit on sales................      10,938        10,414      13,665      11,593     11,244     10,509      7,955
Operating expenses:
     Administrative and general
       expenses......................       3,177         4,161       5,300       3,983      4,455      4,196      2,955
     Selling expenses................       2,803         2,582       3,561       3,201      2,853      2,907      2,443
     Production planning expenses....       1,030           926       1,433       1,138      1,097        947        737
     Delivery expenses...............         824           808       1,090       1,036        897        786        574
     Moving expense..................          --            --         414          --         --         --         --
                                        -----------   ---------   ---------   ---------  ---------  ---------  ---------
Total operating expenses.............       7,834         8,477      11,798       9,358      9,302      8,836      6,709
                                        -----------   ---------   ---------   ---------  ---------  ---------  ---------
Operating income.....................       3,104         1,937       1,867       2,235      1,942      1,673      1,246
Other income (expense)...............         (44)        1,534       1,762         292        429        474        431
Interest expense.....................         351           368         453         415        273        224        212
                                        -----------   ---------   ---------   ---------  ---------  ---------  ---------
Income before income taxes...........       2,709         3,103       3,176       2,112      2,098      1,923      1,465
Provision for income taxes...........       1,025         1,114       1,234         754        809        871        568
                                        -----------   ---------   ---------   ---------  ---------  ---------  ---------
Net income...........................     $ 1,684     $   1,989    $  1,942   $   1,358  $   1,289  $   1,052  $     897
                                        ===========   =========   =========   =========  =========  =========  =========
Net income per share (1).............     $   139     $     160    $    156   $     108  $     102  $      85  $      73
                                        ===========   =========   =========   =========  =========  =========  =========
                                       AS OF JULY 31,                       AS OF OCTOBER 31,
                                       ---------------   -------------------------------------------------------
                                            1998            1997        1996       1995       1994       1993
                                       ---------------   ----------   ---------  ---------  ---------  ---------
                                         (UNAUDITED)     (AUDITED)                   (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................      $ 3,148        $   5,936   $   6,317  $   4,585  $   3,229  $   2,850
Property and equipment, net..........        7,278            7,572       8,639      6,946      5,300      5,218
Total assets.........................       20,887           23,076      18,909     16,962     13,433     12,215
Long-term debt, net of current
  portion............................        1,273            5,023       5,465      3,326      1,961      2,451
Shareholders' equity.................       12,006           11,450       9,475      8,423      7,014      5,882

------------

(1) Based on 12,126 weighted average shares outstanding for the nine month period ended July 31, 1998 and 12,429, 12,533, 12,589, 12,418, and 12,260
    weighted average common shares outstanding for the fiscal years ended October 31, 1997, 1996, 1995, 1994 and 1993, respectively.

            CGX UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table presents unaudited summary pro forma combined financial data for CGX, as adjusted to reflect certain pro forma adjustments for the effects of the merger. Such data has been summarized from the Unaudited Pro Forma Combined Financial Statements and the Notes thereto, which are included elsewhere in this prospectus/proxy statement.

                                                    PRO FORMA COMBINED
                                           ------------------------------------
                                               SIX MONTHS             YEAR
                                                 ENDED               ENDED
                                           SEPTEMBER 30, 1998    MARCH 31, 1998
                                           ------------------    --------------
INCOME STATEMENT DATA(1):
     Sales..............................      $    206,969        $    266,380
     Cost of sales(2)...................           141,123             181,098
     Selling, general and administrative
       expenses(3)......................            37,506              48,686
                                           ------------------    --------------
     Operating income...................            28,340              36,596
     Interest and other expenses,
       net(4)...........................             3,798               4,556
                                           ------------------    --------------
     Income before income taxes.........            24,542              32,040
     Income taxes(5)....................             9,747              12,501
                                           ------------------    --------------
     Net income.........................      $     14,795        $     19,539
                                           ==================    ==============
     Earnings per share:
          Basic.........................      $       1.10        $       1.52
          Diluted.......................              1.07        $       1.46
     Shares used to compute pro forma
       combined earnings per share(6):
          Basic.........................        13,472,904          12,843,901
          Diluted.......................        13,883,663          13,358,414


                                                 AS OF
                                           SEPTEMBER 30, 1998
                                           ------------------
BALANCE SHEET DATA(7):
     Working capital....................      $     49,459
     Total assets.......................           422,683
     Long-term debt, net of current
       portion..........................           153,424
     Shareholders' equity...............           181,016

------------

(1) The unaudited pro forma combined income statement data reflect adjustments to give effect to the merger as if it had occurred on April 1, 1997 and are not necessarily indicative of the results which would have occurred if the merger had been consummated on that date or of future operating results.

(2) Reflects reduced purchase costs of paper, ink and pre-press supplies on a pro forma basis based on contractual pricing from CGX vendors versus AGS historical costs of $356 and $712 for the six-month period ended September 30, 1998 and the year ended March 31, 1998, respectively, and additional depreciation expense based on the fair value of property and equipment acquired of $34 and $69, respectively.

(3) Reflects additional amortization of goodwill associated with the merger of $206 and $427 for the six-month period ended September 30, 1998 and the year ended March 31, 1998, respectively.

(4) Includes additional interest expense associated with incremental borrowings to finance the merger of $386 and $772 for the six-month period ended September 30, 1998 and the year ended March 31, 1998, respectively.

(5) Includes net incremental income tax expense adjustment reflecting CGX's higher marginal federal income tax rate and the tax effect of the pro forma adjustments.

(6) Earnings per share has been calculated based on the sum of the historical weighted average shares outstanding of CGX for the respective periods, plus for each period presented on both a basic and diluted basis, 246,391 shares which are estimated to be issued in the merger, based on the closing price for CGX common stock of $64.9375 on December 30, 1998.

(7) The unaudited pro forma combined balance sheet data reflect adjustments to give effect to the merger as if it had occurred on September 30, 1998, including the issuance of 246,391 shares of CGX common stock, par value $.01, at $64.9375 per share (estimated based on the closing price on December 30, 1998) for total consideration of $16,000, additional borrowings of $16,350 to finance the cash portion of the purchase price, to pay estimated AGS transaction costs of $278, to fund the obligation to pay $1,040 to discharge the stock appreciation rights and stock options of AGS and to pay estimated CGX transaction costs of $350, adjustments of $5,356 to record acquired property and equipment at its estimated fair value, less related deferred income tax liability of $2,142, and additional goodwill of $16,461.

                        PRICE RANGE OF CGX COMMON STOCK

     The CGX common stock is traded on the New York Stock Exchange (symbol:
CGX). Before January 29, 1997, the CGX common stock was listed on the Nasdaq National Market (symbol: COGI). As of September 30, 1998, there were 150 shareholders of record and, based on security position listings, CGX believes that it has in excess of 3,500 beneficial owners.

     The table below reflects the range of the high and low sales prices for the CGX common stock by quarter, after giving effect as applicable to a two-for-one stock split on January 10, 1997.

                                         HIGH        LOW
                                       ---------  ---------
FISCAL 1997 -- QUARTER ENDED:
  June 30, 1996......................  $  13.375  $   8.313
  September 30, 1996.................     12.750      9.125
  December 31, 1996..................     29.000     11.375
  March 31, 1997.....................     34.250     24.500

                                         HIGH        LOW
                                       ---------  ---------
FISCAL 1998 -- QUARTER ENDED:
  June 30, 1997......................  $  43.250  $  23.875
  September 30, 1997.................     53.500     38.625
  December 31, 1997..................     56.188     43.188
  March 31, 1998.....................     59.250     36.375

                                         HIGH        LOW
                                       ---------  ---------
FISCAL 1999 -- QUARTER ENDED:
  June 30, 1998......................  $  63.875  $  49.500
  September 30, 1998.................     67.125     35.125
  December 31, 1998..................     67.625     31.500

                    CGX MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING INFORMATION. READERS ARE CAUTIONED THAT SUCH INFORMATION INVOLVES RISKS AND UNCERTAINTIES, INCLUDING THOSE CREATED BY GENERAL MARKET CONDITIONS, COMPETITION AND THE POSSIBILITY THAT EVENTS MAY OCCUR WHICH LIMIT THE ABILITY OF CGX TO MAINTAIN OR IMPROVE ITS OPERATING RESULTS OR EXECUTE ITS PRIMARY GROWTH STRATEGY OF ACQUIRING ADDITIONAL PRINTING BUSINESSES. ALTHOUGH CGX BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THERE CAN THEREFORE BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN WILL PROVE TO BE ACCURATE. THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY CGX OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF CGX WILL BE ACHIEVED.

GENERAL

     The sales of CGX are derived from the production and sale of customized printed materials by its printing businesses. All of the printing businesses provide general commercial printing services relating to the production of annual reports, training manuals, product and capability brochures, direct mail pieces, catalogs and other promotional material, all of which tend to be recurring in nature. Each printing business has its own sales, estimating, customer service, pre-press, production, post-press and accounting departments. CGX's headquarters provides its printing businesses with certain administrative services, such as purchasing and human resources support, and maintains centralized risk management, treasury, investor relations and consolidated financial reporting activities.

     The strategy of CGX is to generate growth in sales and profits through an aggressive acquisition program, coupled with internal growth and operational improvements at its existing businesses. CGX provides its acquired businesses cost savings through master purchasing arrangements, access to technology and capital, strategic counsel and a commitment to training through a unique, comprehensive management development program. As a result, operating income margins and efficiencies of newly acquired businesses, which may be lower than those being achieved by the other businesses of CGX, typically improve as the operational strategies of CGX are fully implemented.

     The consolidated financial results of CGX in a given period may be affected by the timing and magnitude of acquisitions. The consolidated operating income margins of CGX in the periods following a significant acquisition (or series of acquisitions) may be lower than historically reported consolidated margins, depending upon the timing and extent to which an acquired business is able to adapt to and implement the management practices of CGX.

     The printing businesses of CGX compete in the general commercial and financial printing sectors, which are characterized by individual orders from customers for specific printing projects rather than long-term contracts. Continued engagement for successive jobs is dependent upon, among other things, the customer's satisfaction with the services provided. As such, CGX is unable to predict, for more than a few weeks in advance, the number, size and profitability of printing jobs it expects to produce.

RESULTS OF OPERATIONS

     The following tables set forth certain historical income statement data of CGX and the percentage relationship between each item of such data and net sales for each of the periods indicated:

                                               YEAR ENDED MARCH 31,             YEAR ENDED MARCH 31,
                                          -------------------------------  -------------------------------
                                            1998       1997       1996       1998       1997       1996
                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                   (IN MILLIONS)             (AS A PERCENTAGE OF SALES)
Sales...................................  $   231.3  $   144.1  $    85.1      100.0%     100.0%     100.0%
Cost of sales...........................      157.9      100.2       61.2       68.3       69.5       71.9
                                          ---------  ---------  ---------  ---------  ---------  ---------
Gross profit............................       73.4       43.9       23.9       31.7       30.5       28.1
Selling expenses........................       22.4       14.2        8.5        9.7        9.9       10.0
General and administrative expenses.....       17.6       11.4        6.9        7.6        7.9        8.1
Restructuring charge....................     --         --            1.5     --         --            1.8
                                          ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................       33.4       18.3        7.0       14.4       12.7        8.2
Interest expense, net...................        3.7        2.3        0.9        1.6        1.6        1.0
                                          ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes..............       29.7       16.0        6.1       12.8       11.1        7.2
Income taxes............................       11.3        5.9        2.1        4.9        4.1        2.5
                                          ---------  ---------  ---------  ---------  ---------  ---------
Net income..............................  $    18.4  $    10.1  $     4.0        7.9%       7.0%       4.7%
                                          =========  =========  =========  =========  =========  =========
                                               SIX MONTHS            SIX MONTHS
                                                 ENDED                  ENDED
                                             SEPTEMBER 30,          SEPTEMBER 30,
                                          --------------------  --------------------
                                            1998       1997       1998       1997
                                          ---------  ---------  ---------  ---------
                                                                  (AS A PERCENTAGE
                                                                     OF SALES)
                                             (IN MILLIONS)
Sales...................................  $   188.4  $   104.0      100.0%     100.0%
Cost of sales...........................      128.9       71.2       68.4       68.5
                                          ---------  ---------  ---------  ---------
Gross profit............................       59.5       32.8       31.6       31.5
Selling expenses........................       18.5       10.1        9.8        9.7
General and administrative expenses.....       14.5        7.9        7.7        7.6
                                          ---------  ---------  ---------  ---------
Operating income........................       26.5       14.8       14.1       14.2
Interest expense........................        3.5        1.7        1.8        1.6
                                          ---------  ---------  ---------  ---------
Income before income taxes..............       23.0       13.1       12.3       12.6
Income taxes............................        9.0        5.0        4.8        4.8
                                          ---------  ---------  ---------  ---------
Net income..............................  $    14.0  $     8.1        7.5%       7.8%
                                          =========  =========  =========  =========

     Acquisitions in fiscal 1996, 1997, 1998 and 1999 are the primary causes of the absolute increases in revenues and expenses in each period since fiscal 1996. Each of the acquisitions of CGX in fiscal 1996, 1997, 1998 and 1999 were accounted for under the purchase method of accounting; accordingly, the consolidated income statements reflect revenues and expenses of acquired businesses only for post-acquisition periods. In each fiscal year shown above, acquisitions affected the consolidated financial results of CGX, when compared to the prior fiscal year, for the portion of the year following their respective dates of acquisition. Similarly, acquisitions in each fiscal year affected the consolidated financial results of CGX in the fiscal years which followed their respective year of acquisition because the acquired businesses were under the ownership of CGX for a full fiscal year.

     The following table sets forth the fiscal 1996, 1997, 1998 and 1999 (through September 30) acquisitions and indicates the month in which each business was acquired.

     FISCAL 1996 ACQUISITIONS

     Clear Visions..............................................August 1995

     Heritage Graphics.......................................September 1995

     Emerald City Graphics....................................February 1996

     Precision Litho..........................................February 1996

     Tulsa Litho.................................................March 1996

     FISCAL 1997 ACQUISITIONS

     Bridgetown Printing..........................................June 1996

     Garner Printing..............................................July 1996

     Eagle Press..................................................July 1996

     Mobility..................................................October 1996

     Theo Davis Sons...........................................January 1997

     Direct Color..............................................January 1997

     FISCAL 1998 ACQUISITIONS

     Tucker Printers.............................................April 1997

     The Etheridge Company........................................July 1997

     Georges and Shapiro........................................August 1997

     Austin Printing.........................................September 1997

     Geyer Printing............................................October 1997

     Superior Colour Graphics..................................October 1997

     The Otto Companies........................................October 1997

     Walnut Circle Press......................................November 1997

     Columbia Color............................................January 1998

     StorterChilds Printing....................................January 1998

     Heath Printers............................................January 1998

     Fittje Bros. Printing....................................February 1998

     Courier Printing............................................March 1998

     FISCAL 1999 ACQUISITIONS

     Tursack, Inc................................................April 1998

     Image Systems.................................................May 1998

     Printing, Inc................................................June 1998

     Wetzel Brothers..............................................June 1998

     Graphic Communications.......................................June 1998

     Paragraphics.................................................July 1998

     Pride Printers...............................................July 1998

     Lincoln Printing...........................................August 1998

     Ironwood Litho.............................................August 1998

     Rush Press/Arts & Crafts Press..........................September 1998

     Printing Corporation of America.........................September 1998

FISCAL 1998 COMPARED WITH FISCAL 1997

     Sales increased 61% to $231.3 million in 1998 from $144.1 million in 1997. Approximately 80% of this increase is due to the incremental revenue contribution of the 1997 Acquisitions and 1998 Acquisitions (together, the "1997/98 Acquired Businesses"). Internal growth at the other printing businesses of CGX, resulting primarily from investments in equipment and technology that increased production capacity at certain locations, combined with marketing efforts at all locations to increase market share, accounted for the remaining sales increases.

     Gross profit increased 67% to $73.4 million in 1998 from $43.9 million in 1997, primarily due to the addition of the 1997/98 Acquired Businesses. Gross profit as a percentage of sales increased to 31.7% in 1998 from 30.5% in 1997. This improvement generally reflects increased operating efficiencies from the capital investments of CGX and cost savings generated by the greater purchasing power of CGX.

     Selling expenses increased 57% to $22.4 million in 1998 from $14.2 million in 1997 due to the increased sales levels discussed above. Selling expenses as a percentage of sales improved to 9.7% in 1998 from 9.9% in 1997. This improvement reflects a lower average commission percentage incurred by the 1997/98 Acquired Businesses as compared to the historical percentage of CGX and an increase in non-commissioned sales at certain locations.

     General and administrative expenses increased 56% to $17.6 million in 1998 from $11.4 million in 1997 due primarily to the addition of the 1997/98 Acquired Businesses. General and administrative expenses as a percentage of sales improved to 7.6% in 1998 from 7.9% in 1997. This improvement is due to the previously mentioned increase in sales exceeding the increase in the amount of overhead expenses necessary to support such additional sales, and also reflects the ongoing efficiency initiatives of CGX.

     Interest expense increased to $3.7 million in 1998 from $2.3 million in 1997 due to a net increase in borrowings under the revolving credit facility of CGX. Such borrowings were a supplement to cash flow to finance the cash portion of the purchase prices of the 1997/98 Acquired Businesses.

     Effective income tax rates increased to 38% in 1998 from 37% in 1997 due to continued growth by acquisition into states with higher income tax rates than those states in which CGX previously operated.

FISCAL 1997 COMPARED WITH FISCAL 1996

     Sales increased 69% to $144.1 million in 1997 from $85.1 million in 1996. Substantially all of this increase was due to the incremental revenue contributions of the 1996 Acquisitions and the 1997 Acquisitions (together, the "1996/97 Acquired Businesses"). Internal growth in printing businesses owned by CGX for the entirety of each period accounted for approximately 5% of the revenue increase.

     Gross profit increased 84% to $43.9 million in 1997 from $23.9 million in 1996, primarily due to the addition of the 1996/97 Acquired Businesses. Gross profit as a percentage of sales increased to 30.5% in 1997 from 28.1% in 1996. This increase is primarily attributable to operating efficiencies gained through economies of scale and investments in equipment and technology.

     Selling expenses increased 67% to $14.2 million in 1997 from $8.5 million in 1996 due to increased sales levels as discussed above. Selling expenses as a percentage of sales improved slightly to 9.9% in 1997 from 10.0% in 1996.

     General and administrative expenses increased 65% to $11.4 million in 1997 from $6.9 million in 1996, primarily due to the addition of the 1996/97 Acquired Businesses and an increase in CGX's corporate staffing. In 1997, CGX increased its corporate staff in order to focus the resources necessary to quickly implement the benefits of its master purchasing arrangements and other operating efficiencies at its acquired businesses. General and administrative expenses as a percentage of sales improved to 7.9% in 1997 from 8.1% in 1996 primarily because the increased sales contributed by the 1996/97 Acquired Businesses was greater than the corresponding increase in overhead necessary to sustain such increased sales levels.

     Interest expense increased to $2.3 million in 1997 from $0.9 million in 1996 due to additional borrowings under the revolving credit facility of CGX to finance, in part, the cash portion of the purchase prices of the 1996/97 Acquired Businesses, debt assumed in connection therewith and debt incurred to finance certain capital expenditures.

     Effective income tax rates increased to 37% in 1997 from 35% in 1996 due to growth by acquisition into states with higher income tax rates than those states in which CGX previously operated.

SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH SIX MONTHS ENDED SEPTEMBER 30, 1997

     Sales increased 81% to $188.4 million for the six months ended September 30, 1998, from $104.0 million for the six months ended September 30, 1997. Substantially all of this increase was attributable to the addition of the 1998 Acquisitions and 1999 Acquisitions (together the "1998/99 Acquired Businesses"). Internal growth in printing businesses owned by CGX for the entirety of each period accounted for approximately 5% of the revenue increase.

     Gross profit increased 81% to $59.5 million for the six months ended September 30, 1998, from $32.8 million for the six months ended September 30, 1997, primarily due to the addition of the 1998/99 Acquired Businesses. Gross profit as a percentage of sales increased slightly to 31.6% in the current year as compared to 31.5% in the prior year, due to operating efficiencies from investments in equipment and technology and cost savings generated by CGX's increased purchasing power, offset partially by lower average gross profit margins at newly acquired businesses.

     Selling expenses increased 83% to $18.5 million for the six months ended September 30, 1998, from $10.1 million for the six months ended September 30, 1997, due to the increased sales levels as discussed above. Selling expenses as a percentage of sales increased slightly to 9.8% in the current year from 9.7% in the prior year.

     General and administrative expenses increased 83% to $14.5 million for the six months ended September 30, 1998, from $7.9 million for the six months ended September 30, 1997. This increase is due to the addition of the 1998/99 Acquired Businesses and, to a lesser extent, an increase in corporate staffing in order to maintain a high level of service to the acquired businesses. General and administrative expenses as a percentage of sales increased slightly to 7.7% in the current year from 7.6% in the prior year.

     Interest expense increased to $3.5 million for the six months ended September 30, 1998, from $1.7 million for the six months ended September 30, 1997, primarily due to a net increase in borrowings under the revolving credit facility of CGX to finance, in part, the cash portion of the purchase prices of the 1998/99 Acquired Businesses.

     Effective income tax rates reflect an increase to 39% in the current year, from 38% a year ago, reflecting a combination of factors, including growth by acquisition in states with proportionately higher income tax rates, the effect of nondeductible goodwill incurred in connection with certain acquisitions and an increase in the effective marginal federal income tax rate.

LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY

     The primary cash uses of CGX are for acquisitions, capital expenditures and payments on long-term debt incurred to finance certain equipment purchases or assumed in connection with certain acquisitions. Cash utilized to complete acquisitions totaled $69.8 million in the six months ended September 30, 1998, $42.8 million in fiscal 1998, $17.5 million in fiscal 1997 and $10.2 million in fiscal 1996. Cash utilized for capital expenditures, which relate primarily to the purchase of new equipment, was $10.7 million in the six months ended September 30, 1998, $10.6 million in fiscal 1998, $10.2 million in fiscal 1997, and $6.0 million in fiscal 1996. Payments on long-term debt totaled $1.5 million in the six months ended September 30, 1998, $5.3 million in fiscal 1998, $2.7 million in fiscal 1997 and $1.2 million in fiscal 1996. In total, cash requirements for acquisitions, capital expenditures and debt service were $82.0 million in the six months ended September 30, 1998, $58.7 million in fiscal 1998, $30.4 million in fiscal 1997 and $17.4 million in fiscal 1996.

     CGX financed its capital requirements through internally generated funds and borrowings under its revolving credit facility. Cash flow generated from operations (net income plus depreciation, amortization and deferred tax provision) was $24.0 million in the six months ended September 30, 1998, $31.6 million in fiscal 1998, $16.9 million in fiscal 1997 and $9.3 million in fiscal 1996. Net incremental borrowings under its revolving credit facility were $61.3 million in the six months ended September 30, 1998, $26.2 million in fiscal 1998, $12.4 million in fiscal 1997 and $11.3 million in fiscal 1996. Debt incurred directly to finance equipment purchases was $3.6 million in the six months ended September 30, 1998, $6.3 million in fiscal 1998 and $6.8 million in fiscal 1997.

     In connection with the acquisition of certain printing businesses, CGX issued 934,854 shares of its common stock in the six months ended September 30, 1998, 317,713 shares in fiscal 1998, 355,560 shares in fiscal 1997 and 849,316 shares in fiscal 1996. Additionally, pursuant to certain acquisitions, debt totaling $6.3 million in fiscal 1998, $4.1 million in fiscal 1997 and $1.1 million in fiscal 1996 was issued by CGX or not discharged at the time of the applicable acquisition.

     CAPITAL RESOURCES

     In June 1997, CGX entered into a $100 million revolving credit agreement, which was amended in August 1998 to increase the facility to $200 million (as amended, the "Credit Agreement"), with a nine-member banking group (following the amendments). Loans outstanding under the Credit Agreement are unsecured and accrue interest, at the option of CGX, at (1) the London Interbank Offered Rate (LIBOR) plus .50% to 1.50% based upon the Debt to Pro Forma EBITDA ratio as defined, redetermined quarterly, or (2) an alternate base rate based upon the agent bank's prime lending rate or Federal Funds effective rate. The Credit Agreement also provides for a commitment fee on available but unused amounts ranging from .10% to .35% per annum. The Credit Agreement matures on July 31, 2001, at which time all amounts outstanding thereunder are due. At September 30, 1998, outstanding borrowings under the Credit Agreement were $116.2 million and were subject to an average interest rate of 6.27% per annum.

     CGX is subject to certain covenants and restrictions and must meet certain financial tests pursuant to and as defined in the Credit Agreement. CGX believes that these restrictions do not adversely affect its acquisition or operating strategies, and that it was in compliance with such financial tests and other covenants at September 30, 1998.

     In 1996, CGX entered into an agreement with Komori America Corporation (the "Komori Agreement"), pursuant to which CGX may, but is not obligated to, purchase up to $50 million of printing presses over its term. The Komori Agreement provides certain volume purchase incentives and long-term financing options. In May 1998, CGX agreed to purchase 12 new printing presses for an aggregate of $19 million, net of trade-in allowances, pursuant to the Komori Agreement. As of September 30, 1998, CGX was obligated on term notes related to the Komori Agreement totaling $14.9 million. These term notes provide for fixed monthly principal and interest payments through 2008 at an average interest rate of 7.70%, and are secured by the purchased presses. CGX is not subject to any significant financial covenants or restrictions in connection with these obligations.

     CGX expects to make additional equipment capital expenditures in fiscal 1999 using cash flow from operations and borrowings under the Credit Agreement.

     The remaining debt obligations of CGX generally consist of mortgages, capital leases, promissory notes, an industrial revenue bond and one $10 million auxiliary revolving credit agreement, some of which contain financial covenants and restrictions. The most significant of these place certain restrictions on future borrowings and acquisitions above specified levels. CGX believes these restrictions do not adversely affect its acquisition or operating strategies.

     Pursuant to earnout agreements entered into in connection with certain acquisitions, as of September 30, 1998, CGX was contingently obligated at certain times and under certain circumstances through 2004 to issue up to 229,122 shares of its common stock and to make additional cash payments of up to $19.9 million for all periods in the aggregate.

     During the six months ended September 30, 1998, CGX acquired eleven printing businesses. To complete these acquisitions, in the aggregate, CGX issued 934,854 shares of its common stock and paid cash of $28.7 million and discharged substantially all of the debt of the businesses acquired totalling $41.1 million with proceeds from borrowings under the Credit Agreement. Subsequent to September 30, 1998, CGX completed the acquisition of four printing businesses for 280,636 shares of common stock, cash totaling $6.4 million and discharged substantially all of the debt of the businesses acquired totaling $7.1 million with proceeds from borrowings under the Credit Agreement. As of December 30, 1998, CGX had signed four non-binding letters of intent and the AGS merger agreement to acquire a total of five additional printing businesses for aggregate estimated consideration of $42.0 million in CGX common stock and cash totaling $17.2 million. CGX also expects to discharge debt of the businesses to be acquired totaling $17.9 million. CGX expects to utilize borrowings under the Credit Agreement to finance the cash portion of these acquisitions.

     CGX intends to continue actively to pursue acquisition opportunities, utilizing cash flow from operations, borrowings under the Credit Agreement or the issuance of its common stock. There can be no assurance that CGX will be able to acquire additional businesses on acceptable terms in the future. In addition, there can be no assurance that CGX will be able to establish, maintain or increase the profitability of any acquired business.

YEAR 2000

     The Year 2000 issue results from the historical use in computer software programs of a two-digit abbreviation in date fields to represent the year. Certain computer programs, including programs embedded in various equipment, may fail to properly function when confronted with dates which contain the two-digit year "00". These processing errors have the potential to cause system failures or disrupt normal operations.

     CGX has reviewed and is continuing to review its business risks associated with the Year 2000 issue. Based on communications with vendors, CGX believes that substantially all of the equipment used in its printing operations, including its pre-press and press equipment and its equipment used to finish and deliver its products, will not be materially affected by the Year 2000 issue. Certain of CGX's management information systems and associated computer equipment are not currently Year 2000 compliant. The software for the majority of these management information systems was specifically designed for the printing industry and is perpetually supported by its manufacturer. Substantially all of these manufacturers have either recently released software versions which are Year 2000 compliant or have announced a timetable for doing so. CGX has installed certain upgrades and is scheduling remaining upgrades of software together with such replacement of hardware as necessary to be Year 2000 compliant and presently anticipates that substantially all of its current management information systems will be Year 2000 compliant as early as Summer 1999, but in any event no later than December 31, 1999. While the upgrades may be implemented at an accelerated pace as a result of the Year 2000 issue, the cost of implementing these software upgrades is not expected to be materially in excess of CGX's recurring investment in management information systems.

     In addition, CGX is in the process of assessing its exposure to business disruptions as a result of the Year 2000 issues of its suppliers and customers. Like many manufacturing companies, CGX's operations depend upon the operation of many other businesses, the disruption of any one or even a number of which as a result of the Year 2000 issue would not have a material effect on the business of CGX. However, in a "worst case" Year 2000 scenario, a significant number of such businesses could suffer disruptions as a result of the Year 2000 issue and CGX's operations could be adversely affected. In the case of a systemic failure, such as prolonged telecommunications or electrical failures, or a general disruption in United States or global business activities that could result in a significant economic downturn, the primary business risks of CGX would include, but not be limited to, loss of customers or orders, increased operating costs, inability to obtain supplies and inventory on a timely basis, disruptions in product shipments or other business interruptions of a material nature, as well as possible claims of mismanagement, misrepresentation or breach of contract, any of which could have a material, adverse effect on CGX's business, results of operations and financial condition. Because of its many locations, if certain printing facilities were adversely affected, CGX would use other operable printing facilities among its subsidiaries in other locations in order to avoid, to the extent possible, loss of customer goodwill. CGX is continuing to evaluate the facts and circumstances involved in such a worst-case scenario to develop alternative contingency plans, to the extent feasible. A prolonged industry-wide decline in printing orders as affected businesses focus on operational requirements more essential to their survival than printing needs would have a significant adverse effect on CGX.

     There are many suppliers of paper, ink and other materials used in printing operations. Thus, CGX believes that it is not materially dependent on any one supplier. CGX has orally communicated with, and in some cases has received written communication from, many of its more significant suppliers regarding such supplier's Year 2000 readiness and is evaluating the need for written confirmation, solicitation or other action with respect to such information. However, based on communications made or received to date, CGX believes that it will be able to obtain materials necessary to continue its operations without significant disruption due to Year 2000 issues.

     CGX has a large and diversified customer base comprised of thousands of customers in locations throughout the United States and is not dependent on any one customer or group of customers for its revenues. As such, CGX does not anticipate that the demand for its commercial printing services would be materially adversely affected as a result of Year 2000 issues unless such issues had a widespread, catastrophic effect on its customer base.

     As part of its ongoing review of the Year 2000 issue, CGX evaluates and addresses Year 2000 issues for its planned acquisitions and develops appropriate remedial action and a timetable for such action following completion of such acquisitions.

                    AGS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION INCLUDES BOTH STATEMENTS OF HISTORICAL FACT AND "FORWARD-LOOKING STATEMENTS." THIS FORWARD-LOOKING INFORMATION CAN BE
IDENTIFIED BY THE USE OF EXPRESSIONS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES," THE NEGATIVES OF THESE EXPRESSIONS OR
OTHER PHRASES HAVING SIMILAR MEANINGS, AND INCLUDES STATEMENTS AS TO THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF AGS AND ITS MANAGEMENT WITH RESPECT TO THE FUTURE OPERATIONS, PERFORMANCE OR POSITION OF AGS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF AGS, INCLUDING ASSUMPTIONS AS TO MARKET AND COMPETITIVE CONDITIONS, WHICH, ALTHOUGH CONSIDERED REASONABLE BY AGS, MAY NOT BE REALIZED. BECAUSE OF THE NUMBER AND RANGE OF THE ASSUMPTIONS UNDERLYING AGS' FORWARD-LOOKING STATEMENTS, AND THE NUMBER OF THESE ASSUMPTIONS THAT ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE REASONABLE CONTROL OF AGS, SOME OF THESE ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. IN ADDITION, THERE ARE EVENTS AND CIRCUMSTANCES THAT ARE NOT CURRENTLY ANTICIPATED AND THAT ARE NOT, THEREFORE, REFLECTED IN AGS' CURRENT ASSUMPTIONS, THAT MAY OCCUR AFTER THE DATE OF THIS PROSPECTUS/PROXY STATEMENT. THEREFORE, THE ACTUAL FUTURE EXPERIENCE OF AGS AND ITS FUTURE RESULTS MAY DIFFER SUBSTANTIALLY FROM THOSE ANTICIPATED. CONSEQUENTLY, THE INCLUSION OF FORWARD-LOOKING STATEMENTS SHOULD NOT BE REGARDED AS A REPRESENTATION BY AGS OR ANY OTHER PERSON THAT THESE EXPECTATIONS WILL BE REALIZED.

RESULTS OF OPERATIONS

     The following tables set forth material items from the historical statements of income of AGS and the percentage relationship between each of those items and net sales for each of the periods indicated:

                                              FISCAL YEAR ENDED                FISCAL YEAR ENDED
                                                 OCTOBER 31,                      OCTOBER 31,
                                       -------------------------------  -------------------------------
                                         1997       1996       1995       1997       1996       1995
                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (AS A PERCENTAGE OF
                                                                                  NET SALES)
                                                (IN MILLIONS)
Net sales............................  $    34.7  $    31.8  $    29.3      100.0%     100.0%     100.0%
Cost of sales........................       21.0       20.2       18.1       60.5       63.5       61.8
                                       ---------  ---------  ---------  ---------  ---------  ---------
Gross profit on sales................       13.7       11.6       11.2       39.5       36.5       38.2
Administrative and general
  expenses...........................        5.3        4.0        4.5       15.3       12.6       15.2
Selling expenses.....................        3.6        3.2        2.8       10.4       10.1        9.6
Production planning expenses.........        1.4        1.2        1.1        4.0        3.8        3.8
Delivery expenses....................        1.1        1.0        0.9        3.2        3.1        3.1
Moving expense.......................        0.4         --         --        1.1         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................        1.9        2.2        1.9        5.5        6.9        6.5
Other income (expense)...............        1.8        0.3        0.4        5.1        0.9        1.3
Interest expense.....................        0.5        0.4        0.2        1.4        1.2        0.7
                                       ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........        3.2        2.1        2.1        9.2        6.6        7.1
Provision for income taxes...........        1.3        0.7        0.8        3.7        2.2        2.7
                                       ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $     1.9  $     1.4  $     1.3        5.5%       4.4%       4.4%
                                       =========  =========  =========  =========  =========  =========
                                        NINE MONTHS ENDED     NINE MONTHS ENDED
                                             JULY 31,              JULY 31,
                                       --------------------  --------------------
                                         1998       1997       1998       1997
                                       ---------  ---------  ---------  ---------
                                                               (AS A PERCENTAGE
                                                                OF NET SALES)
                                          (IN MILLIONS)
Net sales............................  $    27.2  $    25.5      100.0%     100.0%
Cost of sales........................       16.3       15.1       59.9       59.2
                                       ---------  ---------  ---------  ---------
Gross profit on sales................       10.9       10.4       40.1       40.8
Administrative and general
  expenses...........................        3.2        4.2       11.8       16.5
Selling expenses.....................        2.8        2.6       10.3       10.2
Production planning expenses.........        1.0        0.9        3.7        3.5
Delivery expenses....................        0.8        0.8        2.9        3.1
                                       ---------  ---------  ---------  ---------
Operating income.....................        3.1        1.9       11.4        7.5
Other income (expense)...............         --        1.6         --        6.3
Interest expense.....................        0.4        0.4        1.3        1.6
                                       ---------  ---------  ---------  ---------
Income before income taxes...........        2.7        3.1        9.9       12.2
Provision for income taxes...........        1.0        1.1        3.7        4.4
                                       ---------  ---------  ---------  ---------
Net income...........................  $     1.7  $     2.0        6.2%       7.8%
                                       =========  =========  =========  =========

FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1996

     Net sales for the fiscal year ended October 31, 1997 increased by $2.9 million, or 9%, over net sales for the fiscal year ended October 31, 1996. This increase is primarily attributable to AGS' ability to cross-sell its complete line of services, especially digital printing, CD-ROM and internet publishing services, as a complement to AGS' conventional ink on paper printing services. This ability to offer complementary printing services continues to differentiate AGS from its competitors, and to enhance its marketing efforts in its core business.

     Cost of sales for fiscal 1997 increased by $0.8 million, or 4%, over cost of sales for fiscal 1996, but decreased to 61% of net sales for fiscal 1997 as compared to 64% of net sales for fiscal 1996. The absolute increase in cost of sales is attributable to AGS' increased net sales for fiscal 1997. The decrease in cost of sales as a percentage of net sales in fiscal 1997 is due to AGS' effort, during fiscal 1997, to control costs through more effective paper purchasing, reduced use of outside services as a result of improved scheduling, reduced spoilage due to enhanced quality control procedures and reduced medical costs due to reduced claims under AGS' self-insurance plan with stop loss provisions.

     As a consequence of the foregoing increases in net sales and cost of sales for fiscal 1997 as compared to fiscal 1996, gross profit increased by $2.1 million, or 18%, for fiscal 1997 as compared to fiscal 1996, and gross profit as a percentage of sales rose to 39% in fiscal 1997 from 36% for fiscal 1996.

     Administrative and general expenses, which consist primarily of labor-related expenses for administrative supervisory and executive personnel and accounting, administrative and secretarial services, as well as ESOP contributions and certain general items, increased by $1.3 million, or 33%, in fiscal 1997 as compared to fiscal 1996. Certain of the personnel whose compensation expenses are included in administrative and general expenses are subject to incentive compensation arrangements. Pursuant to these arrangements, compensation increases more than in proportion to increases in net sales in years in which AGS meets or exceeds performance targets set in connection with these arrangements, and less than in proportion to net sales in years in which AGS does not meet such performance targets. Administrative and general expenses represented 15% of net sales for fiscal 1997, as compared to 13% of net sales in fiscal 1996, which is consistent with these incentive compensation arrangements.

     Selling expenses, which consist primarily of labor-related expenses for AGS' sales and sales support personnel, as well as outlays for marketing and sales-related travel, increased by $0.4 million, or 11%, in fiscal 1997 as compared to fiscal 1996, but remained substantially unchanged as a percentage of sales. The absolute increase in selling expenses is attributable to increased selling activity in connection with increased sales during fiscal 1997.

     Production planning expenses, which consist of labor-related and other expenses associated with AGS' customer service and production management functions, which coordinate the processing of each order between the customer and AGS' production staff and oversees the quality and timeliness of AGS' services, increased by $0.3 million, or 26%, in fiscal 1997 as compared to fiscal 1996. This increase is attributable primarily to increased production associated with increased sales in fiscal 1997, as well as a greater commitment of resources to customer service.

     During the fourth quarter of fiscal 1997, AGS incurred $0.4 million of moving expenses in connection with the relocation of its Ohio facility.

     Other income, which consists of non-operating items such as net gains on sales of property, equipment and scrap paper, and interest earnings on cash and investment balances, increased by $1.5 million, or 503%, for fiscal 1997 as compared to fiscal 1996. During fiscal 1997, AGS sold land and a building and realized a gain of $1.3 million on that sale. The remainder of the increase is attributable to interest on increased cash and investment balances in fiscal 1997 as compared to fiscal 1996.

     The provision for income taxes for fiscal 1997 increased by $0.4 million, or 64%, from the income tax provision for fiscal 1996. The increase in the income tax provision for fiscal 1997 is due to increased pre-tax income in that year, as compared to fiscal 1996, which in turn resulted from increased net sales and the gain on sale of real property described above.

FISCAL YEAR ENDED OCTOBER 31, 1996 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1995

     Net sales for fiscal 1996 increased by $2.5 million, or 8%, over net sales for the fiscal year ended October 31, 1995. This increase is primarily attributable to increased, focused marketing efforts in all areas of AGS' business, partially offset by a loss of sales as a small number of AGS' substantial publishing customers shifted to low-price providers. Because such low-price production generally is not compatible with AGS' business or strategy, AGS chose not to attempt to retain all of this business. In addition, sales during fiscal 1996 were adversely affected by changes in the composition of AGS' sales force, as a consequence of attrition among existing sales personnel and changes in AGS' product mix, which necessitated a change in the sales force's mix of skills and knowledge.

     Cost of sales for fiscal 1996 increased by $2.1 million, or 12%, over cost of sales for fiscal 1995, and increased to 64% of net sales for fiscal 1996 from 62% of net sales for fiscal 1995. The absolute increase in cost of sales is attributable to AGS' increased net sales for fiscal 1996 and the increase in cost of sales as a percentage of net sales is due in part to AGS accepting jobs with relatively lower margins in order to counteract the effects of the loss of work that shifted to low-price providers.

     As a consequence of the foregoing increases in net sales and cost of sales for fiscal 1996 as compared to fiscal 1995, gross profit increased by $0.3 million, or 3%, for fiscal 1996 as compared to fiscal 1995, and gross profit as a percentage of sales declined to 36% in fiscal 1996 from 38% for fiscal 1995.

     Administrative and general expenses declined by $0.5 million, or 11%, in fiscal 1996 as compared to fiscal 1995. Administrative and general expenses represented 12% of net sales for fiscal 1996, as compared to 15% of net sales in fiscal 1995. These results reflect the incentive compensation arrangements for certain of the personnel whose compensation is included in this category.

     Selling expenses increased by $0.3 million, or 12%, in fiscal 1996 as compared to fiscal 1995, but remained substantially unchanged as a percentage of sales. The absolute increase in selling expenses is attributable to increased selling activity in connection with increased sales during fiscal 1996.

     Other income decreased by $0.1 million, or 32%, for fiscal 1996 as compared to fiscal 1995, as a consequence of lower scrap paper prices from recyclers.

     Interest expense for fiscal 1996 increased by $0.1 million, or 51%, over interest expense for fiscal 1995. The increase in interest expense for fiscal 1996 is primarily due to increased borrowings during fiscal 1996 to finance corporate expansion.

NINE MONTHS ENDED JULY 31, 1998 COMPARED TO NINE MONTHS ENDED JULY 31, 1997

     Net sales for the nine-month period ended July 31, 1998 increased by $1.7 million, or 7%, over net sales for the nine-month period ended July 31, 1997. This increase is primarily attributable to AGS' continued emphasis on cross-selling of its entire line of services, particularly digital printing, CD-ROM and internet publishing services, as a complement to AGS' conventional ink on paper business.

     Cost of sales for the nine months ended July 31, 1998 increased by $1.1 million, or 8%, over cost of sales for the comparable period in 1997, but remained substantially unchanged as a percentage of sales. The absolute increase in cost of sales is attributable to AGS' increased net sales during 1998.

     As a consequence of the foregoing increases in net sales and cost of sales for the nine months ended July 31, 1998 as compared to the nine months ended July 31, 1997, gross profit increased by $0.5 million or 5%, for the 1998 interim period as compared to the 1997 interim period, and gross profit as a percentage of sales was substantially unchanged between the two interim periods.

     Administrative and general expenses decreased by $1.0 million, or 24%, for the nine months ended July 31, 1998 as compared to the nine months ended July 31, 1997 and decreased to 12% of net sales for the 1998 interim period from 16% of net sales for the 1997 interim period. These absolute and relative decreases in administrative and general expenses are due primarily to the fact that AGS has not made an ESOP contribution during the 1998 interim period.

     Selling expenses increased by $0.2 million, or 9%, for the nine months ended July 31, 1998 as compared to the nine months ended July 31, 1997, but remained substantially unchanged as a percentage of sales. The absolute increase in selling expenses is attributable to increased selling activity in connection with increased sales during the 1998 interim period.

     Production planning expenses increased by $0.1 million, or 11%, for the nine months ended July 31, 1998 as compared to the nine months ended July 31, 1997, but remained substantially unchanged as a percentage of sales. This increase is attributable primarily to increased production associated with increased sales in the 1998 interim period, as well as to a greater commitment of resources to customer service.

     Other income decreased by $1.6 million. or 103%, in the nine months ended July 31, 1998, primarily as a consequence of the one-time gain of $1.3 million on the sale of real property in July 1997.

     The provision for income taxes for the nine months ended July 31, 1998 decreased by $0.1 million, or 8%, from the income tax provision for the nine months ended July 31, 1997. The decrease in the income tax provision for the 1998 interim period is due to decreased pre-tax income in that interim period, as compared to the 1997 interim period, as a consequence of the one-time gain on sale of real property in the 1997 interim period described above, partially offset by increased operating income.

LIQUIDITY AND CAPITAL RESOURCES

     As of October 31, 1997, AGS had current assets of $12.1 million and current liabilities of $6.2 million, resulting in working capital of $5.9 million. As of that date, AGS also had investments in securities in the amount of $3.1 million and an available line of credit for $3.0 million from Mellon Bank. As of July 31, 1998, AGS' current assets had been reduced to $10.3 million and its current liabilities had increased to $7.2 million, resulting in working capital of $3.1 million, a decrease of $2.8 million from October 31, 1997. The principal reason for this decrease was the classification as a current liability of a $3.1 million note payable to Mellon Bank discussed below that is due in March 1999. At July 31, 1998 AGS' investment in securities had decreased by $0.1 million, to
3.0 million, and the line of credit had expired.

     Capital expenditures for new equipment totaling $2.1 million for fiscal 1997 and $1.0 million for the nine months ended July 31, 1998 have been required. During fiscal 1997, AGS applied $0.6 million to the repayment of outstanding indebtedness.

     AGS generates cash from operations and, to a lesser extent, from third-party borrowings and the capital lease of equipment and believes that it can generate sufficient resources from these sources to meet its liquidity needs for the foreseeable future. AGS also anticipates, however, that consummation of the Merger will facilitate the ready availability of capital.

     AGS is indebted to Mellon Bank pursuant to a note payable dated March 24, 1996 in the principal amount of $2.0 million and due March 1, 2000. This note, which had an outstanding principal balance of $1.2 million as of July 31, 1998, requires monthly principal payments of $20,833, plus interest on the outstanding balance equal to 2% above Mellon Bank's Overnight Money Market Rate. This note is secured by certain of AGS' assets.

     AGS also is indebted to Mellon Bank pursuant to a note payable in the principal amount of $4.4 million, dated March 1996 and due in March 1999. This note, which had an outstanding principal balance of $3.1 million as of July 31, 1998, requires monthly payments pursuant to a specified payment schedule, with monthly payments of approximately $80,000 from November 1998 through maturity including interest on the outstanding balance at the rate of 7.15%. This note is secured by substantially all of AGS' assets, and contains certain financial covenants.

     AGS is obligated to make certain ongoing payments to two former employees in connection with the repurchase of AGS stock. In one case, AGS' total obligation is for $169,000, payable commencing November 1, 1996 in five annual installments of $34,000, plus interest on the unpaid balance at the rate of 6% per annum. In the second case, AGS' total obligation is for $132,000, payable commencing July 1, 1997, in five annual installments of $33,500, which includes interest at the rate of 8.25% per annum.

YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Certain computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of normal business activities.

     AGS has prepared a formal plan to address Year 2000 issues as they relate to its present and anticipated business and operations. In accordance with that plan, AGS has taken the following steps:

      o Established a task force consisting of senior management, financial analysts and systems and database specialists who meet at least weekly to implement the Year 2000 plan.

      o Requested that all of its business partners provide AGS with information about their state of Year 2000 readiness. To the extent that partners do not have compliance plans, the AGS task force will provide assistance. Once a partner demonstrates compliance, AGS will issue and maintain a certificate. If a partner is not compliant by March 31, 1999, AGS will select a compliant replacement partner. Because of the availability of alternative partners, AGS does not anticipate any material expense or other adverse consequences from replacement of non-compliant partners. As of December 1, 1998, AGS had certified 45% of its business partners.

      o Requested that all developers and manufacturers of software and hardware used in production and administration provide AGS with information about their state of Year 2000 readiness and, as of October 31, 1998 requested updated information. Again, the task force will work with providers to achieve readiness. As of December 1, 1998, management estimated that 90% of hardware was Year 2000 compliant, and AGS management anticipates that AGS will achieve 100% compliance by the close of the year. The task force is now focusing on software, with full compliance anticipated by March 31, 1999.

     The ultimate goal of AGS management is to achieve complete Year 2000 compliance, both internally and externally, no later than April 30, 1999.

     In the ordinary course of business, AGS has replaced a significant amount of its hardware and software with Year 2000 compliant systems. A replacement schedule has been prepared for its remaining non-compliant systems. The cost to date of AGS' Year 2000 efforts has been limited. Management has elected to upgrade obsolete computer equipment by reassigning other, compliant equipment, thereby limiting the need to make additional purchases. Management first identified non-compliant systems, as well as those that would benefit from more modern technology or faster computers. AGS then purchased new equipment for the most demanding applications and moved less powerful, but still compliant, equipment to replace equipment discarded due to noncompliance. To date, this process of upgrade and repositioning has resulted in expenditures of less than $25,000. AGS management has addressed issues of software compliance primarily by upgrading to current versions or applying patches provided by the various developers. To date, software compliance has resulted in expenditures of less than $5,000, exclusive of labor costs. Management does not anticipate that future costs of hardware and software compliance will be material.

                         DESCRIPTION OF CGX SECURITIES

GENERAL

     The authorized capital stock of CGX consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. At November 30, 1998 there were 14,222,018 shares of common stock and no shares of preferred stock outstanding.

     The following discussion is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws of CGX, which are included as exhibits to the registration statement of which this prospectus/proxy statement is a part.

COMMON STOCK

     Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders vote. Holders of common stock are not entitled to vote cumulatively for the election of directors. Holders of common stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution, or winding up of CGX, holders of common stock are entitled to share ratably in any assets of CGX remaining after satisfaction of the debts and liabilities of CGX and any preferential rights of the holders of the preferred stock, if any, then outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     Holders of common stock are entitled to receive dividends when and as declared by the CGX Board out of legally available funds only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of preferred stock entitled to preferred dividends and after CGX has made provision for any sinking or purchase funds for any series of preferred stock. CGX has not paid any cash dividends on the common stock since its incorporation and does not anticipate paying cash dividends in the foreseeable future.

PREFERRED STOCK

     The preferred stock is issuable by the CGX Board in one or more series. The number of shares of each series and the rights, preferences and limitations of each series may be determined by the CGX Board, including the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of CGX; conversion rights, if any; and voting powers, if any. All series of preferred stock rank equally and are identical in all respects except as may otherwise be provided in the Statement or Statements of Resolution establishing such series. The CGX Board, without obtaining shareholder approval, may issue shares of the preferred stock with voting rights or conversion rights which could affect the voting power of the holders of common stock. The issuance of preferred stock could be utilized, under certain circumstances, in an attempt to prevent the acquisition of CGX.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Articles of Incorporation and Bylaws of CGX summarized in the following paragraph may have the effect of discouraging, delaying or preventing an acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders.

     The authorized capital stock of CGX consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, all of which shares of preferred stock are undesignated as of the date of this prospectus/proxy statement. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be given voting rights and privileges and issued by the CGX Board in one or more transactions. Such rights and privileges, when exercised, may make it more difficult for a shareholder or any group of shareholders to obtain control of CGX.

SHARES ELIGIBLE FOR FUTURE SALE

     CGX has issued a significant number of shares of common stock in acquisition transactions or under other circumstances, including shares issuable upon exercise of certain stock purchase options that have been or may be granted under the existing incentive stock option plan of CGX. Certain of these shares constitute either "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act, or are held by "affiliates" of CGX and consequently are subject to the resale limitations of Rule 144. Future sales of significant numbers of shares of CGX common stock in the public market could adversely affect the prevailing market price of the common stock and could also impair the ability of CGX to raise capital through subsequent offerings of securities.

OTHER REGISTRATIONS

     CGX has on file with the Securities and Exchange Commission several effective registration statements under the Securities Act pursuant to which shares of its common stock that were issued as restricted securities in connection with business acquisitions may be resold. CGX also has on file an effective registration statement covering two million shares of its common stock for use in future acquisitions.

                               MANAGEMENT OF CGX

BOARD OF DIRECTORS

     JOE R. DAVIS has been the President, Chief Executive Officer and Chairman of the Board of CGX since he founded it in 1985. Prior to forming CGX, Mr. Davis was Vice President of Finance and Administration for a division of International Paper Company. Prior thereto, he served as a partner with Arthur Andersen LLP, an accounting firm, where he was active in the mergers and acquisitions practice. Mr. Davis is a certified public accountant. Mr. Davis serves on the Executive Committee and is 55 years of age.

     LARRY J. ALEXANDER retired from the San Antonio Spurs in May 1996, where he had been the Vice President -- Administration and Communications since 1994. Prior to joining the Spurs, he spent 27 years with SBC Communications Inc. in various positions including Senior Vice President -- External Affairs from 1993 to 1994 and Senior Vice President -- Corporate Communications from 1990 to 1993. Mr. Alexander has been a director of CGX since 1995 and is 56 years of age.

     BRADY F. CARRUTH has been President of Gulf Coast Capital Corporation, a commercial landscaping business, since 1987. He also serves on the board of directors of American General Corporation, a diversified insurance company. Mr. Carruth has been a director of CGX since 1985 and serves on the Audit Committee. Mr. Carruth is 41 years of age.

     CLARENCE C. COMER has served as President and Chief Executive Officer of Southdown, Inc., a cement and ready-mix concrete producer, since 1987. He is also a director of Southdown, Inc. Mr. Comer has been a director of CGX since 1993 and serves on the Audit Committee. Mr. Comer is 50 years of age.

     GARY L. FORBES has been a Vice President of Equus Capital Management Corporation and affiliates, including Equus II Incorporated, a public investment company, since 1991. Mr. Forbes serves on the boards of directors of several public companies, including NCI Building Systems, Inc., a manufacturer of prefabricated metal buildings, Drypers Corporation, a manufacturer of disposable diapers and related products and Advanced Technical Products, Inc., a manufacturer of high-performance composites. Mr. Forbes is a certified public accountant and has been a director of CGX since 1993. He serves on the Executive Committee and is 54 years of age.

     W. D. HAWKINS, a private investor since 1980, founded Industrial Towel & Uniform Co., a company which he developed through acquisitions into a major industrial laundry in Texas. That company was sold to Cintas Corporation in 1980. Mr. Hawkins has been a director of CGX since 1985 and serves on the Compensation Committee. Mr. Hawkins is 86 years of age.

     JAMES H. LIMMER has been a partner with the law firm of Tekell, Book, Matthews & Limmer, L.L.P., in Houston, Texas, which specializes in all phases of insurance defense, since 1973. Mr. Limmer has been a director of CGX since 1985 and serves on the Compensation Committee. Mr. Limmer is 56 years of age.

     THOMAS E. SMITH has been President of High Island Oil Corp., an oil and gas exploration and production company, since 1992. He has also served as a Vice President of Smith Investments, an investment company with interests in mortgage banking, oil and gas, and other businesses, since 1986. Mr. Smith has been a director of CGX since 1993 and serves on the Audit Committee. Mr. Smith is 41 years of age.

     DR. HUGH N. WEST, M.D., retired from his diagnostic radiology practice in 1996. For more than the prior five years he was in private practice in Houston, Texas. Dr. West has been a director of CGX since 1985 and serves on the Compensation Committee. Dr. West is 53 years of age.

EXECUTIVE OFFICERS

     Set forth below are the executive officers of CGX, together with their positions and ages:

               NAME                   AGE              POSITION
-----------------------------------   --- -----------------------------------
Joe R. Davis.......................   55  Chairman and Chief Executive
                                          Officer
G. Christopher Colville............   41  Executive Vice President -- Mergers
                                          and Acquisitions, Chief Financial
                                            and Accounting Officer and
                                            Secretary

     JOE R. DAVIS.  See "-- Board of Directors."

     G. CHRISTOPHER COLVILLE joined CGX in September 1994 as Vice
President -- Mergers and Acquisitions and was appointed to the additional position of Chief Financial and Accounting Officer in January 1996. He served in that capacity until September 1997, and subsequently thereto, from February 1998 until June 1998 and from November 1998 to the present. He was appointed Secretary of CGX in April 1998. He served as Financial Accounting and Reporting Manager for Trident NGL Holding, Inc. for three years prior to joining CGX and prior thereto as an accounting and audit manager for Arthur Andersen LLP. Mr. Colville is a certified public accountant.

                          OWNERSHIP OF CGX SECURITIES

     The following table sets forth as of November 30, 1998 information with respect to the beneficial ownership of shares of CGX common stock by (i) the chief executive officer and each of the other executive officers of CGX, (ii) each of the directors of CGX, (iii) all persons known to CGX to be the beneficial owners of 5% or more thereof and (iv) all officers and directors as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. The address of each of the owners named below other than Jeffrey N. Vinik, et al., is 5858 Westheimer, Suite 200, Houston, Texas 77057.

                                                 AMOUNT OF
                                          BENEFICIAL OWNERSHIP(1)
                                        ---------------------------
                                        NUMBER OF       PERCENTAGE
      NAME OF BENEFICIAL OWNER          SHARES(2)       OF CLASS(3)
-------------------------------------   ----------      -----------
Joe R. Davis.........................    1,454,500          10.2%
Jeffrey N. Vinik, et al.(4)..........    1,328,000           9.3
Hugh N. West.........................      175,000           1.2
James H. Limmer......................      122,500         *
Brady F. Carruth.....................       53,770         *
Gary L. Forbes.......................       42,548         *
G. Christopher Colville..............       24,600         *
Clarence C. Comer....................       36,100         *
Thomas E. Smith......................       10,000         *
Larry J. Alexander...................        8,000         *
W.D. Hawkins.........................        5,980         *
All directors and executive officers
  as a group (10 persons,
  including the directors and
  executive officers named above)....    1,932,998          13.6

------------

   *  Less than 1%.

  (1) In accordance with the Securities and Exchange Commission regulations, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether such person has any economic interest in the shares. In addition, a person is deemed to own beneficially any shares of which such person has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security.

  (2) Shares shown do not include shares held through CGX's 401(k) plan. The shares beneficially owned include options to purchase shares of CGX's common stock exercisable within 60 days of November 30, 1998, as follows:
      Mr. Davis, 200 shares; Mr. Forbes, 18,000 shares; Mr. Colville, 2,972 shares; Mr. Smith, 7,000 shares; and Mr. Alexander, 6,000 shares.

  (3) The percentage of class owned by each person has been calculated using the 14,222,018 shares outstanding at November 30, 1998, plus any shares issuable upon exercise of options owned by such person exercisable within 60 days and deemed to be outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act.

  (4) Based on information filed with the Securities and Exchange Commission. The address for Jeffrey N. Vinik, et al. is 260 Franklin Street, Boston, Massachusetts 02110. Vinik Partners L.P., a Delaware limited partnership ("Vinik Partners"), owns 570,900 shares of common stock. VGH Partners, L.L.C., a Delaware limited liability company ("VGH"), is the general partner of Vinik Partners and as such may be deemed to beneficially own the shares owned by Vinik Partners. Vinik Overseas Fund Ltd. owns 700,700 shares of common stock. Pursuant to an investment management agreement, Vinik Asset Management, L.L.C., a Delaware limited liability company ("VAM LLC"), as general partner of Vinik Asset Management, L.P. ("VAM LP"), has investment authority over such 700,700 shares of common stock and as such VAM LLC and VAM LP may be deemed to beneficially own such shares of common stock. Jeffrey N. Vinik is the senior managing member of VGH and VAM LLC, and Michael S. Gordon and Mark D. Hostetter are managing members of such entities, and as such those individuals share the voting and dispositive power over such shares and may be deemed to beneficially own such shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation earned by or awarded to the Chief Executive Officer of CGX and the other applicable executive officers of CGX for each of the three fiscal years ended March 31, 1998, 1997 and 1996.

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                                ANNUAL COMPENSATION         -------------------
                                           -----------------------------          SHARES
      NAME AND PRINCIPAL POSITION          YEAR      SALARY      BONUS      UNDERLYING OPTIONS
----------------------------------------   -----    --------    --------    -------------------
Joe R. Davis............................    1998    $228,000    $     --               --
  President and Chief Executive             1997     228,000          --               --
  Officer                                   1996     228,000          --               --

G. Christopher Colville.................    1998     101,250     100,000           15,000
  Executive Vice President --               1997      82,832      80,000           30,000
  Mergers and Acquisitions, Chief
     Financial and Accounting Officer
     and Secretary                          1996      70,528      50,000           15,000

STOCK OPTION GRANTS TABLE

     The following table shows information concerning the grant of stock options pursuant to the Incentive Plan during the fiscal year ended March 31, 1998 to the executive officers named in the CGX Summary Compensation Table.

                         OPTIONS GRANTED IN FISCAL 1998

                                                                                                  POTENTIAL REALIZABLE
                                                     PERCENT OF                                          VALUE
                                       NUMBER OF       TOTAL                                       AT ASSUMED ANNUAL
                                         SHARES       OPTIONS       EXERCISE OF                          RATES
                                       UNDERLYING    GRANTED TO    BASE PRICE PER                    OF STOCK PRICE
                                        OPTIONS     EMPLOYEES IN       SHARE        EXPIRATION        APPRECIATION
                NAME                    GRANTED     FISCAL 1998     ($/SHARE)(1)       DATE        FOR OPTION TERM(2)
-------------------------------------  ----------   ------------   --------------   ----------   ----------------------
                                                                                                     5%         10%
                                                                                                 ----------  ----------
G. Christopher Colville..............    15,000          5.9%          $37.13         12/17/02   $  171,300  $  383,700

------------

(1) The exercise price per share for all options granted is equal to the market price of the underlying CGX common stock as of the date of grant.

(2) The potential realizable value through the expiration date of options has been determined on the basis of the per share market price at the time the options were granted, compounded annually over the life of the option, net of the exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of CGX common stock.

STOCK OPTION EXERCISES AND YEAR-END VALUES TABLE

     The following table shows, for executive officers named in the Summary Compensation Table, information with respect to stock options exercised during the fiscal year ended March 31, 1998 and the unexercised options to purchase CGX common stock granted under the Incentive Plan and held as of March 31, 1998.

                        OPTION EXERCISES IN FISCAL 1998
                     AND VALUE OF OPTIONS AT MARCH 31, 1998

                                                                          NUMBER OF SECURITIES
                                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS HELD AT      IN-THE-MONEY OPTIONS
                                                                             MARCH 31, 1998             AT MARCH 31, 1998(1)
                                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
                NAME                     ON EXERCISE       REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  ---------------   ------------  -----------   -------------   -----------   -------------
Joe R. Davis.........................           --       $         --        200             --        $10,450       $      --
G. Christopher Colville..............       21,000            890,250        200         39,000         10,450       1,443,750

------------

(1) Options are "in-the-money" if the closing market price of CGX common stock exceeds the exercise price of the options. The value of unexercised options represents the difference between the exercise price of such options and the closing market price of CGX common stock on March 31, 1998 ($57.88).

     INCENTIVE PLAN

     In March 1994, the CGX Board and the shareholders of CGX approved the adoption of the CGX Incentive Plan (including amendments thereto, the "Incentive Plan"). Pursuant to the Incentive Plan, employees of CGX and directors who are not serving on the Compensation Committee are eligible to receive awards consisting of stock options, stock appreciation rights, restricted or nonrestricted stock, cash or any combination of the foregoing. Stock options granted pursuant to the Incentive Plan may either be incentive stock options within the meaning of Section 422 of the Code, or nonqualified stock options. To date, long-term incentive compensation has been awarded only in the form of stock options. An aggregate of 2,813,932 shares of CGX common stock remain reserved for issuance pursuant to the Incentive Plan, of which 2,112,195 shares were available for future awards of options pursuant to the Incentive Plan as of November 30, 1998.

    OPTIONS FORFEITED OR EXPIRED REVERT TO SHARES AVAILABLE UNDER THE PLAN

     The Incentive Plan is administered by the Compensation Committee of the CGX Board. Subject to the provisions of the Incentive Plan, the Compensation Committee is authorized to determine the type or types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Compensation Committee has the exclusive power to interpret the Incentive Plan, to grant waivers of restrictions thereunder and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the Incentive Plan.

DIRECTOR COMPENSATION

     Each director who is not an employee of CGX is paid $250 for each meeting attended and is reimbursed for expenses incurred in attending meetings of the CGX Board and committee meetings of the CGX Board. Directors who are not members of the Compensation Committee are eligible to receive grants under the Incentive Plan.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     As a result of the merger, the stockholders of AGS will become shareholders of CGX and their rights as shareholders will be governed by Texas law and by CGX's articles of incorporation (the "Texas Articles of Incorporation") and bylaws (the "Texas Bylaws"), rather than by Maryland law and AGS' articles of incorporation (the "Maryland Articles of Incorporation") and bylaws (the "Maryland Bylaws"). Copies of the Texas Articles of Incorporation and the
Texas Bylaws are filed as exhibits to the registration statement of which this prospectus/proxy statement is a part. The Maryland Articles of Incorporation and Maryland Bylaws are available for inspection at the principal executive offices of AGS and will be sent to stockholders of AGS upon request.

     A discussion of the material similarities and differences to AGS stockholders resulting from the merger appears below. This discussion is not intended to be complete and is qualified in its entirety by reference to the Texas Articles of Incorporation, Texas Bylaws, Maryland Articles of Incorporation and Maryland Bylaws and to the Business Corporation Act of the State of Texas and the General Corporation Law of the State of Maryland.

CAPITAL STOCK

     AUTHORIZED CAPITAL

     The Texas Articles of Incorporation authorize 105,000,000 shares of capital stock and specifically designate 100,000,000 shares of capital stock as common stock, par value of $.01 per share, and 5,000,000 shares of capital stock as preferred stock, par value of $1.00 per share. The Maryland Articles of Incorporation authorizes an aggregate of 20,000 shares of capital stock, no par value, all of one class. The Texas Articles of Incorporation permit the CGX Board to issue preferred stock from time to time in one or more series, to specify the number of shares of such series and to determine the applicable voting powers, designations, preferences, special rights, qualifications, limitations or restrictions thereof. Each CGX shareholder is entitled to one vote for each share of CGX common stock held on all matters submitted to a vote of the shareholders.

     REDEMPTION AND RETIREMENT

     Under Texas law, a corporation may not make a distribution involving a purchase or redemption of its own shares if such distribution would cause the corporation to be insolvent or the distribution exceeds the surplus of the corporation. Notwithstanding such limitation, Texas law provides that a corporation may make a distribution involving a purchase or redemption of any of its own shares if such purchase or redemption is made by the corporation to

     (1) eliminate fractional shares;

     (2) collect or compromise indebtedness owed by or to the corporation;

     (3) pay dissenting shareholders entitled to such payment; or

     (4) effect the purchase or redemption of redeemable shares in accordance with the Texas Business Corporation Act.

Under Maryland law, a corporation is permitted to purchase or redeem shares of its own stock, unless the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time such purchase or redemption, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those whose shares are purchased or redeemed.

     DIVIDENDS

     Under Texas law, a corporation may not pay a dividend, if after giving effect to such dividend the corporation would be insolvent or the dividend exceeds the surplus of the corporation. Maryland law permits the payment of dividends unless the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of payment of such dividends, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends.

SHAREHOLDERS/STOCKHOLDERS

     INSPECTION RIGHTS

     Texas law allows any person who has been a shareholder for at least six months immediately preceding such shareholder's making a demand, or who holds at least five percent of all outstanding shares of a corporation, upon written demand to the corporation to examine at any reasonable time for any proper purpose the corporation's books and records of account, minutes and share transfer records, and to make extracts therefrom. Any such demand must state a "proper purpose" as provided by Texas law. Additionally, Texas law allows any shareholder to inspect the shareholders' list during usual business hours during the ten days preceding a shareholders' meeting and during the whole time of the meeting. Under Maryland law, any stockholder has the right to inspect and copy the bylaws, minutes of the proceedings of stockholders, the annual statement of affairs of the corporation and voting trust agreements on file at the corporation's principal office. In addition, any stockholder or stockholders who together are, and for at least six months have been, holders of record of at least five percent of the outstanding stock of any class of the corporation may inspect and copy during usual business hours the corporation's books of account, stock ledger or stockholders' list and may require the corporation to produce a verified statement of affairs.

     SPECIAL MEETINGS

     Pursuant to the Texas Bylaws, a special meeting of the shareholders of CGX may be called by the Chief Executive Officer, the Secretary or by the CGX Board, and must be called by the Chief Executive Officer at the request of the holders of not less than one-tenth ( 1/10th) of all outstanding shares of CGX entitled to vote at the meeting. Under the Maryland Bylaws, a special meeting of the stockholders may be called by the President or by a majority of the AGS Board, either by vote or in writing, and must be called by the Secretary or Assistant Secretary upon any written request for a special meeting by the holders of a majority of all outstanding shares of AGS entitled to vote at the meeting. Additionally, Maryland law provides that special meetings of the stockholders may be called by the secretary of a corporation on the written request of stockholders holding at least twenty-five percent of all votes entitled to be cast at such meeting. Maryland law also provides that unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding twelve months.

     ACTION WITHOUT A MEETING

     Under Texas law, shareholders have the right to take any action without a meeting which may be taken at any annual or special meeting provided that a written consent has been signed by the holders of all the shares entitled to vote with respect to the action that is the subject of the consent. Under Maryland law, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting provided that a unanimous written consent setting forth the action to be taken is signed by each stockholder entitled to vote on the matter and filed with the records of stockholders' meetings and, if applicable, a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote on the matter.

     PREEMPTIVE RIGHTS

     Shareholders of CGX do not have any preemptive right to acquire additional, unissued, or treasury shares of CGX, or securities of CGX convertible into or carrying a right to subscribe to or acquire shares or other securities of CGX. The Maryland Articles of Incorporation provide that the AGS Board may authorize the issuance, reissuance or sale of AGS stock to persons as the AGS Board may see fit and no AGS stockholder shall have any preemptive right to subscribe for or purchase AGS stock except as such right may be accorded to AGS stockholders by resolution of the AGS Board. The Maryland Bylaws, which were adopted by resolution of the AGS Board, provide that all stockholders of AGS have the right to subscribe for and purchase a portion of any additional shares of stock that may be issued by AGS equal to the pro rata share of stock then owned by such stockholder.

     RESTRICTIONS ON TRANSFER

     There are no restrictions on the transferability of CGX common stock provided in the Texas Articles of Incorporation or Texas Bylaws. The Maryland Bylaws provide that should any stockholder desire to sell any of such stockholder's shares in AGS, such stockholder must first offer to sell such stock to AGS at its fair book value (as computed by the certified public accountant for AGS) and if AGS does not accept such offer within sixty days after receipt, then such stockholder is permitted to sell such stocks to any other person or persons. Additionally, the Maryland Articles of Incorporation provide that in the event of the death of any stockholder of AGS, the remaining stockholders of AGS have the option, for a period of one hundred twenty days from the date of such death, to buy from the estate of such deceased stockholder all of the decedent's shares of stock in AGS at a price to be determined by three appraisers, one to be chosen by the surviving stockholders, the second to be chosen by the estate of the deceased stockholder and the third to be chosen by the two first chosen. The purchase price for such stock must be paid in cash within six months after exercise of the option.

     VOTE FOR REORGANIZATIONS

     Under the Texas Business Corporation Act, a plan of merger or exchange must be approved by the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon and the affirmative vote of the holders of at least two-thirds of the outstanding shares within each class or series of shares entitled to vote thereon as a class or service, unless the board of directors conditions its submission to shareholders of a plan of merger or exchange by requiring a greater vote. Maryland law requires that any merger, consolidation, share exchange or transfer be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

BOARD OF DIRECTORS

     NUMBER AND CUMULATIVE VOTING

     The Texas Bylaws provide that the number of directors which shall constitute the entire CGX Board shall be determined from time to time by resolution of the CGX Board. CGX currently has nine directors who are all elected yearly at the annual meeting of shareholders. The Maryland Articles of Incorporation provide that the number of directors which shall constitute the entire AGS Board shall be determined from time to time by resolution of the AGS Board; provided, however, that the number of directors on the AGS Board shall not exceed fifteen or be less than three. All AGS directors are elected at the annual meeting of stockholders of AGS.

     The Texas Articles of Incorporation expressly prohibit cumulative voting in the election of directors. Under Maryland Law, stockholders do not have cumulative voting rights unless the charter provides otherwise. The Maryland Articles of Incorporation contain no such provisions.

     REMOVAL AND VACANCIES

     The Texas Bylaws provide that at any meeting of CGX shareholders at which a quorum is present that is called expressly for the purpose of removing a director, a director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. The Maryland Articles of Incorporation and Maryland Bylaws provide that a director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of outstanding stock then entitled to vote at an election of directors. The Texas Bylaws provide that vacancies on the CGX Board may be filled by a majority of the total number of directors then in office, whether or not such number constitutes a quorum. The Maryland Articles of Incorporation require the affirmative vote of a majority of the remaining directors, even though less than a quorum, to fill a vacancy on the AGS Board. Under the Texas Bylaws, any vacancy occurring by reason of an increase in the number of directors may be filled by the CGX Board for a term continuing only until the next annual meeting of shareholders and, in no event, may the CGX Board fill more than two directorships during the period between any two successive annual meetings of shareholders. Under the Maryland Articles of Incorporation, any vacancy on the AGS Board resulting from an increase in the number of directors will be filled by the affirmative vote of a majority of the entire AGS Board as constituted before such increase, and the directors so elected by the AGS Board to fill such vacancies shall hold office until the next succeeding annual meeting of stockholders and thereafter until their successors shall be elected and qualified.

ANTI-TAKEOVER PROVISIONS

     SPECIAL VOTING REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS

     Pursuant to Maryland law, AGS is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders. CGX is not subject to any similar provisions.

     Maryland law limits the circumstances under which a Maryland corporation may engage in a "business combination" with an "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, AGS may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the AGS Board and approved by the affirmative vote of at least (1) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of AGS, voting together as a single voting group and (2) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

     CONTROL SHARE ACQUISITIONS

     Maryland law, but not Texas law, provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power:

     (a) one-fifth or more but less than one-third;

     (b) one-third or more but less than a majority; or

     (c) a majority or more of voting power.

     A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

     If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. Thus, Maryland law makes it more difficult than Texas law for a change in control to occur, even though such change in control may be the best interests of the corporation's stockholders. The control share acquisition statute does not apply to the merger.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of CGX common stock offered hereby will be passed upon for CGX by Winstead Sechrest & Minick P.C., Houston, Texas. Venable, Baetjer & Howard, LLP, Baltimore, Maryland, is acting as counsel for AGS in connection with certain legal matters relating to the Merger Agreement, the Merger and the transactions contemplated thereby.

                                    EXPERTS

     The audited consolidated financial statements of CGX included in this prospectus/proxy statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited consolidated financial statements of AGS included in this prospectus/proxy statement have been audited by Watkins, Meegan, Drury & Company, L.L.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     CGX files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that CGX files at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. The public filings of CGX are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning CGX may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     CGX has filed a registration statement to register with the Securities and Exchange Commission the shares of common stock of CGX to be issued in the Merger. This prospectus/proxy statement is a part of the Registration Statement and constitutes the prospectus of CGX with respect to the shares of CGX common stock offered hereby and the proxy statement of AGS with respect to the AGS special meeting. As allowed by the rules of the Securities and Exchange Commission, this prospectus/proxy statement does not contain all of the information that can be found in the registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows CGX to "incorporate by reference" information into this prospectus/proxy statement, which means that CGX can disclose important business and financial information to you that is not included in or delivered with this prospectus/proxy statement by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of the prospectus/proxy statement, except for any information superseded by information contained directly in the prospectus/proxy statement. The documents set forth below are documents that CGX has previously filed with the Securities and Exchange Commission which are incorporated by reference into this prospectus/proxy statement. These documents contain important business and financial information about CGX and its financial condition.

     1.  Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

     2. Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

     3. The description of the capital stock of CGX set forth in its Form 8-A filed with the Securities and Exchange Commission on January 8, 1997; and

     4. Current Reports on Forms 8-K filed April 3, April 10, April 24, May 1, May 12, May 28, June 12, June 19, June 24, July 2, July 9, July 21, July 29, August 5, August 17, August 26, September 2, September 21, September 28, October 8, October 13, October 23, October 28, November 4, November 17, 1998 and December 21, 1998.

     This prospectus/proxy statement also incorporates by reference additional documents that CGX may file with the Securities and Exchange Commission between the date of this prospectus/proxy statement and the date of the AGS special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

     Documents incorporated by reference may be obtained as described above and are also available from CGX without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to the prospectus/proxy statement. You may obtain documents incorporated by reference in the prospectus/proxy statement by requesting them in writing or by telephone from CGX at the following address and telephone number:

                                  Consolidated Graphics, Inc.
                                  5858 Westheimer, Suite 200
                                  Houston, Texas 77057
                                  Attention: Corporate Secretary
                                  Telephone: (713) 787-0977

If you would like to request documents from CGX, please do so by January   ,
1999 to receive them before the special meeting. If you request any incorporated documents from CGX, CGX will mail them to you by first-class mail or other equally prompt means within one business day of its receipt of your request.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----

Consolidated Graphics, Inc. Unaudited
  Pro Forma Combined Financial
  Statements

     Introduction to Unaudited Pro
      Forma Combined Financial
      Statements.....................    F-2

     Unaudited Pro Forma Combined
      Balance Sheet..................    F-3

     Unaudited Pro Forma Combined
      Income Statements..............    F-4

     Notes to Unaudited Pro Forma
      Combined Financial
      Statements.....................    F-6

Consolidated Graphics, Inc. Audited
  and Unaudited Historical
  Consolidated Financial Statements

     Report of Independent Public
      Accountants....................    F-8

     Consolidated Balance Sheets.....    F-9

     Consolidated Income
      Statements.....................   F-10

     Consolidated Statements of
      Shareholders' Equity...........   F-11

     Consolidated Statements of Cash
      Flows..........................   F-12

     Notes to Consolidated Financial
      Statements.....................   F-13

Automated Graphic Systems, Inc.
  Audited and Unaudited Historical
  Consolidated Financial Statements

     Report of Independent Public
      Accountants....................   F-23

     Consolidated Balance Sheets.....   F-24

     Consolidated Statements of
      Income.........................   F-26

     Consolidated Statements of
      Shareholders' Equity...........   F-27

     Consolidated Statements of Cash
      Flows..........................   F-28

     Notes to Consolidated Financial
      Statements.....................   F-29

                          CONSOLIDATED GRAPHICS, INC.
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial information should be read in conjunction with the consolidated financial statements and notes thereto of Consolidated Graphics, Inc. and subsidiaries ("CGX") and Automated Graphic Systems, Inc. and subsidiaries ("AGS"), which are included elsewhere in this prospectus/proxy statement. The pro forma information is presented in accordance with the assumptions set forth below and in the accompanying Notes to Unaudited Pro Forma Combined Financial Statements for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with such assumptions, nor is it necessarily indicative of future operating results or financial position.

     The unaudited pro forma combined balance sheet at September 30, 1998 has been compiled from the unaudited balance sheets of CGX and AGS, both dated September 30, 1998, and reflects adjustments to give effect to the Merger as if it had occurred on that date. The unaudited pro forma combined income statements for the year ended March 31, 1998 and the six-month period ended September 30, 1998 have been prepared from unaudited income statements of CGX and AGS for such periods and reflects adjustments to give effect to the Merger as if it had occurred on April 1, 1997. In the case of AGS, the unaudited financial statements for the periods presented have been conformed to the fiscal periods of CGX.

                             CONSOLIDATED GRAPHICS, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                            HISTORICAL
                                       ---------------------    PRO FORMA       PRO FORMA
                                          CGX         AGS      ADJUSTMENTS       COMBINED
                                       ----------  ---------   -----------      ----------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $    5,869  $     425     $--             $  6,294
     Accounts receivable, net........      70,865     10,023      --               80,888
     Inventories.....................      21,127      1,541      --               22,668
     Prepaid expenses................       2,662        164      --                2,826
     Deferred income taxes...........      --            119      --                  119
                                       ----------  ---------   -----------      ----------
          Total current assets.......     100,523     12,272      --              112,795
PROPERTY AND EQUIPMENT, net..........     203,244      7,141       5,356(c)       215,741
GOODWILL, net........................      71,421     --          16,461(d)        87,882
INVESTMENT IN SECURITIES.............      --          2,993      --                2,993
OTHER ASSETS.........................       3,150        122      --                3,272
                                       ----------  ---------   -----------      ----------
                                       $  378,338  $  22,528     $21,817         $422,683
                                       ==========  =========   ===========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
       debt..........................  $    2,875  $   3,893     $--             $  6,768
     Capital lease
       obligations -- current........      --             85      --                   85
     Accounts payable................      20,928      2,097      --               23,025
     Accrued liabilities.............      29,758      1,480      --               31,238
     Income taxes payable............       1,558        317      --                1,875
     Other current liabilities.......      --            345      --                  345
                                       ----------  ---------   -----------      ----------
          Total current
             liabilities.............      55,119      8,217      --               63,336
LONG-TERM DEBT, net of current
  portion............................     136,104        970      16,350(b)       153,424
CAPITAL LEASE OBLIGATIONS............      --            261      --                  261
DEFERRED INCOME TAXES................      22,099        405       2,142(c)        24,646
COMMITMENTS AND CONTINGENCIES........      --         --          --               --
SHAREHOLDERS' EQUITY:
     Unrealized gains on
       investments...................      --              1          (1)(c)       --
     Common stock....................         140        604        (604)(e)          142
                                                                       2(a)
     Additional paid-in capital......     105,297     --          15,998(a)       121,295
     Retained earnings...............      59,579     12,070     (12,070)(e)       59,579
                                       ----------  ---------   -----------      ----------
          Total shareholders'
             equity..................     165,016     12,675       3,325          181,016
                                       ----------  ---------   -----------      ----------
                                       $  378,338  $  22,528     $21,817         $422,683
                                       ==========  =========   ===========      ==========

       The accompanying notes are an integral part of these pro forma combined financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            HISTORICAL
                                       ---------------------    PRO FORMA       PRO FORMA
                                          CGX         AGS      ADJUSTMENTS      COMBINED
                                       ----------  ---------   -----------      ---------
SALES................................  $  231,282  $  35,098     $--            $ 266,380
COST OF SALES........................     157,906     23,835          69(a)       181,098
                                                                    (712)(d)
                                       ----------  ---------   -----------      ---------
     Gross profit....................      73,376     11,263         643           85,282
SELLING EXPENSES.....................      22,365      3,660      --               26,025
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      17,628      4,606         427(b)        22,661
                                       ----------  ---------   -----------      ---------
     Operating Income................      33,383      2,997         216           36,596
INTEREST EXPENSE.....................       3,844        452         772(c)         5,068
INTEREST INCOME......................        (124)    --          --                 (124)
OTHER (INCOME)/EXPENSE...............      --           (388)     --                 (388)
                                       ----------  ---------   -----------      ---------
     Income before income taxes......      29,663      2,933        (556)          32,040
INCOME TAXES.........................      11,273      1,256         (28)(e)       12,501
                                       ----------  ---------   -----------      ---------
NET INCOME...........................  $   18,390  $   1,677     $  (528)       $  19,539
                                       ==========  =========   ===========      =========
BASIC EARNINGS PER SHARE(f)..........  $     1.46                               $    1.52
                                       ==========                               =========
DILUTED EARNINGS PER SHARE(f)........  $     1.40                               $    1.46
                                       ==========                               =========

      The accompanying notes are an integral part of these pro forma financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            HISTORICAL
                                       ---------------------    PRO FORMA       PRO FORMA
                                          CGX         AGS      ADJUSTMENTS      COMBINED
                                       ----------  ---------   -----------      ---------
SALES................................  $  188,370  $  18,599     $--            $ 206,969
COST OF SALES........................     128,883     12,562          34(a)       141,123
                                                                    (356)(d)
                                       ----------  ---------   -----------      ---------
     Gross profit....................      59,487      6,037         322           65,846
SELLING EXPENSES.....................      18,463      1,923      --               20,386
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      14,542      2,372         206(b)        17,120
                                       ----------  ---------   -----------      ---------
     Operating income................      26,482      1,742         116           28,340
INTEREST EXPENSE.....................       3,509        238         386(c)         4,133
INTEREST INCOME......................         (36)    --          --                  (36)
OTHER (INCOME)/EXPENSE...............      --           (299)     --                 (299)
                                       ----------  ---------   -----------      ---------
     Income before income taxes......      23,009      1,803        (270)          24,542
INCOME TAXES.........................       8,975        782         (10)(e)        9,747
                                       ----------  ---------   -----------      ---------
NET INCOME...........................  $   14,034  $   1,021     $  (260)       $  14,795
                                       ==========  =========   ===========      =========
BASIC EARNINGS PER SHARE(f)..........  $     1.06                               $    1.10
                                       ==========                               =========
DILUTED EARNINGS PER SHARE(f)........  $     1.03                               $    1.07
                                       ==========                               =========

      The accompanying notes are an integral part of these pro forma financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     Pro forma adjustments to the accompanying unaudited pro forma combined balance sheet reflect the estimated purchase price allocation of the Merger as if it had occurred on September 30, 1998, under the purchase method of accounting, including:

     (a) The issuance of an estimated 246,391 shares of CGX common stock, par value $.01 per share, at $64.9375 per share (based on the closing price of CGX common stock on December 30, 1998) for total consideration of $16,000.

     (b) Borrowings of $16,350 to finance the cash portion of the purchase price, to pay estimated AGS transaction costs of $278, to fund the obligation to pay $1,040 to discharge the stock appreciation rights and options of AGS and to pay estimated CGX transaction costs of $350.

     (c) Adjustments to record the estimated fair value of property and equipment and investments acquired and the related deferred income tax liability.

     (d) Goodwill based on the excess of the total consideration paid over the fair value of assets and liabilities acquired.

     (e) The elimination of the historical common stock and retained earnings of AGS.

2.  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT ADJUSTMENTS:

  YEAR ENDED MARCH 31, 1998

     Pro forma adjustments to the accompanying unaudited pro forma combined income statement for the year ended March 31, 1998 reflect the income statement effects of the estimated purchase price allocation of the Merger as if it had occurred on April 1, 1997, under the purchase method of accounting, including:

     (a) Additional depreciation expense based on the fair value of the property and equipment acquired.

     (b) Amortization of additional goodwill based on a forty-year amortization period.

     (c) Additional interest expense on incremental borrowings, less cash and marketable securities acquired, based on an average interest rate of 6.25%.

     (d) Reduced purchase costs of paper, ink and pre-press supplies based on contractual pricing from CGX vendors versus AGS historical costs.

     (e) Net incremental income tax expense adjustment reflecting CGX's higher marginal federal income tax rate and the tax effect of the above adjustments, excluding goodwill amortization which will not be deductible for income tax purposes.

     (f) The weighted average number of common shares outstanding used in the calculation of basic and diluted earnings per share reflect the historical share amounts for CGX of 12,597,510 and 13,112,023 shares, respectively plus, in each case, 246,391 shares which are estimated to be issued in the Merger (based on the $64.9375 closing price of CGX common stock on December 30, 1998).

                          CONSOLIDATED GRAPHICS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  SIX MONTHS ENDED SEPTEMBER 30, 1998

     Pro forma adjustments to the accompanying unaudited pro forma combined income statement for the six-month period ended September 30, 1998 reflect the income statement effects of the estimated purchase price allocation of the Merger as if it had occurred on April 1, 1997, under the purchase method of accounting, including:

     (a) Additional depreciation expense based on the fair value of the property and equipment acquired.

     (b) Amortization of additional goodwill based on a forty-year amortization period.

     (c) Additional interest expense on incremental borrowings, less cash and marketable securities acquired, based on an average interest rate of 6.25% per annum.

     (d) Reduced purchase costs of paper, ink and pre-press supplies based on contractual pricing from CGX vendors versus AGS historical costs.

     (e) Net incremental income tax expense adjustment reflecting CGX's higher marginal federal income tax rate and the tax effect of the above adjustments, excluding goodwill anticipation which will not be deductible for income tax purposes.

     (f) The weighted average number of common shares outstanding used in the calculation of basic and diluted earnings per share reflect the historical share amounts for CGX of 13,226,510 and 13,637,272 shares, respectively, plus, in each case, 246,391 shares which are estimated to be issued in the Merger (based on the $64.9375 closing price of CGX common stock on December 30, 1998).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Consolidated Graphics, Inc.:

We have audited the accompanying consolidated balance sheets of Consolidated Graphics, Inc. (a Texas corporation) and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Graphics, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 8, 1998

                             CONSOLIDATED GRAPHICS, INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31
                                        SEPTEMBER 30,   ----------------------
                                            1998           1998        1997
                                        -------------   ----------  ----------
                                         (UNAUDITED)
               ASSETS

CURRENT ASSETS:
     Cash and cash equivalents.......     $   5,869     $    5,268  $    3,636
     Accounts receivable, net........        70,865         51,008      29,347
     Inventories.....................        21,127         13,074       8,679
     Prepaid expenses................         2,662          2,129       1,434
                                        -------------   ----------  ----------
          Total current assets.......       100,523         71,479      43,096
PROPERTY AND EQUIPMENT, net..........       203,244        135,892      85,643
GOODWILL, net........................        71,421         28,157       6,085
OTHER ASSETS.........................         3,150          2,117         896
                                        -------------   ----------  ----------
                                          $ 378,338     $  237,645  $  135,720
                                        =============   ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term
       debt..........................     $   2,875     $    2,438  $    2,623
     Accounts payable................        20,928         22,276       8,399
     Accrued liabilities.............        29,758         18,863       9,927
     Income taxes payable............         1,558             33          67
                                        -------------   ----------  ----------
          Total current
             liabilities.............        55,119         43,610      21,016
LONG-TERM DEBT, net of current
  portion............................       136,104         73,030      39,321
DEFERRED INCOME TAXES................        22,099         15,673       8,936
COMMITMENTS AND CONTINGENCIES                    --             --          --
SHAREHOLDERS' EQUITY:
     Common stock, $.01 par value;
       100,000,000 shares authorized;
       13,994,155, 12,959,932 and
       12,450,430 issued and
       outstanding...................           140            129         124
     Additional paid-in capital......       105,297         59,658      39,168
     Retained earnings...............        59,579         45,545      27,155
                                        -------------   ----------  ----------
          Total shareholders'
             equity..................       165,016        105,332      66,447
                                        -------------   ----------  ----------
                                          $ 378,338     $  237,645  $  135,720
                                        =============   ==========  ==========

            See accompanying notes to consolidated financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                         CONSOLIDATED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             SIX MONTHS
                                               ENDED
                                            SEPTEMBER 30              YEAR ENDED MARCH 31
                                       ----------------------  ---------------------------------
                                          1998        1997        1998        1997       1996
                                       ----------  ----------  ----------  ----------  ---------
                                            (UNAUDITED)
SALES................................  $  188,370  $  104,038  $  231,282  $  144,082  $  85,133

COST OF SALES........................     128,883      71,230     157,906     100,197     61,237
                                       ----------  ----------  ----------  ----------  ---------
     Gross profit....................      59,487      32,808      73,376      43,885     23,896
SELLING EXPENSES.....................      18,463      10,091      22,365      14,223      8,532
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      14,542       7,946      17,628      11,330      6,873
RESTRUCTURING CHARGE.................      -           -           -           -           1,500
                                       ----------  ----------  ----------  ----------  ---------
     Operating income................      26,482      14,771      33,383      18,332      6,991
INTEREST EXPENSE.....................       3,509       1,685       3,844       2,330        876
INTEREST INCOME......................         (36)        (37)       (124)        (25)       (16)
                                       ----------  ----------  ----------  ----------  ---------
     Income before income taxes......      23,009      13,123      29,663      16,027      6,131
INCOME TAXES.........................       8,975       4,988      11,273       5,927      2,146
                                       ----------  ----------  ----------  ----------  ---------
NET INCOME...........................  $   14,034  $    8,135  $   18,390  $   10,100  $   3,985
                                       ==========  ==========  ==========  ==========  =========
BASIC EARNINGS PER SHARE.............       $1.06        $.65       $1.46        $.83       $.36
                                       ==========  ==========  ==========  ==========  =========
DILUTED EARNINGS PER SHARE...........       $1.03        $.63       $1.40        $.81       $.35
                                       ==========  ==========  ==========  ==========  =========

            See accompanying notes to consolidated financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON STOCK       ADDITIONAL
                                        ------------------     PAID-IN      RETAINED
                                        SHARES     AMOUNT      CAPITAL      EARNINGS      TOTAL
                                        -------    -------    ----------    ---------   ----------
BALANCE, March 31, 1995..............    10,933     $ 109      $  24,991     $ 13,070   $   38,170
     Common stock
       issuance -- acquisition.......       849         8          7,211        -            7,219
     Exercise of stock options.......        72         1            501        -              502
     Net income......................      -         -            -             3,985        3,985
                                        -------    -------    ----------    ---------   ----------
BALANCE, March 31, 1996..............    11,854       118         32,703       17,055       49,876
     Common stock
       issuance -- acquisition              356         4          4,130        -            4,134
     Exercise of stock options.......       240         2          2,335        -            2,337
     Net income......................      -         -            -            10,100       10,100
                                        -------    -------    ----------    ---------   ----------
BALANCE, March 31, 1997..............    12,450       124         39,168       27,155       66,447
     Common stock
       issuance -- acquisitions......       330         3         16,559        -           16,562
     Exercise of stock options.......       180         2          3,931        -            3,933
     Net income......................      -         -            -            18,390       18,390
                                        -------    -------    ----------    ---------   ----------
BALANCE, March 31, 1998..............    12,960       129         59,658       45,545      105,332
     Common stock
       issuance -- acquisitions......       948        10         44,694        -           44,704
     Exercise of stock options.......        86         1            945        -              946
     Net income......................      -         -            -            14,034       14,034
                                        -------    -------    ----------    ---------   ----------
BALANCE, September 30, 1998..........    13,994     $ 140      $ 105,297     $ 59,579   $  165,016
                                        =======    =======    ==========    =========   ==========

            See accompanying notes to consolidated financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           SIX MONTHS ENDED
                                             SEPTEMBER 30                 YEAR ENDED MARCH 31
                                       ------------------------  --------------------------------------
                                          1998         1997          1998         1997         1996
                                       -----------  -----------  ------------  -----------  -----------
                                             (UNAUDITED)
OPERATING ACTIVITIES:
Net income...........................  $    14,034  $     8,135  $     18,390  $    10,100  $     3,985
Adjustments to reconcile net income
  to net cash provided by operating
  activities --
     Depreciation and amortization...        8,498        4,460        10,040        5,814        3,782
     Deferred tax provision..........        1,505          946         3,148        1,029        1,555
     Noncash portion of restructuring
        charge.......................                                 -             -             1,123
     Changes in assets and
        liabilities, net of effects
        of acquisitions --
           Accounts receivable.......        2,529       (4,045)       (6,242)      (2,307)        (124)
           Inventories...............          369        3,162         2,056          822         (469)
           Prepaid expenses..........           71          257          (497)        (237)        (655)
           Other assets..............         (203)        (433)         (931)        (173)          85
           Accounts payable and
             accrued liabilities.....       (8,165)       1,198         3,702          113       (2,136)
           Income taxes payable......        1,747          101           322        1,290         (713)
                                       -----------  -----------  ------------  -----------  -----------
                Net cash provided by
                   operating
                   activities........       20,385       13,781        29,988       16,451        6,433
INVESTING ACTIVITIES:
Acquisitions of businesses, net of
  cash acquired......................      (69,817)     (12,786)      (42,784)     (17,468)     (10,181)
Purchases of property and
  equipment..........................      (10,720)      (4,599)      (10,587)     (10,196)      (6,014)
Proceeds from disposition of
  assets.............................          185          869         2,641          741          536
                                       -----------  -----------  ------------  -----------  -----------
                Net cash used in
                   investing
                   activities........      (80,352)     (16,516)      (50,730)     (26,923)     (15,659)
FINANCING ACTIVITIES:
Proceeds from revolving credit
  agreement..........................      184,267       75,997       200,892       73,707       34,420
Payments on revolving credit
  agreement..........................     (122,949)     (72,019)     (174,712)     (61,307)     (23,120)
Payments on long-term debt...........       (1,473)      (2,119)       (5,291)      (2,740)      (1,197)
Proceeds from exercise of stock
  options and other..................          723          676         1,485        1,362          502
                                       -----------  -----------  ------------  -----------  -----------
                Net cash provided by
                   financing
                   activities........       60,568        2,535        22,374       11,022       10,605
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................          601         (200)        1,632          550        1,379
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................        5,268        3,636         3,636        3,086        1,707
                                       -----------  -----------  ------------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $     5,869  $     3,436  $      5,268  $     3,636  $     3,086
                                       ===========  ===========  ============  ===========  ===========

            See accompanying notes to consolidated financial statements.

                             CONSOLIDATED GRAPHICS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  BUSINESS:

     Consolidated Graphics, Inc. (the "Company"), headquartered in Houston, Texas, is a leading consolidator in the highly fragmented commercial printing industry. At March 31, 1998, the Company operated 31 printing companies nationwide. The Company's printing businesses produce a wide range of promotional, investor relations and technical materials for a diverse base of customers, including corporations, mutual fund companies, graphic design firms and direct mail and catalog retailers. Examples of such promotional material included annual reports, training manuals and product and capability brochures. The Company believes that its broad customer base, extensive geographic coverage of the United States and wide range of printing capabilities and services reduce the Company's exposure to economic fluctuations that may generally affect segments of the printing industry or any one geographic area.

2.  SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION:

  ACCOUNTING POLICIES

     The accounting policies of the Company reflect industry practices and conform to generally accepted accounting principles. The more significant of such accounting policies are described below.

     PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of Consolidated Graphics, Inc., and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES -- The preparation of the accompanying consolidated financial statements requires the use of certain estimates and assumptions by management in determining the Company's assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Because uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements, actual results could differ from these estimates.

     REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE -- The Company recognizes revenue upon delivery of each job. Losses, if any, on jobs are recognized at the earliest date such amount is determinable. The Company derives the majority of its revenues from sales and services to a broad and diverse group of customers with no individual customer accounting for more than 10% of the Company's revenues during the years ended March 31, 1998, 1997 and 1996. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of trade accounts receivable. Accounts receivable in the accompanying consolidated balance sheets are reflected net of allowance for doubtful accounts of $1,505 and $1,241 at March 31, 1998 and 1997.

     INVENTORIES -- Inventories are valued at the lower of cost or market utilizing the first-in, first-out method for raw materials and the specific identification method for work in progress and finished goods. The carrying values of inventories are set forth below:

                                                MARCH 31
                                          --------------------
                                            1998       1997
                                          ---------  ---------
Raw materials...........................  $   4,102  $   2,735
Work in progress........................      6,977      4,533
Finished goods..........................      1,995      1,411
                                          ---------  ---------
                                          $  13,074  $   8,679
                                          =========  =========

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     GOODWILL -- Goodwill represents the excess of cost over the estimated fair value of identifiable assets of businesses acquired. Goodwill is stated at cost, net of accumulated amortization, and is being amortized over a forty-year life using the straight-line method. Accumulated amortization of goodwill was $506 and $154 at March 31, 1998 and 1997.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     ACQUISITIONS -- All acquisitions have been accounted for as purchases. Operations of the businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The allocation of purchase price to the assets and liabilities acquired is based on estimates of fair market value. The allocation of purchase price in connection with certain acquisitions in fiscal 1998 may be prospectively revised when additional information the Company is awaiting concerning certain liability valuations, other than contingent transaction consideration, is obtained, provided that such information is received no later than one year after the date of acquisition. The Company expects that such additional information will not result in a material adjustment, in the aggregate, to the balances reflected in the accompanying financial statements pursuant to the preliminary purchase price allocations. Contingent transaction consideration is accrued and reflected as an additional cost of the transaction when payment thereof is deemed to be probable by the Company.

     IMPAIRMENT OF LONG-LIVED ASSETS. -- In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," management of the Company continually evaluates whether events or circumstances have occurred which indicate that the remaining estimated useful lives of property and equipment may warrant revision, and that the remaining balances thereof and of goodwill may not be recoverable. No impairment of the Company's assets has been deemed necessary since the adoption of SFAS No. 121 by the Company in fiscal 1997.

     RECENT ACCOUNTING PRONOUNCEMENTS -- During 1997 SFAS No. 130, "Reporting Comprehensive Income," was issued and requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity that are excluded from net income. Also in 1997 SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued and provides revised disclosure guidelines for segments of an enterprise based on a management approach to defining operating segments. Both SFAS No. 130 and No. 131 require compliance for fiscal years beginning after December 15, 1997. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of each of the aforementioned recent accounting pronouncements to have a material effect on its consolidated financial position or consolidated results of operations.

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  OTHER INFORMATION

     SUPPLEMENTAL CASH FLOW INFORMATION -- The consolidated statements of cash flows provide information about changes in cash and exclude the effect of non-cash transactions. Significant non-cash transactions primarily include the issuance of common stock and the issuance or assumption of debt in connection with the acquisition of certain printing businesses (see Note 3. Acquisitions). Additionally, equipment capital expenditures financed by the Company, totaling $6,286 and $6,835 for the years ended March 31, 1998 and 1997, and the effect of accounts payable totaling $8,240 as of March 31, 1998, related to the purchase of certain printing presses, have been eliminated from the accompanying consolidated statements of cash flows.

     The following is a summary of the total cash paid for interest and income taxes (net of refunds):

                                                YEAR ENDED MARCH 31
                                          -------------------------------
                                            1998       1997       1996
                                          ---------  ---------  ---------
CASH PAID FOR:
     Interest...........................  $   3,482  $   2,299  $     876
     Income Taxes.......................      7,086      3,287      1,700

     ACCRUED LIABILITIES -- The significant components of accrued liabilities were as follows:

                                                MARCH 31
                                          --------------------
                                            1998       1997
                                          ---------  ---------
Compensation and benefits...............  $   5,839  $   3,362
Taxes payable...........................      1,596      1,266
Other...................................     11,428      5,299
                                          ---------  ---------
                                          $  18,863  $   9,927
                                          =========  =========

     STOCK SPLIT -- The accompanying financial statements and notes thereto reflect the effect of a two-for-one stock split paid in the form of a stock dividend in January 1997.

     EARNINGS PER SHARE -- Effective December 15, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share," which replaced the presentation of primary and fully-diluted earnings per share with a presentation of basic and diluted earnings per share. Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding. For the years ended March 31, 1998, 1997 and 1996, the weighted average number of common shares outstanding were 12,597,510, 12,165,985 and 11,068,360. Diluted earnings per share reflect net income divided by the weighted average number of common shares and stock options outstanding. For the years ended March 31, 1998, 1997 and 1996, the diluted weighted average number of common shares and stock options outstanding were 13,112,023, 12,410,994 and 11,267,764.

     RELATED PARTY TRANSACTIONS -- The Company leases, under terms it believes are comparable to market rates, real estate from certain individuals who formerly owned an acquired business and are now employed by the Company.

     RESTRUCTURING CHARGE -- During fiscal 1996 the Company merged the operations of two of its Houston subsidiaries. The Company recorded a restructuring charge of $1,500 ($975 after-tax), which included $377 of direct and incremental costs associated with the merger and certain pre-existing contractual obligations, with the remainder recorded as an impairment of inventory.

     CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS -- Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, trade receivables and trade payables. The Company does not utilize financial instruments for trading purposes and holds no derivative financial instruments which could expose the Company to significant market risk. The Company's exposure to market risk for changes in interest rates relates primarily to its long-term debt obligations and revolving credit facility. The Company believes that fair value

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

approximates recorded values for its cash and cash equivalents, trade receivables and payables, long-term debt and revolving credit facility. The fair value of the Company's long-term debt and revolving credit facility are estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements.

     Certain reclassifications have been made to fiscal 1997 amounts to conform to the current year presentation.

3.  ACQUISITIONS:

     The Company completed the following acquisitions in fiscal 1998:

      COMPANY                  PRIMARY MARKET                       DATE
      -------                  --------------                       ----
Tucker Printers              Rochester, New York                  April 1997
The Etheridge Company        Grand Rapids, Michigan               July 1997
Georges and Shapiro          Sacramento, California               August 1997
Austin Printing              Atlanta, Georgia                     September 1997
Geyer Printing               Pittsburgh, Pennsylvania             October 1997
Superior Colour Graphics     Kalamazoo, Michigan                  October 1997
The Otto Companies           Springfield, Massachusetts           October 1997
Walnut Circle Press          Greensboro, North Carolina           November 1997
Columbia Color               Los Angeles, California              January 1998
StorterChilds Printing       Gainesville, Florida                 January 1998
Heath Printers               Seattle, Washington                  January 1998
Fittje Bros. Printing        Colorado Springs, Colorado           February 1998
Courier Printing             Nashville, Tennessee                 March 1998

     To complete the aforementioned acquisitions, in the aggregate, the Company issued 317,713 shares of its common stock, paid cash totaling $28,933 and discharged debt of the businesses acquired totaling $13,851 with proceeds from borrowings under the Credit Agreement. Additionally, debt of the businesses acquired totaling $6,349 remained outstanding following the acquisitions.

     During fiscal 1997, the Company acquired six printing businesses. To complete these acquisitions, in the aggregate, the Company issued 355,560 shares of its common stock, paid cash totaling $7,514 and discharged debt of the businesses acquired totaling $9,954 with proceeds from borrowings under the Credit Agreement. Additionally, debt totaling $4,123 was either issued by CGX in connection with such acquisitions or constituted debt of the businesses acquired that remained outstanding after the acquisitions.

     During fiscal 1996, the Company acquired five printing businesses. To complete these acquisitions, in the aggregate, the Company issued 849,316 shares of its common stock, paid cash totaling $2,793 and discharged debt of the businesses acquired totaling $7,388 with proceeds from borrowings under the Credit Agreement. Additionally, debt totaling $1,143 was either issued by CGX in connection with such acquisitions or constituted debt of the businesses acquired that remained outstanding after the acquisitions.

     The following table sets forth pro forma information assuming that for the year ended March 31, 1998, the acquisitions in fiscal 1998 were completed on April 1, 1997, and for the year ended March 31, 1997, each of the acquisitions in fiscal 1997 and 1998 occurred on April 1, 1996.

                                           YEAR ENDED MARCH 31
                                          ----------------------
                                             1998        1997
                                          ----------  ----------
Sales...................................  $  286,378  $  269,302
Net income available to common
  shareholders..........................      21,545      18,221
Diluted earnings per share of common
  stock.................................        1.61        1.42

     The preceding pro forma financial information does not purport to be indicative of the Company's consolidated financial position or consolidated results of operations that would have occurred had the transactions been completed at the beginning of the periods presented, nor does such pro forma

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

information purport to indicate the Company's consolidated results of operations at any future date or for any future period. Certain of the Company's acquisitions involve contingent consideration typically payable only in the event that the financial results of an acquired business improve by an equal amount or more after the acquisition; accordingly, such contingent consideration has been excluded from the preceding pro forma financial information.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost, net of accumulated depreciation. The cost of major renewals and betterments is capitalized; repairs and maintenance costs are expensed when incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resulting gain or loss reflected in income. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the various classes of assets.

     The following is a summary of the Company's property and equipment and their estimated useful lives:

                                             MARCH 31
                                       ---------------------      ESTIMATED
             DESCRIPTION                  1998       1997       LIFE IN YEARS
-------------------------------------  ----------  ---------    -------------
Land.................................  $    3,990  $   4,213        -
Buildings and leasehold
  improvements.......................      22,782     15,485        15-40
Printing presses and equipment.......     123,071     76,146         7-20
Computer equipment and software......       6,169      4,077          2-5
Furniture, fixtures and other........       4,181      3,163          5-7
                                       ----------  ---------
                                          160,193    103,084
Less accumulated depreciation and
  amortization.......................     (24,301)   (17,441)
                                       ----------  ---------
                                       $  135,892  $  85,643
                                       ==========  =========

5.  LONG-TERM DEBT:

     The following is a summary of the Company's long-term debt instruments:

                                             MARCH 31
                                       --------------------
                                         1998       1997
                                       ---------  ---------
Revolving credit agreement...........  $  54,881  $  28,700
Term equipment notes.................     12,997      9,060
Other................................      7,590      4,184
                                       ---------  ---------
                                          75,468     41,944
                 Less current             (2,438)    (2,623)
                    portion..........
                                       ---------  ---------
                                       $  73,030  $  39,321
                                       =========  =========

     In June 1997 the Company entered into a $100 million revolving credit agreement (the "Credit Agreement") with a six-member banking group. The Credit Agreement matures on May 31, 2000, at which time, all amounts outstanding thereunder are due. Borrowings outstanding under the Credit Agreement are unsecured and accrue interest, at the Company's option, at (1) the London Interbank Offered Rate (LIBOR) plus .50% to 1.50% based upon the Company's Debt to Pro Forma EBITDA ratio as defined, redetermined quarterly, or (2) an alternate base rate based upon the bank's prime lending rate or Federal Funds effective rate. The Credit Agreement also provides for a commitment fee on available but unused amounts ranging from .10% to .35% per annum. On March 31, 1998, outstanding borrowings under the Credit Agreement were subject to an average interest rate of 6.25% per annum.

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The covenants contained in the Credit Agreement, among other things, limit the Company's ability to (i) incur secured indebtedness or pledge assets as collateral in excess of certain levels, (ii) merge, consolidate with or acquire other companies where the total consideration paid is above certain levels,
(iii) change its primary business, (iv) pay dividends above certain levels, (v) dispose of assets outside the normal course of business in excess of 10% of the Company's total tangible assets, and (vi) make capital expenditures (exclusive of expenditures related to business acquisitions) in excess of 300% of depreciation. The Company must also meet certain financial tests defined in the Credit Agreement, including maintaining a defined Minimum Net Worth and achieving specific ratios of Debt to Capitalization, Debt to Pro Forma EBITDA and Fixed Charge Coverage.

     The term equipment notes consist of (i) term loans payable to certain financial institutions, bearing interest at 8.5% to 9.4% and maturing at various times through 2003, and (ii) term notes payable pursuant to a printing press purchase and financing agreement between the Company and Komori America Corporation (the "Komori Agreement"). The notes payable under the Komori Agreement provide for fixed monthly principal and interest payments through 2007 at an average interest rate of 8.1% and are secured by the purchased presses. The Company is not subject to any significant financial covenants or restrictions in connection with these obligations.

     The Company's remaining debt obligations generally consist of mortgages, capital leases, promissory notes, an industrial revenue bond and two $5 million auxiliary revolving credit agreements, some of which contain financial covenants and restrictions. The most significant of these place certain restrictions on future borrowings and acquisitions above specified levels. The Company believes these restrictions do not adversely affect its acquisition or operating strategies.

     The principal payment requirements by fiscal year under the Company's debt agreements are $2,438 in 1999, $61,536 in 2000, $1,550 in 2001, $1,540 in 2002,
$1,358 in 2003 and $7,046 thereafter.

6.  INCOME TAXES:

     The provision for income taxes is composed of the following:

                                             YEAR ENDED MARCH 31
                                       -------------------------------
                                         1998       1997       1996
                                       ---------  ---------  ---------
Current..............................  $   7,144  $   4,898  $     591
Deferred.............................      4,129      1,029      1,555
                                       ---------  ---------  ---------
                                       $  11,273  $   5,927  $   2,146
                                       =========  =========  =========

     A reconciliation of the statutory federal income tax rate to the effective tax rate follows:

                                             YEAR ENDED MARCH 31
                                       -------------------------------
                                         1998       1997       1996
                                       ---------  ---------  ---------
Federal income tax, statutory rate...       34.0%      34.0%      34.0%
State and other......................        4.0        3.0        1.0
                                       ---------  ---------  ---------
Income tax, effective rate...........       38.0%      37.0%      35.0%
                                       =========  =========  =========

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of the net deferred income tax liability are as follows:

                                                  MARCH 31
                                       -------------------------------
                                         1998       1997       1996
                                       ---------  ---------  ---------
Property and equipment...............  $  17,952  $  10,566  $   6,421
Other................................     (2,279)    (1,630)    (1,241)
                                       ---------  ---------  ---------
Net deferred income tax liability....  $  15,673  $   8,936  $   5,180
                                       =========  =========  =========

     Due to a tax benefit resulting from the exercise of employee stock options (see Note 8 - Capital Stock and Stock Options) in fiscal 1998 and 1997, the Company is expecting refunds from federal and certain state taxing authorities of approximately $2,090, which has been reflected in accounts receivable as of March 31, 1998.

7.  COMMITMENTS AND CONTINGENCIES:

     Operating lease commitments for facilities and equipment require fiscal year minimum annual payments of $2,684 for 1999, $2,319 for 2000, $2,042 for 2001, $1,829 for 2002, $1,089 for 2003 and $12,971 thereafter. Total rent expense was $2,729, $1,128 and $414 for the years ended March 31, 1998, 1997 and 1996.

     Subsequent to March 31, 1998, the Company entered into a commitment to purchase 12 new printing presses for approximately $19,000 in the aggregate, net of trade-in allowances, pursuant to the Komori Agreement (See Note 5. Long-Term
Debt). The Company expects that the installation of such presses will be completed during fiscal 1999.

     In connection with certain acquisitions, the Company has agreed to issue additional shares of its common stock or make additional cash payments contingent upon the acquired printing businesses achieving certain operating profit goals. Pursuant thereto, the Company issued 13,334 shares of its common stock and paid $350 during fiscal 1998. At March 31, 1998, the Company was contingently obligated through 2003 to issue up to a total of 110,421 shares of its common stock and make additional cash payments of up to $4,600 for all periods in the aggregate.

     From time to time, the Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Currently, there are no legal proceedings or claims pending against the Company that management believes will have a material adverse effect upon the Company's consolidated financial position or consolidated results of operations.

8.  STOCK OPTIONS:

     Employees of the Company and certain nonemployee members of the Company's Board of Directors have been or may be granted rights to purchase shares of common stock of the Company pursuant to the Consolidated Graphics, Inc. Long-term Incentive Plan (the "Plan"). Options granted pursuant to the Plan may either be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Options granted under the Plan are at a price not less than the market price of the stock at the date of grant. The vesting period for options granted under the Plan is generally five years, except for certain options granted to employees in connection with the Company's initital public offering in June 1994, all of which are currently exercisable and expire on June 9, 2004. At March 31, 1998, a total of 1,432,490 shares were reserved for issuance pursuant to the Plan, of which 623,442 shares were reserved for options which had not been granted.

     The Company accounts for the Plan under the provisions and related interpretations of APB No. 25, "Accounting for Stock Issued to Employees." No compensation expense or liability is

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
recognized for such options in the accompanying financial statements since all options were granted at the fair market value of the stock at the date of grant.

     The following table sets forth option transactions under the Plan:

                                                             FOR THE YEARS ENDED MARCH 31
                                       ------------------------------------------------------------------------
                                                1998                     1997                     1996
                                       ----------------------   ----------------------   ----------------------
                                                    WEIGHTED                 WEIGHTED                 WEIGHTED
                                                     AVERAGE                  AVERAGE                  AVERAGE
                                                    EXERCISE                 EXERCISE                 EXERCISE
                                         SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                       ----------   ---------   ----------   ---------   ----------   ---------
Outstanding at April 1...............     794,350    $  9.91       571,800    $  6.05       410,000     $5.71
     Granted.........................     257,866      41.70       502,000      12.29       269,500      6.62
     Exercised.......................    (180,460)      8.59      (239,750)      5.98       (72,300)     5.69
     Forfeited.......................     (62,908)     26.10       (39,700)      8.04       (35,400)     7.31
                                       ----------               ----------               ----------
Outstanding at March 31..............     808,848      19.10       794,350       9.91       571,800      6.05
                                       ==========               ==========               ==========
Shares exercisable at March 31.......     210,590    $  9.20       233,865    $  8.52       322,944     $5.83
                                       ==========               ==========               ==========

     Had the Company used the fair value-based method of accounting for the Plan prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," and charged compensation expense against income over the vesting period based on the fair value of options at the date of grant, net income and diluted earnings per share would have been reduced to the following pro forma amounts:

                                           FOR THE YEARS ENDED MARCH 31
                                     -----------------------------------------
                                            1998                   1997
                                     -------------------    ------------------
                                        AS         PRO         AS        PRO
                                     REPORTED     FORMA     REPORTED    FORMA
                                     --------    -------    --------    ------
Net income........................   $ 18,390    $17,444    $ 10,100    $9,431
Diluted earnings per share........   $   1.40    $  1.34    $    .81    $  .77

     The pro forma compensation expense may not be representative of future amounts because options vest over several years and additional options may be granted in future years.

     The weighted-average grant date fair value of options granted during 1998 and 1997 was $21.17 and $7.40, respectively. The weighted-average grant date fair value of options was determined by utilizing the Black-Scholes option-pricing model with the following key assumptions:

                                            1998       1997
                                          ---------  ---------
Dividend yield.......................          0%         0%
Expected volatility..................       50.7%      64.5%
Risk-free interest rate..............        6.1%       6.3%
Expected life........................        5.0 yrs       5.0yrs.

     The Black-Scholes model used by the Company to calculate the fair value of options granted, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely tradeable, fully transferable options without vesting and/or trading restrictions, which significantly differ from the provisions associated with the Company's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management does not believe this model provides a reliable single measure of the fair value of the Company's stock option awards.

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9.  UNAUDITED QUARTERLY FINANCIAL DATA:

     The following table contains selected quarterly financial data from the consolidated income statements for each quarter of fiscal 1998 and 1997. The Company believes this information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                       4TH        3RD        2ND        1ST
                                     QUARTER    QUARTER    QUARTER    QUARTER
                                    ---------  ---------  ---------  ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL 1998:
Sales.............................  $  66,267  $  60,977  $  53,363  $  50,675
Gross profit......................     21,217     19,351     16,878     15,930
Net income........................      5,387      4,868      4,275      3,860
Basic earnings per share..........        .42        .38        .34        .31
Diluted earnings per share........        .41        .37        .33        .30
FISCAL 1997:
Sales.............................  $  43,187  $  38,186  $  34,451  $  28,258
Gross profit......................     13,411     11,795     10,587      8,092
Net income........................      3,203      2,792      2,432      1,673
Basic earnings per share..........        .26        .23        .20        .14
Diluted earnings per share........        .25        .22        .20        .14

     Earnings per share are computed independently for each of the quarters presented; therefore, the sum of the quarterly earnings per share may not equal annual earnings per share.

10.  INTERIM FINANCIAL INFORMATION (UNAUDITED):

     The interim consolidated financial statements as of September 30, 1998 and 1997, and for each of the six months then ended, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the accompanying unaudited interim consolidated financial statements have been included. Operating results for the interim period are not necessarily indicative of future operating results.

     For the six months ended September 30, 1998 and 1997, the basic weighted average shares outstanding were 13,226,510 and 12,473,828. For the six months ended September 30, 1998 and 1997, the diluted weighted average number of common shares and stock options outstanding were 13,637,272 and 12,962,959.

     For the six months ended September 30, 1998 and 1997, cash paid for interest was $2,893 and $1,494. Additionally, cash paid for taxes, net of refunds, for the six months ended September 30, 1998 and 1997 was $3,923 and $4,110. CGX received a federal tax refund of $1,800 during the six months ended September 30, 1998, which pertained to a tax benefit resulting from the exercise of employee stock options in fiscal 1998 and 1997.

     Additionally, equipment capital expenditures financed by CGX, totaling $3,613 for the six months ended September 30, 1998, related to the purchase of certain printing presses, have been eliminated from the accompanying unaudited interim consolidated statements of cash flows.

                          CONSOLIDATED GRAPHICS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     CGX completed the acquisition of the following printing businesses during the six months ended September 30, 1998:

   COMPANY                                PRIMARY MARKET                     DATE
   -------                                --------------                     ----
Tursack, Inc.........................   Philadelphia, Pennsylvania         April 1998
Image Systems........................   Milwaukee, Wisconsin               May 1998
Printing, Inc........................   Wichita, Kansas                    June 1998
Graphic Communications...............   San Diego, California              June 1998
Wetzel Brothers......................   Milwaukee, Wisconsin               June 1998
Paragraphics.........................   San Francisco, California          July 1998
Pride Printers.......................   Boston, Massachusetts              July 1998
Lincoln Printing.....................   Fort Wayne, Indiana                August 1998
Ironwood Litho.......................   Phoenix, Arizona                   August 1998
Rush Press/Arts & Crafts Press.......   San Diego, California              September 1998
Printing Corporation of America......   Baltimore, Maryland                September 1998

     To complete the aforementioned acquisitions, in the aggregate, the Company issued 934,854 shares of its common stock, paid cash of $28,743 and discharged substantially all of the debt of the businesses acquired totaling $41,074 with proceeds from borrowings under the Credit Agreement.

     Subsequent to September 30, 1998, the Company completed the acquisition of three printing businesses, and, as of December 30, 1998, had signed four non-binding letters of intent and a definitive agreement to acquire a total of five additional printing businesses.

     In August 1998, CGX increased the borrowing capacity available under its $100 million revolving credit facility to $200 million and extended the maturity date from May 31, 2000 to July 31, 2001. Borrowings outstanding under the credit facility are unsecured and accrue interest at a variable rate (an average of 6.27% per annum on September 30, 1998).

     Effective August 13, 1998, following shareholder approval, CGX amended its Amended and Restated Articles of Incorporation to increase the number of its authorized shares of common stock from 20,000,000 to 100,000,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Automated Graphic Systems, Inc.
  White Plains, Maryland

     We have audited the accompanying consolidated balance sheet of Automated Graphic Systems, Inc. and its subsidiaries as of October 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Automated Graphic Systems, Inc. and its subsidiaries as of October 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

WATKINS, MEEGAN, DRURY & COMPANY, L.L.C.

Bethesda, Maryland
August 24, 1998

                  AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            OCTOBER 31,
                                         JULY 31,     -----------------------
                                           1998         1997         1996
                                        -----------   ---------   -----------
                                        (UNAUDITED)               (UNAUDITED)
               ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents..........     $   584     $   2,042     $   570
  Receivables........................       7,913         8,403       7,584
  Inventory..........................       1,653         1,393       1,576
  Prepaid Expenses...................          80           175         413
  Deferred Income Taxes..............          88            88      --
                                        -----------   ---------   -----------
       Total Current Assets..........      10,318        12,101      10,143
PROPERTY AND EQUIPMENT
  Land...............................      --            --             325
  Building...........................      --            --           1,798
  Machinery and Equipment............      15,225        14,246      12,262
  Leasehold Improvements.............         748           779         706
  Furniture and Fixtures.............         173           162         147
  Property Held Under Capital
     Leases..........................         310           310         130
                                        -----------   ---------   -----------
                                           16,456        15,497      15,368
  Less Accumulated Depreciation......      (9,178)       (7,925)     (6,729)
                                        -----------   ---------   -----------
       Total Property and Equipment,
          Net........................       7,278         7,572       8,639
OTHER ASSETS
  Investments in Securities..........       2,957         3,092      --
  Deposits...........................          71           192          41
  Cash Surrender Value of Life
     Insurance.......................          70            70          70
  Other Receivables..................         187            36      --
  Organization Costs, Start-Up Costs,
     and Loan Fees, Net of $47, $41
     and $38 Amortization,
     Respectively....................           6            13          16
                                        -----------   ---------   -----------
     Total Other Assets..............       3,291         3,403         127
                                        -----------   ---------   -----------
TOTAL ASSETS.........................     $20,887     $  23,076     $18,909
                                        ===========   =========   ===========

     The Accompanying Notes Are An Integral Part Of These Consolidated Financial
                                   Statements

                  AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            OCTOBER 31,
                                         JULY 31,     -----------------------
                                           1998         1997         1996
                                        -----------   ---------   -----------
                                        (UNAUDITED)               (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Cash Overdraft.....................     $--         $     174     $--
  Notes Payable, Current Portion.....       3,952           657         637
  Capital Lease Obligations, Current
     Portion.........................          84            56           1
  Accounts Payable...................       1,781         2,200       1,388
  Accrued Liabilities................       1,330         2,549       1,588
  Income Taxes Payable...............         (41)          230          22
  Unearned Income....................          64           299         190
                                        -----------   ---------   -----------
       Total Current Liabilities.....       7,170         6,165       3,826
LONG-TERM DEBT
  Notes Payable, Less Current
     Portion.........................       1,128         4,810       5,465
  Capital Lease Obligations,
     Less Current Portion............         145           213      --
                                        -----------   ---------   -----------
       Total Long-Term Debt..........       1,273         5,023       5,465
DEFERRED INCOME TAXES................         438           438         143
                                        -----------   ---------   -----------
       Total Liabilities.............       8,881        11,626       9,434
COMMITMENTS AND CONTINGENCIES........      --            --          --
SHAREHOLDERS' EQUITY
  Common Stock -- No Par Value;
     20,000 Shares Authorized,
     11,705, 12,442 and
     12,416 Shares Issued and
     Outstanding, Respectively.......         604           534         502
  Retained Earnings..................      11,400        10,915       8,973
  Unrealized Holding Gains on
     Investments.....................           2             1      --
                                        -----------   ---------   -----------
       Total Shareholders' Equity....      12,006        11,450       9,475
                                        -----------   ---------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.............................     $20,887     $  23,076     $18,909
                                        ===========   =========   ===========

     The Accompanying Notes Are An Integral Part Of These Consolidated Financial
                                   Statements

                  AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        NINE MONTHS ENDED
                                             JULY 31,                 YEAR ENDED OCTOBER 31,
                                       --------------------   ---------------------------------------
                                         1998       1997        1997          1996           1995
                                       ---------  ---------   ---------    -----------    -----------
                                           (UNAUDITED)                     (UNAUDITED)    (UNAUDITED)
Net Sales............................  $  27,212  $  25,550    $ 34,698      $31,812        $29,361
Cost of Sales........................     16,274     15,136      21,033       20,219         18,117
                                       ---------  ---------   ---------    -----------    -----------
Gross Profit on Sales................     10,938     10,414      13,665       11,593         11,244
Operating Expenses
     Administrative and General......      3,177      4,161       5,300        3,983          4,455
     Selling.........................      2,803      2,582       3,561        3,201          2,853
     Production Planning.............      1,030        926       1,433        1,138          1,097
     Delivery........................        824        808       1,090        1,036            897
     Moving..........................     --         --             414       --             --
                                       ---------  ---------   ---------    -----------    -----------
                                           7,834      8,477      11,798        9,358          9,302
                                       ---------  ---------   ---------    -----------    -----------
Operating Income.....................      3,104      1,937       1,867        2,235          1,942
Other Income (Expense)...............        (44)     1,534       1,762          292            429
Interest Expense.....................        351        368         453          415            273
                                       ---------  ---------   ---------    -----------    -----------
Income Before Income Taxes...........      2,709      3,103       3,176        2,112          2,098
Provision for Income Taxes...........      1,025      1,114       1,234          754            809
                                       ---------  ---------   ---------    -----------    -----------
NET INCOME...........................  $   1,684  $   1,989    $  1,942      $ 1,358        $ 1,289
                                       =========  =========   =========    ===========    ===========
Earnings Per Share...................  $  138.88  $  160.01    $ 156.23      $108.35        $102.41
                                       =========  =========   =========    ===========    ===========
Weighted Average Common Shares
  Outstanding........................     12,126     12,433      12,429       12,533         12,589
                                       =========  =========   =========    ===========    ===========

     The Accompanying Notes Are An Integral Part Of These Consolidated Financial
                                   Statements

                  AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                           COMMON STOCK                      UNREALIZED
                                        ------------------    RETAINED     HOLDING GAINS     SHAREHOLDERS'
                                        SHARES     AMOUNT     EARNINGS     ON INVESTMENTS        EQUITY
                                        -------    -------    ---------    --------------    --------------
Balance, November 1, 1994............    12,530     $ 326      $  6,663       --$               $  6,989
Net Income...........................     --         --           1,289       --                   1,289
Sale of Stock........................       120       145        --           --                     145
                                        -------    -------    ---------    --------------    --------------
Balance, October 31, 1995............    12,650       471         7,952       --                   8,423
Net Income...........................     --         --           1,358       --                   1,350
Sale of Stock........................        26        31        --           --                      31
Purchase and Retirement of Common
  Stock..............................      (260)     --            (337)      --                    (337)
                                        -------    -------    ---------    --------------    --------------
Balance, October 31, 1996............    12,416       502         8,973       --                   9,475
Net Income...........................     --         --           1,942       --                   1,942
Sale of Stock........................        26        32        --           --                      32
Net Change in Unrealized Holding
  Gains..............................     --         --          --                1                   1
                                        -------    -------    ---------    --------------    --------------
Balance, October 31, 1997............    12,442       534        10,915            1              11,460
Net Income...........................     --         --           1,684       --                   1,684
Sale of Stock........................        52        70        --           --                      70
Purchase and Retirement of Common
  Stock..............................      (789)     --          (1,199)      --                  (1,199)
Net Change in Unrealized Holding
  Gains..............................     --         --          --                1                   1
                                        -------    -------    ---------    --------------    --------------
Balance, July 31, 1998...............    11,705     $ 604      $ 11,400         $  2            $ 12,006
                                        =======    =======    =========    ==============    ==============

     The Accompanying Notes Are An Integral Part Of These Consolidated Financial
                                   Statements

                  AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                        NINE MONTHS ENDED
                                             JULY 31,            YEAR ENDED OCTOBER 31,
                                       --------------------  -------------------------------
                                         1998       1997       1997       1996       1995
                                       ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)                  (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income.......................  $   1,684  $   1,989  $   1,942  $   1,358  $   1,289
    Adjustment to Reconcile Net
      Income to Net Cash Provided by
      Operating Activities
         Depreciation and
           Amortization..............      1,260      1,248      1,682      1,523      1,157
         Bad Debt Expense............     --         --            175         64         55
         Gain on Sale of Property and
           Equipment.................     --         (1,310)    (1,336)      (103)    --
         Noncash Employee Benefit....     --         --              8         --     --
         Deferred Income Taxes.......     --         --            208        206         48
    Change in
         Receivables.................        339       (212)    (1,031)      (778)    (1,565)
         Inventory...................       (261)       189        183        207       (757)
         Prepaid Expenses............         95        314        239       (257)       (29)
         Deposits....................        122         (1)      (152)        36        171
         Cash Surrender Value of Life
           Insurance.................     --         --         --             (2)    --
         Accounts Payable............       (420)       (45)       813         (2)       182
         Accrued Liabilities.........     (1,218)       113        960     (1,119)       128
         Income Taxes Payable........       (271)       475        208       (261)       159
         Unearned Income.............       (235)       371        109       (114)        39
                                       ---------  ---------  ---------  ---------  ---------
    Net Cash Provided by Operating
      Activities.....................      1,095      3,131      4,008        758        877
CASH FLOWS FROM INVESTING ACTIVITIES
    Net Proceeds from Sale of
      Property and Equipment.........     --          3,330      3,187        163         28
    Purchase of Property and
      Equipment......................       (959)    (1,333)    (2,147)    (3,302)    (2,823)
    Purchase of Securities...........        135     (3,327)    (3,090)    --         --
    Payment of Selling Expenses......     --           (174)    --         --         --
                                       ---------  ---------  ---------  ---------  ---------
    Net Cash Used In Investing
      Activities.....................       (824)    (1,504)    (2,050)    (3,139)    (2,795)
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from Cash Overdraft.....       (174)    --            174     --         --
    Proceeds from Issuance of Notes
      Payable........................     --         --         --          2,510      2,019
    Payments on Note Payable.........       (386)      (493)      (635)      (560)      (418)
    Loan Fees Paid...................     --         --            (17)       (16)    --
    Principal Payments Under Capital
      Lease Obligations..............        (40)        (1)       (40)        (2)       (13)
    Proceeds from Issuance of Common
      Stock..........................         70         31         32         31        144
    Purchase of Treasury Stock.......     (1,199)    --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------
Net Cash Provided by (Used in)
  Financing Activities...............     (1,729)      (463)      (486)     1,963      1,732
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................     (1,458)     1,164      1,472       (418)      (187)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR............................      2,042        570        570        988      1,175
                                       ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  YEAR...............................  $     584  $   1,734  $   2,042  $     570  $     988
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOWS
    Cash Paid During The Year For
      Interest.......................  $     351  $     368  $    (455) $    (413) $    (197)
    Income Taxes.....................      1,025      1,114       (574)    (1,073)      (810)
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
    Repurchased 260 Shares of
      Automated Graphic Systems, Inc.
      Stock and Issued Notes
      Payable........................                                   $     301
                                                                        =========
    Purchased Equipment Through
      Issuance Of Capital Lease
      Obligations....................                        $     309
                                                             =========

     The Accompanying Notes Are An Integral Part Of These Consolidated Financial
                                   Statements

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED OCTOBER 31, 1997 (AUDITED),
                     1996 (UNAUDITED), AND 1995 (UNAUDITED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     Automated Graphic Systems, Inc. (the Company), is a printing company that provides a complete range of services to its customers including: design, database management, consulting, typesetting, desktop publishing, CD-ROM production, electronic, and conventional prepress, printing, quick copying, binding, and mailing. With locations in Macedonia, Ohio, White Plains, Maryland, and Washington, D.C., the Company serves Ohio and the Washington, D.C. metropolitan areas.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Automated Graphic Systems, Inc., and its wholly owned subsidiaries Automated Graphic Imaging, Inc., and Automated Graphic Systems -- Ohio, Inc. Intercompany transactions and balances have been eliminated in the consolidation.

  RECOGNITION OF INCOME

     Income from jobs in process at year end is recorded using the percentage-of-completion method of accounting based upon standard billing rates for costs incurred. This amount may be further adjusted for any known write-ups/write-downs on specific jobs. Unearned income represents cash received from customers in advance for work not yet performed.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. These may include cash, money market funds, and short-term investments in commercial paper.

  INVENTORY

     Inventories of materials and supplies are valued at the lower of cost or market, determined by the "first-in, first-out" basis.

  PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is provided based on the estimated average useful lives of the assets. Accelerated methods have been adopted to compute depreciation on certain shop machinery, and the straight-line method of depreciation is used for all other assets. Improvements to leased premises are amortized over the estimated useful life of the improvements. Assets held under capital lease obligations are amortized over their estimated useful lives and included in total depreciation expense annually.

     If the Company were to determine, based on the facts and circumstances, that the value of long-lived assets may be impaired, it would perform an evaluation of recoverability. In such an evaluation, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount. If the carrying amount were to exceed the estimated future cash flows, the Company would perform a discounted cash flow analysis to determine the amount of the write-down.

     Maintenance and repairs are charged to earnings as incurred. Depreciation expense for the years ended October 31, 1997, 1996, and 1995 was $1,678, $1,520 and $1,154, respectively.

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  INVESTMENTS IN SECURITIES

     Management determines an appropriate classification of securities at the time of purchase. If management has the intent and ability at the time of purchase to hold debt securities until maturity or on a long-term basis, they are classified as long-term investments and carried at amortized historical cost.

     Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy. They may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

     Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on marketable securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to retained earnings whereas realized gains and losses flow through the Company's operations.

  ORGANIZATION COSTS AND START-UP COSTS

     Organization costs and start-up costs are amortized using the straight-line method over a period of five years.

  INCOME TAXES

     Income taxes on pretax accounting income are provided at rates in effect under existing tax law. The provision for income taxes charged against earnings relates to all items of revenue and expense recognized for financial accounting purposes. The actual current tax liability may be different from the charge against earnings due to the effect of timing differences between financial and tax accounting, resulting in deferred income taxes.

     The principal sources of deferred income taxes represent differences in depreciation due to different depreciation methods for financial and tax purposes and timing differences of accrued vacation, differing methods for recording bad debt expense, and net operating loss carryforwards of subsidiaries.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense was $157 in 1997, $264 in 1996, and $115 in 1995.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amounts.

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The fair value of the Company's long-term debt is estimated based on the quoted market prices and interest rates for comparable instruments or on the current rate available to the Company for debt with the same remaining security.

  CONSIDERATION OF CREDIT RISK

     The Company maintains cash in bank deposit accounts at local financial institutions. Cash and cash equivalents are invested in short-term liquid investments. The balances, at times, may exceed federally insured limits. At October 31, 1997, the Company's balances exceeded insured limits by approximately $1,202. Credit risk associated with receivables is limited due to the large number of customers comprising the Company's customer base.

NOTE 2 -- RECEIVABLES

     Receivables consist of:

                                           OCTOBER 31,
                                       --------------------
                                         1997       1996
                                       ---------  ---------
Trade:
     Billed..........................  $   6,600  $   5,880
     Unbilled........................      1,846      1,706
Other................................        189         72
                                       ---------  ---------
                                           8,635      7,658
     Less: Allowance for Doubtful
      Accounts.......................        232         74
                                       ---------  ---------
                                       $   8,403  $   7,584
                                       =========  =========

     Bad debt expense was $175 in 1997, $64 in 1996, and $55 in 1995.

NOTE 3 -- INVENTORY

     Inventory consists of:

                                           OCTOBER 31,
                                       --------------------
                                         1997       1996
                                       ---------  ---------
Materials............................  $   1,102  $   1,275
Supplies.............................        291        301
                                       ---------  ---------
                                       $   1,393  $   1,576
                                       =========  =========

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 4 -- INVESTMENTS IN SECURITIES

     Following are the market values and original cost of securities classified as available for sale at October 31, 1997:

                                                               UNREALIZED
                                                                HOLDING
                                        MARKET      COST      GAIN (LOSS)
                                       ---------  ---------   ------------
Equity Securities....................  $     140  $     138       $  2
U.S. Treasury Bills:
     Maturing Within One Year........        502        502      --
     Maturing After One Year Through
       Five Years....................        476        476      --
State and Municipal Obligations:
     Maturing Within One Year........         81         81      --
     Maturing After One Year Through
       Five Years....................      1,687      1,688         (1)
     Maturing After Five Years
       Through Ten Years.............        159        159      --
     Maturing After Ten Years........         47         47      --
                                       ---------  ---------        ---
                                       $   3,092  $   3,091       $  1
                                       =========  =========        ===

     Debt securities are grouped together by years to maturity. All have been classified by management as available for sale. At October 31, 1997, money market and mutual funds of $679 are considered to be cash and cash equivalents.

NOTE 5 -- LONG-TERM DEBT

  NOTES PAYABLE

                                           OCTOBER 31,
                                       --------------------
                                         1997       1996
                                       ---------  ---------
Mellon Bank, $2,000 note dated March
  24, 1996, requires monthly
  principal payments of $21 plus
  interest at a floating and
  fluctuating rate equal to the
  overnight Money Market rate plus
  2.0% per annum, due March 1, 2000,
  secured by Company assets..........  $   1,354  $   1,604
Mellon Bank, monthly principal
  payments are pursuant to a
  specified schedule plus interest at
  7.15%, due March, 1999. Secured by
  virtually all of the Company's
  assets, subject to certain
  restricted covenants...............      3,898      4,222
First Virginia Bank, 36 monthly
  payments of $.6, interest at 8.74%
  per annum, due February, 1998,
  secured by equipment...............          2          9
Former stockholder, repurchase of
  stock at $169, paid in five annual
  installments of $34 each plus
  interest at 6.0% per annum. First
  installment was due November 1,
  1996, and each November 1
  thereafter.........................        104        135
Former stockholder, repurchase of
  stock at $132 paid in five annual
  installments of $34 which includes
  interest at 8.25% per annum. First
  installment was due July 1, 1997
  and each July 1 thereafter.........        109        132
                                       ---------  ---------
     Total...........................      5,467      6,102
     Less: Current portion of
      long-term debt.................        657        637
                                       ---------  ---------
     Long-Term Debt..................  $   4,810  $   5,465
                                       =========  =========

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  CAPITAL LEASE OBLIGATIONS

Equipment lease, interest rate of
  7.6%, $6 due per month beginning
  February 1997......................  $     316  $       1
     Less: Amount representing
      interest.......................         47     --
                                                         --
                                       ---------
Present value of net minimum lease
  payments...........................  $     269  $       1
                                       =========         ==

     The total amount of interest cost related to all long-term debt incurred for 1997, 1996, and 1995 was $453, $416, and $277, respectively, all of which was charged to operations.

     The combined aggregate amounts of maturities for each of the next five years are as follows:

             YEAR ENDED                  NOTES       CAPITAL
             OCTOBER 31,                PAYABLE      LEASES
            ------------                -------      -------
  1998...............................   $   657       $  74
  1999...............................     3,861          74
  2000...............................       919          74
  2001...............................        30          75
  2002...............................     --             19
                                        -------      -------
                                        $ 5,467       $ 316
                                        =======      =======

NOTE 6 -- ACCRUED LIABILITIES

     Accrued liabilities consist of:

                                           OCTOBER 31,
                                       --------------------
                                         1997       1996
                                       ---------  ---------
Payroll, Commissions, and Earned
  Vacation...........................  $   1,597  $     791
Payroll Taxes........................        112        106
Sales and Use Taxes..................        121         90
Interest Payable.....................         14         17
Profit Sharing Contribution..........        686        533
Other................................         19         51
                                       ---------  ---------
                                       $   2,549  $   1,588
                                       =========  =========

NOTE 7 -- LEASE COMMITMENTS

  AUTOMATED GRAPHIC SYSTEMS, INC.

     The Company is obligated under a 15-year related party non-cancelable operating lease dated August 20, 1990, for the premises and land referred to as the Automated Graphic Systems, Inc., located at DeMarr Road in White Plains, Maryland. The building is owned by DeMarr Partnership which is a partnership between John F. Green and Mark A. Edgar. Mr. Green is an officer and principal owner of Automated Graphic Systems, Inc. The lease calls for minimum monthly rental payments of $52. The monthly rental payments are increased on an annual basis by the percentage increase in the Consumer Price Index from the preceding year.

     The Company also leases delivery trucks and vans under various operating leases with Ryder Truck Rental, Inc.

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  AUTOMATED GRAPHIC SYSTEMS -- OHIO, INC.

     The Company leases delivery trucks under various operating leases. The Company entered into an operating lease for its office/warehouse facility effective August 1997 for a period of ten years and three months with an option to renew another five years. The lease calls for a monthly fixed rent of $23 with scheduled increases in the years 2000 and 2003. The Company is responsible for repairs and maintenance, real estate taxes, and special assessments during the term of the lease.

  AUTOMATED GRAPHIC IMAGING, INC.

     The Company was obligated under a lease dated August 1992 for equipment that required 60 monthly payments of $4. Rental expense for this equipment in 1997, 1996 and 1995 was $40, $48, and $47 respectively. During the year ended October 31, 1997, this lease was paid in full and the equipment was purchased.

     The Company entered into a contract subsequent to year end to lease equipment. The lease term is 60 months and payments will be $3 per month with a purchase option of $16 at the end of the lease term. Deposits in the amount of $24 were paid on this lease at October 31, 1997.

     The Company was obligated under a non-cancellable five-year operating lease dated April 1, 1992, for 1,600 square feet of space located in Washington, D.C. The lease called for monthly payments of $5 plus a pro rata share of operating and real estate tax expenses and 2.5 percent increases in the base rent annually. Effective April 1, 1997, this lease was extended for one year. The lease term calls for monthly payments of $5.

     Aggregate minimum rentals as of October 31, 1997, for each of the next five years for all operating leases are as follows:

             OCTOBER 31,                 TOTAL
            ------------               ---------
  1998...............................  $   1,035
  1999...............................      1,012
  2000...............................        986
  2001...............................        984
  2002...............................        970
                                       ---------
                                       $   4,987
                                       =========

     Rental expense for the years ended October 31, 1997, 1996, and 1995 was $696, $691, and $654, respectively.

NOTE 8 -- SALE OF PROPERTY AND EQUIPMENT

     The Company sold land and building with a combined cost of $2,123 on July 1, 1997, and realized a gain of $1,336 which is included in other income in the consolidated statement of income.

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 9 -- INCOME TAXES

     The provision for income taxes consists of the following:

                                           YEAR ENDED OCTOBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
Current Expense
     Federal.........................  $     922  $     422  $     626
     State...........................        123        126        135
                                       ---------  ---------  ---------
                                           1,045        548        761
                                       ---------  ---------  ---------
Deferred Tax Expense
     Federal.........................        165        191         41
     State...........................         25         15          7
                                       ---------  ---------  ---------
                                             190        206         48
                                       ---------  ---------  ---------
Provision for Income Taxes...........  $   1,235  $     754  $     809
                                       =========  =========  =========

     Automated Graphic Imaging, Inc. has a state net operating loss carryforward of approximately $9 at October 31, 1997. This carryforward expires on October 31, 2011.

     In addition, the Company has a state manufacturing tax credit of $430 from 1996 that may be carried forward and will expire on October 31, 1999. At October 31, 1997, the state manufacturing tax credit carryforward has been reduced by valuation allowance against the deferred tax asset. The valuation allowance has also been reduced at October 31, 1997, by the current year tax benefit of $86.

                                           OCTOBER 31,
                                       --------------------
                                         1997       1996
                                       ---------  ---------
Total Deferred Tax Assets,
  Noncurrent.........................  $      45  $      45
Total Deferred Tax Liability,
  Noncurrent.........................       (483)      (188)
                                       ---------  ---------
                                            (438)      (143)
Total Deferred Tax Assets, Current...        482        480
Total Valuation Allowance............       (394)      (480)
                                       ---------  ---------
                                              88     --
                                       ---------  ---------
Net Deferred Tax Asset (Liability)...  $    (350) $    (143)
                                       =========  =========

NOTE 10 -- EMPLOYEES STOCK OWNERSHIP PLAN

     In 1984, the Board of Directors of Automated Graphic Systems, Inc., adopted an Employee Stock Ownership Plan. The Company contributes in cash or stock an amount determined by an appropriate resolution of the Board of Directors. In 1993, the Board of Directors of Automated Graphic Imaging, Inc., and Automated Graphic Systems-Ohio, Inc., adopted participation in the Automated Graphic Systems, Inc. Employee Stock Ownership Plan (ESOP). Participants are not permitted to make contributions. The contributions for the years ended October 31, 1997, 1996, and 1995 were $906, $548, and $722, respectively. All employees who have completed one year of service are eligible to participate.

NOTE 11 -- TRANSACTIONS WITH RELATED PARTIES

     Automated Graphic Systems, Inc., is located in White Plains, Maryland. The building is owned by a partnership in which an officer of the Company is a partner. The lease calls for minimum

                AUTOMATED GRAPHIC SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
monthly rental payments of $52, with annual increases based on the increase in the Consumer Price Index over the preceding year. Rent expense totalled $537, $493, and $505 in 1997, 1996, and 1995, respectively.

NOTE 12 -- LINE OF CREDIT

     The Company has a $3,000 unused line of credit with Mellon Bank bearing interest at 2 percent above the overnight money market rate. This line of credit expires June 1999.

NOTE 13 -- SELF-INSURED MEDICAL BENEFITS PLAN

     Automated Graphic Systems, Inc. and Automated Graphic Imaging, Inc., are self-insured for their medical benefits plan, which covers all full-time employees who have completed 30 days of employment. Participants pay a monthly charge for individual or family coverage. The Company maintains reinsurance coverage with individual stop-loss limits of $20 per participant, and an aggregate stop-loss limit based on the total number of participants in a calendar year. Medical benefit expenses incurred for the years ended October 31, 1997, 1996, and 1995 were $601, $759 and $627, respectively.

NOTE 14 -- 401(K) PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing plan offered to employees with more than one year of service. Employees who are eligible may elect to withhold between 1.0 percent and 15.0 percent of compensation. The plan allows for employer matching contributions on a discretionary basis. The Company made no contributions to this plan in 1997, 1996, or 1995.

NOTE 15 -- COMMITMENTS

     Pursuant to agreements between the Company and certain shareholder/employees, the Company is obligated to purchase all shares of Automated Graphic Systems, Inc. common stock owned by these shareholder/employees upon termination of employment. The Company has issued options, which have not been exercised, covering a total of 156 shares. If these options were exercised and shares issued, such shares would be subject to repurchase under these agreements.

NOTE 16 -- SUBSEQUENT EVENTS (UNAUDITED)

     On June 29, 1998, the Company, the Employee Stock Ownership Plan, and the individual AGS stockholders signed a letter of intent to be acquired by Consolidated Graphics, Inc., a Texas corporation. Consummation of the transaction is subject, among other things, to approval by the stockholders of the Company.

NOTE 17 -- ANNUAL AND INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The accompanying financial statements as of October 31, 1996 and for the two years then ended have been prepared in accordance with generally accepted accounting principles for annual financial statements. The accompanying interim financial statements as of July 31, 1998 and 1997 and for the nine month periods then ended have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of interim results have been included. Results of operations for interim periods are not necessarily indicative of the results that might be expected in any future period.

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                          CONSOLIDATED GRAPHICS, INC.,
                              AGS ACQUISITION CO.,
                        AUTOMATED GRAPHIC SYSTEMS, INC.,
                         THE INDIVIDUAL SHAREHOLDERS OF
                         AUTOMATED GRAPHIC SYSTEMS, INC.
                                       AND
                   (FOR THE LIMITED PURPOSES SET FORTH HEREIN)
                                 THE TRUSTEES OF
                       THE AUTOMATED GRAPHIC SYSTEMS, INC
                          EMPLOYEE STOCK OWNERSHIP PLAN

                            Dated September 28, 1998

                               TABLE OF CONTENTS
                      AGREEMENT AND PLAN OF REORGANIZATION

                                                                                 PAGE
                                                                                 -----
ARTICLE 1
     THE MERGER
     1.1     The Merger.......................................................     A-7
     1.2     The Closing......................................................     A-7
     1.3     Conversion of Shares.............................................     A-8
     1.4     Exchange of Certificates.........................................     A-8
     1.5     Dissenting Shares................................................     A-9
     1.6     Tax Treatment....................................................     A-9
     1.7     Public Announcements.............................................     A-9

ARTICLE 2
     THE SURVIVING CORPORATION................................................     A-9
     2.1     Articles of Incorporation........................................     A-9
     2.2     Bylaws...........................................................     A-9
     2.3     Directors and Officers...........................................     A-9

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................    A-10
     3.1     Organization and Good Standing...................................    A-10
     3.2     Corporate Records................................................    A-10
     3.3     Capitalization of the Company....................................    A-10
     3.4     Subsidiaries, Other Ownership Interests and Capitalization
               Thereof........................................................    A-10
     3.5     Authority of Company.............................................    A-11
     3.6     No Conflicts.....................................................    A-11
     3.7     Consents and Approvals...........................................    A-11
     3.8     Assets and Properties............................................    A-12
     3.9     Financial Statements.............................................    A-12
     3.10   Customary Business Practice.......................................    A-13
     3.11   Absence of Certain Changes or Events..............................    A-13
     3.12   Absence of Defaults...............................................    A-15
     3.13   Compliance with Laws..............................................    A-15
     3.14   Tax Returns and Reports...........................................    A-15
     3.15   Litigation........................................................    A-16
     3.16   Banking Relationships.............................................    A-16
     3.17   Customers and Suppliers...........................................    A-16
     3.18   Accounts Receivable and Accounts Payable..........................    A-17
     3.19   Inventories.......................................................    A-17
     3.20   Employee Benefit Matters; ERISA...................................    A-17
     3.21   Contracts and Commitments.........................................    A-21
     3.22   Patents, Trademarks and Copyrights................................    A-22
     3.23   Insurance.........................................................    A-22
     3.24   Employees.........................................................    A-22
     3.25   Labor Agreements; Disputes........................................    A-23
     3.26   Regulatory Filings................................................    A-23
     3.27   Environmental and Health and Safety Matters.......................    A-23
     3.28   Brokers...........................................................    A-25

                                                                                  PAGE
                                                                                 -----
     3.29   Company Disclosure................................................    A-25
     3.30   Company Information in Registration Statement.....................    A-25
     3.31   Interests in Customers and Suppliers..............................    A-26
     3.32   Transactions With Affiliates......................................    A-26

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS...........................    A-26
     4.1     Ownership; Voting Rights.........................................    A-26
     4.2     Authority of Shareholders........................................    A-26
     4.3     No Conflicts.....................................................    A-27
     4.4     Consents and Approvals...........................................    A-27
     4.5     Customary Business Practice......................................    A-27
     4.6     Shareholder Disclosure...........................................    A-27
     4.7     Rights Against Company Common Stock..............................    A-27
     4.8     No Trading in CGX Shares.........................................    A-27
     4.9     Company Representations and Warranties...........................    A-27

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF TRUSTEES...............................    A-27
     5.1     Ownership; Voting Rights.........................................    A-27
     5.2     Authority of Trustees............................................    A-28
     5.3     No Conflicts.....................................................    A-28
     5.4     Consents and Approvals...........................................    A-28
     5.5     ESOP Disclosure..................................................    A-28
     5.6     No Trading in CGX Shares.........................................    A-28
     5.7     Litigation.......................................................    A-28

ARTICLE 6
     REPRESENTATIONS AND WARRANTIES OF CGX AND NEWCO..........................    A-29
     6.1     Organization and Good Standing...................................    A-29
     6.2     Authority of CGX and Newco.......................................    A-29
     6.3     Capitalization of CGX............................................    A-29
     6.4     Capitalization of Newco..........................................    A-29
     6.5     No Conflicts.....................................................    A-29
     6.6     Consents and Approvals...........................................    A-30
     6.7     Brokers..........................................................    A-30
     6.8     Litigation.......................................................    A-30
     6.9     Due Authorization................................................    A-30
     6.10   Commission Reports................................................    A-30
     6.11   CGX Information in Registration Statement.........................    A-30
     6.12   CGX 401(k) Plan...................................................    A-31

ARTICLE 7
     COVENANTS OF SHAREHOLDERS, TRUSTEES AND COMPANY..........................    A-32
     7.1     Conduct of Business..............................................    A-32
     7.2     Continued Administration.........................................    A-32
     7.3     Records..........................................................    A-32
     7.4     Maintenance of Insurance.........................................    A-32
     7.5     Cooperation in HSR Act Filings and Third Party Consents..........    A-33
     7.6     Cooperation in Filing Registration Statement.....................    A-33
     7.7     Voting of Company Stock..........................................    A-33

                                                                                 PAGE
                                                                                 -----
     7.8     No Solicitation..................................................    A-33
     7.9     Corporate Authority..............................................    A-34
     7.10   Investigation by CGX and Newco....................................    A-34
     7.11   Certain Acts or Omissions.........................................    A-35
     7.12   Consultation and Reports..........................................    A-35
     7.13   Confidentiality...................................................    A-35
     7.14   Additional Disclosure.............................................    A-36
     7.15   Required Financial Statements.....................................    A-36
     7.16   Right of ESOP to Dissent..........................................    A-36
     7.17   Termination of Shareholder Agreements.............................    A-36
     7.18   Tax Treatment.....................................................    A-36
     7.19   Termination of 401(k) and ESOP Plans, and Merger of the Trusts for
              401(k) and ESOP into CGX's 401(k) Plan and Trust................    A-36
     7.20   ESOP Amendment....................................................    A-37

ARTICLE 8
     COVENANTS OF CGX AND NEWCO...............................................    A-37
     8.1     Cooperation in HSR Act Filings and Third Party Consents..........    A-37
     8.2     Registration Statement...........................................    A-37
     8.3     Compliance with Legal Requirements...............................    A-37
     8.4     Certain Acts or Omissions........................................    A-37
     8.5     ESOP Trustees....................................................    A-38
     8.6     ERISA Plan Matters...............................................    A-38
     8.7     Tax Treatment....................................................    A-38
     8.8     Capital Contribution to Newco....................................    A-38
     8.9     Shareholder Payments.............................................    A-38

ARTICLE 9
     CONDITIONS TO OBLIGATIONS OF CGX AND NEWCO...............................    A-38
     9.1     Registration, Listing and Approval...............................    A-38
     9.2     HSR Act..........................................................    A-39
     9.3     Representations and Warranties...................................    A-39
     9.4     Compliance with Agreement........................................    A-39
     9.5     Sellers' and Officer's Certificates..............................    A-39
     9.6     Completion of Due Diligence......................................    A-39
     9.7     No Action or Proceeding..........................................    A-39
     9.8     Consents.........................................................    A-39
     9.9     Estoppel Certificates............................................    A-39
     9.10   Conveyance of Stock...............................................    A-39
     9.11   No Material Adverse Change........................................    A-39
     9.12   Corporate Action by CGX and Newco.................................    A-40
     9.13   Shareholder Noncompetition Agreements.............................    A-40
     9.14   Opinion of Counsel................................................    A-40
     9.15   Opinion of ESOP Counsel...........................................    A-40
     9.16   Stock Options and SARs............................................    A-40
     9.17   Certificates of Management........................................    A-40
     9.18   Lease Extension...................................................    A-40
     9.19   Delivery of Other Documents and Instruments.......................    A-40

                                                                                  PAGE
                                                                                 -----
ARTICLE 10
     CONDITIONS TO OBLIGATIONS OF COMPANY, TRUSTEES AND SHAREHOLDERS..........    A-41
     10.1   Registration, Listing and Approval................................    A-41
     10.2   HSR Act...........................................................    A-41
     10.3   Representations and Warranties....................................    A-41
     10.4   Compliance with Agreement.........................................    A-41
     10.5   Officer's Certificate.............................................    A-41
     10.6   No Action or Proceeding...........................................    A-41
     10.7   Consents..........................................................    A-41
     10.8   Corporate Action By CGX and Newco.................................    A-41
     10.9   Stock Option Agreements...........................................    A-42
     10.10  Opinion of Counsel................................................    A-42
     10.11  Opinion of ESOP Counsel...........................................    A-42
     10.12  Fairness..........................................................    A-42
     10.13  Lease Guaranty....................................................    A-42
     10.14  Delivery of Other Documents and Instruments.......................    A-42

ARTICLE 11
     SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............................    A-42

ARTICLE 12
     INDEMNIFICATION..........................................................    A-42
     12.1   Indemnification of Purchaser Indemnitees..........................    A-42
     12.2   Indemnification of Company Indemnitees............................    A-43
     12.3   Method of Asserting Claims........................................    A-43
     12.4   Payment of Indemnity..............................................    A-45

ARTICLE 13
     TERMINATION..............................................................    A-45
     13.1   Termination.......................................................    A-45
     13.2   Termination Remedies..............................................    A-46

ARTICLE 14
     NOTICES..................................................................    A-47

ARTICLE 15
     MISCELLANEOUS............................................................    A-48
     15.1   Incorporation of Schedules and Appendices; Entire Agreement.......    A-48
     15.2   Waiver............................................................    A-48
     15.3   Amendment.........................................................    A-48
     15.4   Counterparts......................................................    A-48
     15.5   Headings..........................................................    A-48
     15.6   Governing Law.....................................................    A-48
     15.7   Binding Effect....................................................    A-48
     15.8   Expenses..........................................................    A-48
     15.9   Further Assurances................................................    A-48
     15.10  Appointment of Agent..............................................    A-49
AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION DATED OCTOBER 30, 1998......    A-52

                            SCHEDULES AND APPENDICES

         Schedule 3.3     Capitalization
         Schedule 3.6     Conflicts
         Schedule 3.7     Consents
         Schedule 3.8     Assets
         Schedule 3.9     Financial Statements
         Schedule 3.10    Customary Business Practice
         Schedule 3.11    Certain Changes
         Schedule 3.12    Defaults
         Schedule 3.14    Taxes
         Schedule 3.15    Litigation
         Schedule 3.16    Banking Relationships
         Schedule 3.17    Customers and Suppliers
         Schedule 3.20    Employee Benefit Plans
         Schedule 3.21    Contracts
         Schedule 3.22    Patents, Trademarks and Copyrights
         Schedule 3.23    Insurance
         Schedule 3.24    Employees
         Schedule 3.27    Environmental and Health and Safety Matters
         Schedule 3.32    Affiliate Transactions
         Schedule 4.1     Ownership; Voting Rights
         Schedule 4.7     Rights Against Company Common Stock

         Appendix A       Articles of Merger
         Appendix B       Form of Estoppel Certificate
         Appendix C       Form of Noncompetition Agreement
         Appendix D       Form of Opinion of Venable, Baetjer
         Appendix E       Form of Opinion of Sanders Schnabel
         Appendix F       Form of Release
         Appendix G       Form of Stock Option Agreement
         Appendix H       Form of Opinion of Winstead Sechrest & Minick P.C.

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization, dated as of September 28, 1998 (together with the appendices and schedules attached hereto, the "Agreement"), by and among Consolidated Graphics, Inc., a Texas corporation ("CGX"); AGS Acquisition Co., a Maryland corporation ("Newco"); Automated Graphic Systems, Inc., a Maryland corporation (the "Company"); John F. Green, Lawrence Schindel, Kevin Cassis, Kenneth Lemmert and Christopher Carpenter (the "Shareholders"); and John F. Green and Edward Pittman in their capacity as trustees (the "Trustees" and, together with the Shareholders, the "Sellers") of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan (the "ESOP"), the Sellers being the holders of all of the outstanding shares of the
Company:

                              W I T N E S S E T H:

     WHEREAS, CGX, the Company, the Shareholders and the Trustees executed and delivered a letter of intent (the "Letter") dated June 29, 1998 pursuant to which the parties expressed their intent to effect a merger of the Company into Newco (the "Merger");

     WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a plan of reorganization thereunder; and

     WHEREAS, the Trustees and the respective boards of directors of CGX, Newco and the Company have approved this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements and in reliance upon the representations and warranties set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                   THE MERGER

     1.1 THE MERGER. On the terms and subject to the conditions contained herein and at such time as the Articles of Merger attached hereto as APPENDIX A have been filed for record with and accepted for record by the Maryland Department of Assessments and Taxation (the "Department") or at such later time as may be specified in the Articles of Merger (the "Effective Time"), the Company shall be merged with and into Newco pursuant to this Agreement, Newco shall be the surviving corporation (after the Effective Time, the "Surviving Corporation") and the separate corporate existence of the Company shall cease. The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL").

     1.2 THE CLOSING. For the purpose of confirming satisfaction or waiver of all conditions to the Merger, a closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Winstead Sechrest & Minick P.C., in Houston, Texas, at 9:00 a.m. local time, on a date to be mutually agreed upon between the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction of the last to occur of:

          (a)  the approval of the Merger by the participants in the ESOP;

          (b)  the approval of the Merger by the shareholders of the Company;

          (c) the expiration or termination of any waiting period or extension thereof applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

          (d) the declaration of effectiveness by the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-4 to be filed by CGX covering the shares of common stock of CGX to be issued to the shareholders of the Company upon consummation of the Merger (the "Registration Statement"); or

          (e) the satisfaction or waiver of each of the other conditions specified in Articles 9 and 10 below.

At the Closing the parties shall deliver fully executed originals of the documents, certificates and opinions required to be delivered pursuant to Articles 9 and 10 below. The parties shall further provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Articles 9 and 10. As soon as practicable after satisfaction or waiver of all conditions to the Closing, the parties shall cause Articles of Merger to be filed for record with the Department in accordance with Section 3-107 of the MGCL and shall take any further actions as may be required by law to effect the Merger. By mutual agreement of the parties, the Closing may be accomplished by facsimile transmission to the respective offices of counsel for the parties hereto of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.

     1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any further action on the part of CGX, Newco, the Company or the Surviving Corporation, or any holder of the following securities, each share of common stock of Newco issued and outstanding immediately before the Effective Time shall continue to be issued and outstanding as one share of common stock of the Surviving Corporation, and the shares of common stock of the Company (the "Company Common Stock") issued and outstanding at the Effective Time shall be converted into the right to receive (a) an aggregate amount in cash equal to $14,960,352.84 reduced by $3,100,000 (adjusted, if necessary, pursuant to Section 8.8) to be deposited in escrow as set forth in Section 1.4 below and further reduced by certain transaction costs as set forth in Section 15.8 below (as so reduced, the "Cash Consideration") and (b) that number of shares of common stock of CGX (the "CGX Common Stock") determined by dividing $16,000,000.00 by the average of the closing prices per share of CGX Common Stock as reported on the New York Stock Exchange on the three trading days immediately preceding, but not including, the third trading day before the Closing Date and further dividing such result by 11,705 (such number being the "Exchange Ratio" and the cash and shares set forth in clauses (a) and (b) together being the "Merger Consideration"). Upon conversion of the shares of Company Common Stock into the Merger Consideration, each Seller shall have the right to receive (i) an amount in cash equal to the product of (1) the Cash Consideration divided by 11,705 and (2) the number of issued and outstanding shares of Company Common Stock of which such Seller is the record holder immediately before the Effective Time and (ii) a certificate representing such number of shares of CGX Common Stock as is equal to the product of the Exchange Ratio and the number of issued and outstanding shares of Company Common Stock of which such Seller is the record holder immediately before the Effective Time, rounded up to the next whole share. No fractional shares of CGX Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued.

     1.4 EXCHANGE OF CERTIFICATES. At the Effective Time, each Seller shall surrender to CGX for cancellation such Seller's certificates, representing the shares of Company Common Stock held by such Seller effective as of the Effective Time, and CGX and/or Newco shall (a) deposit $3,100,000 (the "Escrowed Funds") from the $14,960,352.84 set forth in Section 1.3 above and the Proportionate Share (as defined in Section 8.8 herein) into an interest-bearing escrow account to be held and distributed by an escrow agent pursuant to the terms of an escrow agreement (the "Escrow Agreement") in such form as shall be agreed upon among the parties for the purpose of providing a source of payment of indemnity claims against the Sellers, (b) pay to each Seller such Seller's share of the Cash Consideration by initiation of one or more wire transfers in immediately available federal funds to one or more accounts specified by such Seller in a notice of wire instructions provided to CGX within a reasonable time before the Effective Time and (c) deliver to each Seller such number of certificates as may be requested by such Seller representing the aggregate number of CGX Shares to which such Seller is entitled pursuant to this Agreement. CGX and the Surviving Corporation (or the transfer or escrow agent on their behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the

Company pursuant to this Agreement or the Escrow Agreement such amounts as CGX or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law, if applicable (or in the alternative CGX or the transfer agent, at the option of CGX, may request tax information and other documentation to ensure no withholding is necessary). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller to whom such amounts would otherwise have been paid.

     1.5 DISSENTING SHARES. Shares held by a Seller that has filed a written objection to the Merger with the Company ("Dissenting Shares") shall, notwithstanding anything to the contrary contained in this Agreement, not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.3, and such Seller shall be entitled only to such rights as may be granted pursuant to applicable law, PROVIDED, HOWEVER, THAT if such Seller does not comply with the statutory requirements with respect to Dissenting Shares, then as of the later of the Effective Time or the time such failure to comply results in such shares no longer qualifying to be treated as Dissenting Shares, such shares shall automatically be converted into and shall represent only the right to receive (upon surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.3. The Company shall give CGX prompt notice of any written demand or objection received by the Company before the Effective Time, any withdrawal of any such demands and any other instruments served pursuant to the MGCL and received by the Company and shall permit CGX to participate in all negotiations and proceedings with respect to any Dissenting Shares. The Company shall cooperate with CGX concerning, and shall not without the prior written consent of CGX, voluntarily make any payments with respect to or offer to settle or settle with respect to any Dissenting Shares.

     1.6 TAX TREATMENT. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.7 PUBLIC ANNOUNCEMENTS. Before making any public announcements with respect to this Agreement or the transactions contemplated hereby, CGX, Newco, the Company and John F. Green, on behalf of the Sellers, shall each consult with the other parties and use good faith efforts to agree upon the text of a joint announcement to be made by CGX, Newco, the Company and the Sellers or use good faith efforts to obtain each such party's approval of the text of any public announcement to be made on behalf of any one party. Subject to the preceding sentence, and except as contemplated in this Agreement, required by law or otherwise agreed in writing by each of CGX, Newco, the Company and the Sellers, each of CGX, Newco, the Company and the Sellers shall maintain as confidential the terms and conditions of this Agreement. CGX and the Company shall coordinate the timing, nature and extent of the disclosures to be made to the employees of the Company in connection with obtaining approval by the participants in the ESOP of the Merger.

                                   ARTICLE 2
                           THE SURVIVING CORPORATION

     2.1 ARTICLES OF INCORPORATION. At the Effective Time, the articles of incorporation of Newco as amended and restated and attached to the Articles of Merger shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the MGCL.

     2.2 BYLAWS. At the Effective Time, the bylaws of Newco as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the MGCL.

     2.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Newco at the Effective Time shall become directors and officers of the Surviving Corporation.

Nothing in this Section 2.3 shall be construed to terminate or otherwise affect the status of any such officer or director as an employee of the Surviving Corporation.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to CGX and Newco as set forth below and as of the date hereof and except as set forth in the schedules numbered to correspond to the applicable representation or warranty and attached hereto. Language in this Article 3 and elsewhere in this Agreement limiting any representation or warranty to the "knowledge of the Shareholders" shall mean to the actual knowledge of any Shareholder after due inquiry of the other Shareholders, Stan Ritter and John Allem.

     3.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified.

     3.2 CORPORATE RECORDS. The Shareholders and the Company have delivered or made available to CGX and Newco true, complete and correct copies of (a) the articles of incorporation and bylaws, as amended to the date of this Agreement, of the Company and its subsidiaries, Automated Graphic Imaging, Inc., a District of Colombia corporation ("Imaging"), and Automated Graphics Systems -- Ohio, Inc., a Maryland corporation ("Ohio" and together with Imaging, the "Subsidiaries"), (b) the stock records of the Company and the Subsidiaries and
(c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent) of the boards of directors and shareholders of the Company and the Subsidiaries and committees of the boards of directors. There have been no formal meetings (or other proceedings required under applicable law to be reflected in the minute books of the Company and the Subsidiaries) of the boards of directors or shareholders of the Company and the Subsidiaries or any committee of the boards of directors that are not accurately reflected in such minutes or other records. There has been no violation of any of the provisions of the articles of incorporation or bylaws of the Company and the Subsidiaries, and neither the Company nor either of the Subsidiaries have taken any action that is inconsistent with any resolution adopted by its respective stockholders, board of directors or any committee of its board of directors. The stock records and minute books of the Company and the Subsidiaries are accurate, up-to-date and complete.

     3.3 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 20,000 shares of common stock, no par value per share, of which 11,705 shares are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding. Of the issued and outstanding shares of Company Common Stock, 10,511 shares have been issued to and are held by the Trustees. No other securities of the Company have been issued to or are held by the Trustees or the ESOP. All of the issued and outstanding shares are validly issued, fully paid and nonassessable. Except as set forth on Schedule
3.3 attached hereto and except as required by the terms of the ESOP, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments with respect to the capital stock of any class of the Company. All issued and outstanding shares of authorized capital stock of the Company are held of record by the Sellers and beneficially by the Shareholders and the participants in the ESOP. Schedule 3.3 sets forth the name of each shareholder of the Company as of the date hereof and the number of shares of Company Common Stock held by each such shareholder. Such shares have been issued in compliance with the Company's articles of incorporation and bylaws and all applicable federal and state laws.

     3.4  SUBSIDIARIES, OTHER OWNERSHIP INTERESTS AND CAPITALIZATION
THEREOF. Except with respect to the Subsidiaries, the Company does not own or control, directly or indirectly, shares of capital stock, debt instruments or other securities of any corporation or hold, directly or indirectly, any interest in any trust, partnership, limited partnership, joint venture, business association, limited liability company, unincorporated business, proprietorship, business enterprise or other business entity whatsoever. The authorized capital stock of Imaging consists of 10,000 shares of common stock, $.01 par value per share, of which 500 shares are issued and outstanding. The authorized capital stock of Ohio consists of 5,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments with respect to the capital stock of the Subsidiaries. All issued and outstanding shares of capital stock of the Subsidiaries are held of record and beneficially by the Company.

     3.5 AUTHORITY OF COMPANY. Subject to obtaining the approval of the participants in the ESOP and the shareholders of the Company, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument required to be executed and delivered by the Company pursuant to this Agreement (the "Company Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform fully the obligations to be performed by the Company hereunder and thereunder. The execution and delivery by the Company of this Agreement and each of the Company Closing Documents and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by the Company, except for the obtaining of the approval of the participants in the ESOP and the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each of the Company Closing Documents when executed and delivered pursuant to this Agreement will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; provided, however, that the merger contemplated by this Agreement cannot be consummated without the approval of the participants in the ESOP and the shareholders of the Company.

     3.6 NO CONFLICTS. The execution and delivery by the Company of this Agreement and each of the Company Closing Documents and performance by the Company of its obligations hereunder and thereunder do not, and consummation of the transactions contemplated hereby and thereby will not, (a) except as set forth in Section 3.7 below and its related schedule, violate or conflict with any existing term or provision of any material law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company or the Subsidiaries; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles or certificate of incorporation or bylaws of the Company or the Subsidiaries or, except as set forth on Schedule 3.6, any agreement or instrument to which the Company or the Subsidiaries is a party or otherwise subject or by which the Company or the Subsidiaries or their respective assets or properties may be bound; (c) except as set forth in Section 3.8 below and its related schedule, result in the creation or imposition of any encumbrance upon any of the assets or properties of the Company or the Subsidiaries; (d) except as set forth on
Schedule 3.6, give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which the Company or the Subsidiaries is a party or otherwise subject, or by which the Company or the Subsidiaries or their respective assets or properties may be bound; or (e) breach any fiduciary duty owed by the Company or the Subsidiaries to any person or entity.

     3.7 CONSENTS AND APPROVALS. Except with respect to (a) the filing of Articles of Merger in accordance with the MGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"), (d) compliance with any applicable rules and regulations of the New York Stock Exchange and otherwise, (e) obtaining the approval of the participants in the ESOP and the shareholders of Company and (f) as set forth on Schedule 3.7, the execution and delivery by the Company of this Agreement and each of the Company Closing Documents and performance by the Company of its obligations hereunder and thereunder do not, and consummation by the Company of the transactions contemplated hereby and thereby, do not require the Company or either of the Subsidiaries to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority.

     3.8 ASSETS AND PROPERTIES. Each of the Company and the Subsidiaries has good and marketable title to all of its respective properties and assets (the "Assets") free and clear of all liens, claims, encumbrances, pledges or security interests of any nature whatsoever, recorded or unrecorded ("Lien"), except for (a) non-material Assets disposed of in the ordinary course of business, (b) Liens securing the claims of materialmen, carriers, landlords and similar entities, all of which are not yet due and payable, (c) Liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, (d) Liens reflected on the most recent balance sheet of the Company delivered to CGX or (e) Liens set forth on Schedule 3.8. Schedule
3.8 lists all Assets of the Company and the Subsidiaries. The Assets have been installed, operated and maintained in accordance with the Company's ordinary course of business, are, to the knowledge of the Shareholders free from latent defects or defects of workmanship or materials, are suitable for the purposes for which they have been and are being employed in the operation of the business of the Company and the Subsidiaries and are in good operating condition and repair, ordinary wear and tear excepted. Schedule 3.8 lists all leases, operating agreements, maintenance agreements, management agreements, mortgages and other documents or agreements applicable to the Assets, and copies of each such document have been provided to CGX. There are no pending or, to the knowledge of the Shareholders, threatened claims against the Assets that could give rise to a Lien (other than Liens that would be covered by valid and collectible insurance, including applicable deductibles), or acts or incidents which could give rise to any such claims, relating to or arising out of the Assets or the operation of the business of the Company and the Subsidiaries. All Assets used in the business of the Company and the Subsidiaries as presently operated by the Company and the Subsidiaries are owned of record and beneficially or leased by the Company or one of the Subsidiaries and not by any affiliate of the Company or either of the Subsidiaries or other party. The contracts covering all such assets leased by the Company or one of the Subsidiaries are included in the Assets and are set forth on Schedule 3.8. As to each material contract that constitutes part of the Assets, such contract is in full force and effect, no notice of cancellation or termination or default has been received by the Company or either of the Subsidiaries and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder. Except as set forth on Schedule 3.8, the Merger contemplated hereby will not affect the validity or enforceability of such contracts. As to each lease or license the leasehold or licensee's interest in which constitutes part of the Assets, such lease or license is in full force and effect, no notice of cancellation or termination under any option or right reserved to the lessor or licensor under such lease or license or notice of default has been received by the Company or either of the Subsidiaries and no event or condition has occurred or exists which, with notice or lapse of time or both would constitute a default thereunder. Neither the Company nor either of the Subsidiaries has assigned its interest under any such lease or license or subleased the premises demised thereby or sublicensed the right or license granted thereby. Except as set forth on Schedule 3.8, change in ownership of the Company will not affect the validity or enforceability of the leases and licenses included in the Assets. Each of the parcels of land a leasehold estate in or fee title to which is included in the Assets has free and uninterrupted access to and from a dedicated public right-of-way by reason of the fact that such parcel either adjoins such dedicated public right-of-way or connects to such right-of-way through a valid and subsisting easement, and such access is adequate for the use being made of the parcel being accessed.

     3.9 FINANCIAL STATEMENTS. Schedule 3.9 attached hereto contains true and complete copies of the audited consolidated financial statements of the Company and the Subsidiaries as of and for the year ended October 31, 1997 (the "Audited Statements"), and the unaudited consolidated balance sheet of the Company and the Subsidiaries and related unaudited consolidated statements of income as of and for the eight months ended June 30, 1998 (the "Unaudited Statements" and together with the

Audited Statements, the "Financial Statements"). The Audited Statements are true and correct and fairly present, in accordance with generally accepted accounting principles ("GAAP") consistently applied, the consolidated financial position of the Company and the Subsidiaries as of the date indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the period then ended. The Unaudited Statements are true and correct and fairly present, subject to normal and customary year-end adjustments, the nature and extent of which have been disclosed to CGX prior to the date hereof, in accordance with the accounting principles consistently applied by the Company, the consolidated financial position of the Company as of the date indicated and the consolidated results of operations for the period then ended. All detailed schedules accompanying the Financial Statements or otherwise provided to CGX with respect thereto, including without limitation schedules with respect to accounts payable, accounts receivable, accrued liabilities, inventory, fixed assets, prepaid expenses and other assets and liabilities, as such schedules may be modified by subsequent disclosures, including the schedules attached hereto, are true and correct and have been prepared on a basis consistent with the Company's past practice and with standard accounting practices. Except as set forth on Schedule 3.9, there are no liabilities, contingent or definite, and no assets of the Company or the Subsidiaries that are not reflected in the Financial Statements and such detailed schedules.

     3.10 CUSTOMARY BUSINESS PRACTICE. Except as set forth on Schedule 3.10, neither the Company nor either of the Subsidiaries has, in connection with the business of the Company and the Subsidiaries, any unwritten understandings or relationships with any customers or suppliers that are outside of the ordinary course of business in the industry or that are inconsistent with customary and standard practice in the industry.

     3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been, occurred or arisen any of the following as they relate to the Company or the Subsidiaries after October 31, 1997;

          (a) except as set forth on Schedule 3.11, any transaction by the Company or the Subsidiaries except transactions in the ordinary course of business;

          (b) except as set forth on Schedule 3.11, any change in, or any event, condition or state of facts of any character peculiar to the Assets or the operation of the business of the Company or the Subsidiaries that individually or in the aggregate adversely affects the Company, the Subsidiaries or the Assets, or that affects the validity or enforceability of this Agreement;

          (c) any destruction, damage, or loss suffered by the Company in an amount in excess of $5,000 or the Subsidiaries or with respect to any Asset (whether or not covered by insurance);

          (d) except as set forth on Schedule 3.11, any increase in the salary or other compensation including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payment in respect of stock options or phantom stock options or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, payable or to become payable by the Company or either of the Subsidiaries to any of their respective officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or either of the Subsidiaries of a bonus or increased or additional salary or compensation to any such person, except
     (i) pursuant to existing contractual arrangements or (ii) consistent with past practice in an aggregate amount not to exceed 5%;

          (e) except as set forth on Schedule 3.11, any sale, lease or other disposition of any Asset, except for sales or dispositions in the normal course of business;

          (f) except as set forth on Schedule 3.11, any capital expenditure or series of capital expenditures in excess of $5,000;

          (g) except as set forth on Schedule 3.11, any mortgage, pledge, or other encumbrance of any Asset;

          (h) any forgiveness of any debt owed to the Company or either of the Subsidiaries;

          (i) except as set forth on Schedule 3.11, any amendment or termination of any contract, agreement, or license to which the Company or either of the Subsidiaries is a party or to which any of the Assets are subject, except in the ordinary course of business;

          (j) any material breach of the terms of any contract or agreement that is connected with the business of the Company or either of the Subsidiaries;

          (k) except as set forth on Schedule 3.11, any commencement, notice of commencement or, to the knowledge of the Shareholders, threat of commencement of any litigation or any governmental proceeding against or investigation of the Company or either of the Subsidiaries or the affairs of the Company or either of the Subsidiaries;

          (l) except as set forth on Schedule 3.11, any issuance or sale by the Company or either of the Subsidiaries of any of their respective capital stock of any class, or of any other of their respective securities or other ownership interests, or any commitment, obligation or agreement to do so;

          (m) any liabilities that have not been disclosed in the Financial Statements, other than those incurred in the ordinary course of business since October 31, 1997;

          (n) except as set forth on Schedule 3.11, any waiver or release of any right or claim of the Company or either of the Subsidiaries outside the ordinary course of business;

          (o) except as set forth on Schedule 3.11, any amendment to any national, federal, state, municipal, local, foreign or other tax returns or reports that have been filed by the Company or either of the Subsidiaries in any jurisdiction;

          (p) except as set forth on Schedule 3.11, any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (q) any change by the Company or either of the Subsidiaries in accounting methods or principles that would be required to be disclosed under generally accepted accounting principles, except for any changes resulting from tax election filings;

          (r) except as set forth on Schedule 3.11 and otherwise for accounts payable arising in the ordinary course of business, any borrowing of funds, agreement to borrow funds or guaranty by the Company, either of the Subsidiaries or any one or more of the Shareholders affecting or relating to the Company, either of the Subsidiaries or the Assets or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which the Company, either of the Subsidiaries or any one or more of the Shareholders is bound or by which any of the Assets is bound or to which the Company, either of the Subsidiaries or any of the Assets is subject other than in the ordinary course of business consistent with past practices;

          (s) any payment of officer perquisites of a nature inconsistent with the past practices of the Company or either of the Subsidiaries or significantly in excess of historical amounts paid for such perquisites, or the payment of any expense reports of any officer of the Company or either of the Subsidiaries not accurately documented by legible and appropriate receipts, or any direct or indirect distribution of cash or other assets and benefits to any officer of the Company or, as applicable, either of the Subsidiaries except for normal payments of salary and other compensation benefits and reimbursement for business expenses in a manner consistent with the past practices of the Company or, as applicable, either of the Subsidiaries;

          (t) except as set forth on Schedule 3.11, any transactions with or payments to any Shareholder or any affiliates or related parties, except, if applicable, (i) to a Shareholder in the capacity as an employee of the Company or either of the Subsidiaries for ordinary monthly salary with respect to which payroll taxes are required to be and have been paid, (ii) expense reimbursements consistent with past practices accurately documented by legible and appropriate receipts, (iii) payments pursuant to the lease between the Company and Demarr Partnership, a general partnership with John F. Green and Mark Edgar as the two partners, with respect to the White Plains operations of the Company, (iv) to a Shareholder to compensate such Shareholder on an after-tax basis for such Shareholder's income tax liability with respect to the income of the Company attributed to such Shareholder for the period, if any, in the Company's current fiscal year during which the Company was a Subchapter S corporation and (v) mandatory contributions to any employee benefit plan;

          (u) except as set forth on Schedule 3.11, any entry into any commitment of any kind, or the occurrence of any event giving rise to any contingent liability not covered by the foregoing that would have an adverse effect on the Company, either of the Subsidiaries, their respective businesses or the Assets;

          (v) any payment for expenses of the Company, either of the Subsidiaries or any Shareholder incurred after June 30, 1998 in connection with the negotiation or execution of the Letter, this Agreement or the transactions contemplated hereby or thereby;

          (w)  any contract, commitment or agreement to do any of the foregoing;
     or

          (x) except as set forth on Schedule 3.11, any discretionary contributions to any Employee Plan (as defined below).

     3.12 ABSENCE OF DEFAULTS. Except as set forth on Schedule 3.12, neither the Company nor either of the Subsidiaries is in material default, and no event has occurred which with notice or lapse of time or both would constitute a material default, in any way under any term or provision of any agreement or instrument to which the Company or either of the Subsidiaries is a party or by which the Company or either of the Subsidiaries is bound or by or to which any of the Assets is bound or subject that affect the ability of the Company to consummate the transactions contemplated hereby.

     3.13 COMPLIANCE WITH LAWS. The operations and activities of the Company and the Subsidiaries comply with all applicable laws, regulations, ordinances, rules and orders of any federal, state or local court or governmental authority. There has been no failure by the Company or either of the Subsidiaries to comply with any federal, state or local law, statute, ordinance, rule or regulation in any respect that could have an adverse effect on the ability of CGX or Newco to conduct normal operations of the business of the Company or either of the Subsidiaries after the Closing or that could have an adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     3.14 TAX RETURNS AND REPORTS. All federal, state, local and foreign income, excise, property, sales, use, payroll, informational and other tax returns and reports of the Company and the Subsidiaries (collectively, the "Tax Returns") have been timely filed (including pursuant to extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the taxes of the Company and the Subsidiaries for the periods covered thereby. All federal income, excise and payroll taxes, and all state, local and foreign income, excise, property, sales and use taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are reflected as due by the Tax Returns, or which are due with respect to the periods covered thereby, from the Company or either of the Subsidiaries (the "Taxes"), have been properly accrued or paid. Except as set forth on Schedule 3.14, neither the Company nor either of the Subsidiaries has received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of any Tax Returns of or tax claims in respect of the Tax Returns asserted against the Company, either of the Subsidiaries or their respective properties. To the knowledge of the Shareholders, no claim has been made by an authority in a jurisdiction where the Company and the Subsidiaries do not file reports or returns that the Company or either of the Subsidiaries is or may be subject to taxation by that jurisdiction. There has been no intentional disregard of any applicable statute, regulation, rule, revenue ruling or other authority in the preparation of any Tax Return applicable to the Company or either of the Subsidiaries. There are no tax liens on any of the Assets except for Liens for current taxes not yet due and payable. There is no reasonable basis for any additional assessment of any Taxes, penalties or interest with respect to the Company or either of the Subsidiaries. Neither the Company nor either of the Subsidiaries has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect. All Taxes required to be paid by the Company or either of the Subsidiaries (whether or not shown on a Tax Return) or for which the Company or either of the Subsidiaries is liable, whether to taxing authorities or to other persons under tax allocation agreements, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations for any period prior to Closing are reflected on the books (including, without limitation, the Financial Statements) of the Company and the Subsidiaries and such reserves are adequate in the aggregate to cover such Taxes. No payment that is owed or may become due to any director, officer, employee or agent of the Company or either of the Subsidiaries will be non-deductible to the Company or either of the Subsidiaries or subject to tax under Section 280G of the Code; nor will any of the Company or the Subsidiaries be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

     3.15 LITIGATION. Except as set forth on Schedule 3.15, there are no actions, claims, suits, investigations, inquiries or proceedings pending against the Company or either of the Subsidiaries or IN REM against any of the Assets or, to the knowledge of the Shareholders, threatened against the Company or either of the Subsidiaries or IN REM against any of the Assets, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could (a) affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by the Company or any one or more of the Shareholders, (b) restrict the continuing transaction of business with the customers of Company or either of the Subsidiaries; (c) delay consummation of the transactions contemplated hereby or (d) establish a Lien against any of the Assets. Neither the Company nor either of the Subsidiaries is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, the result of which violation individually or violations in the aggregate has had or could have an adverse effect on the Company, either of the Subsidiaries or the Assets or could affect the validity or enforceability of this Agreement or the documents contemplated to be executed by the Company, (i) restrict the continuing transaction of business with the customers of Company or either of the Subsidiaries; (ii) delay consummation of the transactions contemplated hereby; or (iii) establish a Lien against any of the Assets or the Company Common Stock.

     3.16 BANKING RELATIONSHIPS. Schedule 3.16 sets forth (a) a correct and complete list of each bank or similar financial institution in which the Company or either of the Subsidiaries maintains an account or safety deposit box, including the name, number and location of each such account or safety deposit box, the name of each person authorized to draw on such account or have access to such safety deposit box, and the nature and scope of such authority and (b) a description of all loan agreements, lines of credit and other credit facilities maintained by the Company or either of the Subsidiaries with banks or similar financial institutions.

     3.17 CUSTOMERS AND SUPPLIERS. Schedule 3.17 lists the names and addresses of the customers and suppliers of the Company and the Subsidiaries since January 1, 1997. The relationships of the Company and the Subsidiaries with the customers and suppliers listed in Schedule 3.17 are reasonably satisfactory, and there are no material unresolved disputes with any of such customers or suppliers. Except as set forth on Schedule 3.17, since January 1, 1997, no customer or supplier involving business to the Company and the Subsidiaries in excess of $50,000 in any calendar year has canceled or notified the Company or either of the Subsidiaries in writing of its intent to cancel its relationship with the Company or either of the Subsidiaries, and no customer or supplier has, except in the normal course of business, modified or given notice of its intent to modify its relationship with the Company or either of the Subsidiaries.

     3.18 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The accounts and notes receivable of the Company and the Subsidiaries reflected in the Company's Financial Statements and all accounts and notes receivable arising thereafter and on or before the Closing Date arose from BONA FIDE transactions in the ordinary course of business and are collectible in full without reserve, allowance, counterclaim or offsetting claim. No counterclaims or offsetting claims with respect to such accounts and notes receivable are pending or threatened. Notwithstanding the foregoing, it shall not constitute a breach of the representations and warranties contained in this Section 3.18 so long as any uncollected receivables, including as a result of any counterclaim or offsetting claim, do not exceed the allowance for doubtful accounts set forth in the most recent Financial Statements. The accounts payable reflected in the Financial Statements, and all accounts payable arising thereafter and before the date hereof arose from BONA FIDE transactions in the ordinary course of business, and all such accounts payable (a) have either been paid, (b) are not yet due and payable under the standard procedures of the Company and the Subsidiaries for payment of accounts payable, which procedures have been previously furnished to CGX, or (c) are being contested by the Company or one of the Subsidiaries in good faith.

     3.19 INVENTORIES. As of the Closing Date, the inventories of the Company and the Subsidiaries consist of raw materials, goods in process and finished goods saleable in the ordinary course of business of the Company and the Subsidiaries, and the inventories are not excessive in kind or amount in light of such business. All inventories are carried on the books of the Company and the Subsidiaries at the lower of cost or market pursuant to the normal inventory valuation policy of the Company and the Subsidiaries. No items included in inventory of the Company or either of the Subsidiaries are or will be pledged as collateral or are held by the Company or either of the Subsidiaries on consignment from others. Neither the Company nor either of the Subsidiaries is committed as of the date hereof, nor will be committed as of the Closing Date, to purchase inventories in amounts greater than are required in the ordinary course of its business. With respect to inventories in the hands of suppliers for which the Company or either of the Subsidiaries will be committed as of the Closing Date, such inventories on the Closing Date will be usable in the ordinary course of business as presently being conducted. All such inventories referred to above are usable within one (1) year of the Closing Date.

     3.20 EMPLOYEE BENEFIT MATTERS; ERISA. (a) As used in this Section 3.20(a), all terms appearing in initial capitals shall have the meaning given them in Section 3.20(b) hereof.

     With respect to Pension Plans:

          (i)  No Pension Plans are or were subject to Title IV of ERISA or
     Section 412 of the Code.

          (ii) No Pension Plan is "top heavy" within the meaning of Section 416 of the Code.

          (iii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Sections 401(a) and 501(a) of the Code, and each has been so determined by the Internal Revenue Service pursuant to a favorable determination letter considering the Tax Reform Act of 1986, as amended, or application for such determination has been made and is currently pending.

          (iv) Each Pension Plan, related trust agreement, annuity contract or other funding instrument is in all material respects in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Laws which are applicable to such Pension Plan, including without limitation ERISA and the Code.

With respect to Multiemployer Plans:

          There are no Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or participated or agreed to participate in any Multiemployer

     Plan. Neither the Company nor any ERISA Affiliate has ever withdrawn, partially or completely, or instituted steps to withdraw, whether partially or completely, from any Multiemployer Plan, nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to the Company or any ERISA Affiliate.

With respect to Welfare Plans:

          (i) Each Welfare Plan is in all material respects in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Laws which are applicable to such Welfare Plan, including without limitation ERISA, the Code, and all applicable state insurance laws.

          (ii) An estimate of the liabilities of the Company and any ERISA Affiliates for providing retiree life and medical benefits coverage to active and retired employees of the Company and any ERISA Affiliates has been made and is reflected on the appropriate balance sheet and books and records according to Statement of Financial Accounting Standards No. 106. The Company, or any ERISA Affiliate, has the right to modify or terminate any Welfare Plans that provide coverage or benefits for either or both retired and active employees and/or their beneficiaries.

          (iii) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in all material respects in compliance with provisions of Parts 6 and 7 of Title I, Subtitle B of ERISA and Sections 4980B, 9801-9803, 9811, 9812, and 9831-9833 of the Code at all
     times.

          (iv) All Welfare Plans which are self-insured "multiple employer welfare arrangements" as such term is defined in Section 3(40) of ERISA are listed on Schedule 3.20. Company and all ERISA Affiliates may withdraw from, or terminate, any such plans at any time without incurring any liability or accelerating the payment of any accrued obligations.

With respect to the ESOP:

          The ESOP is duly organized and existing under applicable law, is a stock bonus plan qualified under Section 401(a) of the Code and is an "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code. There have been no loans by or to the ESOP. Neither the Company, either of the Subsidiaries nor the ESOP is or has been in material breach or violation of any ESOP transaction document, there are no remaining unperformed obligations of the Company, either of the Subsidiaries or the ESOP under any ESOP transaction document, and there are no amounts as to which the Company, either of the Subsidiaries or the ESOP are or may be liable under any ESOP transaction documents. Except as set forth on
     Schedule 3.20, at the Closing Date, there have been no transactions under Internal Revenue Code Section 1042 with respect to the ESOP. All legal requirements applicable to the Company, either of the Subsidiaries, the Trustees (or any predecessors thereto) and/or any other ESOP fiduciaries (past or present) requiring prudence of fiduciaries, including without limitation as to valuation matters and other similar matters relating to discretionary judgments not involving legal judgments, have been complied with in all material respects, and neither the Company nor either of the Subsidiaries is or shall be subject to any liability as a fiduciary or co-fiduciary under ERISA with respect to matters arising before and through the Closing Date in connection with the ESOP. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein or any other agreement between or among the parties to this Agreement, or the performance of the terms hereof or thereof, will conflict with, violate, or result in a breach of the ESOP plan document, any ESOP transaction documents or any agreement or other instrument by which the Company, either of the Subsidiaries, the ESOP trustees or the ESOP trust may be bound, and will not constitute a breach by any entity acting as a fiduciary, within the meaning of ERISA, with respect to the ESOP of any fiduciary responsibility or similar duty or obligation owed by such entity to the participants of the ESOP under ERISA or otherwise.

With respect to Benefit Arrangements:

          Each Benefit Arrangement is in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws which are applicable to such Benefit Arrangement including, without limitation, the Code.

With respect to fiduciary duties and prohibited transactions:

          None of the Company, any ERISA Affiliate, any Shareholder or the Trustees have any liability with respect to any transaction which relates to any Welfare Plan or Pension Plan and which is in violation of Sections 404 or 406 of ERISA or constitutes a "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
     Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. None of the Company, any ERISA Affiliate, any Shareholder or the Trustees have participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and/or have any unpaid civil penalty under Section 502(1) of ERISA.

With respect to litigation:

          There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation (including, without limitation, any such audit or investigation by the Internal Revenue Service, Department of Labor, or PBGC) relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of the Shareholders, threatened or anticipated against the Company or any ERISA Affiliate other than routine claims for benefits. Except as set forth on Schedule 3.20, to the knowledge of the Shareholders, no Employee has any claim against the Company (whether under federal or state law, any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation, time off, sick time or pay in lieu of any of the foregoing, other than that earned in respect of the current fiscal year of the Company; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. To the knowledge of the Shareholders, no Employee has any claim, or basis for any material action or proceeding against the Company arising under any statute, ordinance or regulation relating to discrimination in employment or employment practices, occupational safety and health standards or workers' compensation.

With respect to unpaid contributions:

          Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan, Welfare Plan, or Benefit Arrangement. The Company and all ERISA Affiliates have made all required contributions and paid all accrued liabilities under each such plan for all periods through and including the Closing Date. For purposes of the preceding sentence, accrued liability shall include a pro rata contribution to each such plan for that portion of a plan year or other applicable period which precedes the Closing Date, and accrued liabilities for any portion of a plan year or other applicable period shall be determined by multiplying the liability for the entire such year or period by a fraction, the numerator of which is the number of days preceding the Closing Date in such year or period, and the denominator of which is the number of days in such year or period, as the case may be.

With respect to change of control payments:

          Except as disclosed on Schedule 3.20, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of separation pay or otherwise) becoming due from the Company or any ERISA Affiliate to any current or former employee, director, or consultant, or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, director, or consultant of the Company or any ERISA Affiliate. Except as disclosed on Schedule 3.20, there is no contract, agreement, plan or arrangement covering any current or former employee, director, or consultant of the Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), and/or 280G of the Code.

With respect to copies of documentation:

          The Company has delivered to CGX pursuant to this Agreement, or shall provide to CGX within ten (10) business days after the date hereof, a true and complete set of copies of (10) all Employee Plans and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (ii) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified or exempt under Section 401 or 501 of the Code;
     (iii) annual reports (Form 5500 series or the alternative filing, if applicable, under ERISA Regulation Section 2520.104-23) and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan's enrolled actuary; (iv) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions; (v) if applicable, all documentation relating to the correction of Pension Plan defects under the Employee Plans Compliance Resolution System or any predecessor program thereto, (vi) if applicable, all summaries furnished or made available to employees, officers and directors of the Company or their ERISA Affiliates of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; (vii) if applicable, current registration statements on Form S-8 (or any other applicable registration form) and amendments thereto with respect to any Employee Plan; and (viii) the notifications to employees of their rights under COBRA. Schedule 3.20 lists all Employee Plans maintained by the Company.

     (b)  Each of the following terms shall have the meaning indicated below:

          BENEFIT ARRANGEMENT shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is or has been entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate, and (iii) covers or covered any current or former employee, director, or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Regulations promulgated thereunder.

          COURT shall mean any court, tribunal, or other judicial or arbitral panel of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof.

          EMPLOYEE PLANS shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

          ERISA AFFILIATE shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with the Company or any of the Sellers, as such terms are defined in
     Section 414(b), (c), (m) or (o) of the Code, including without limitation the Subsidiaries.

          LAWS shall mean all laws, statutes, ordinances, rulings and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

          MULTIEMPLOYER PLAN shall mean any "multiemployer plan," as defined in Sections 3(37) or 4001(a)(3) of ERISA, which (i) is or has been entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (ii) covers or covered any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          PBGC shall mean the Pension Benefit Guaranty Corporation.

          PENSION PLAN shall mean the ESOP and any other "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (i) is or has been entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (ii) covers or covered any current or former employee, director, or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          REGULATION shall mean any rule or regulation of any governmental authority having the effect of law.

          WELFARE PLAN shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (i) is or has been entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (ii) covers or covered any current or former employee, director, or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

     3.21 CONTRACTS AND COMMITMENTS. Schedule 3.21 contains a true, complete and correct list (and the Company has previously delivered to CGX true, complete and correct copies) of all of the following documents or agreements, or summaries of material oral agreements or understandings, relating to the business of the Company or either of the Subsidiaries or to the Assets to which, on the date of this Agreement, the Company, either of the Subsidiaries or any one or more of the Shareholders is a party, or which relate to or affect the Company, either of the Subsidiaries, the business of the Company or either of the Subsidiaries, the Assets, or any Shareholder or the transactions contemplated hereby and all documents or agreements which may require any action or consent in connection with such transactions, as they may have been amended to the date hereof:

          (a) any written employment or consulting agreement, contract or commitment with any employee, officer or director or any contract or agreement with other consultants;

          (b) any agreement, contract or commitment with any party containing any covenant limiting the ability of the Company, either of the Subsidiaries, any one or more of the Shareholders or any employee of the Company or either of the Subsidiaries to engage in business or to compete in any location or with any person;

          (c) any partnership or joint venture agreement with any party or any arrangements with any party with respect to the sharing of or in the profits or revenues of the Company or either of the Subsidiaries, including without limitation any licensing or royalty agreements;

          (d) any agreement or instrument relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money or any other contingent obligations in respect of indebtedness of any other party;

          (e) any agreement, contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the business of the Company or either of the Subsidiaries or the Assets;

          (f) any contract or commitment for capital expenditures or the acquisition or construction of fixed assets;

          (g) any contract or commitment for the sale or furnishing of materials, supplies, merchandise, equipment or services;

          (h) any written agreement, instrument or other arrangement, or any material unwritten agreement, contract, commitment or other arrangement, between or among the Company or either of the Subsidiaries and any of the affiliates of the Company or either of the Subsidiaries;

          (i) any contract which grants to any person a preferential right to purchase any of the Assets;

          (j) any contract, agreement or commitment with respect to the discharge or removal of a Contaminant (as defined in Section 3.27(b) below) other than in the ordinary course of business; and

          (k) any other agreement or instrument not made in the ordinary course of business.

There is no course of dealing, waiver, side agreement, arrangement or understanding applicable to any such contract of the Company, either of the Subsidiaries or any one or more of the Shareholders not disclosed therein or in
Schedule 3.21.

     3.22 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth on Schedule 3.22, neither the Company nor either of the Subsidiaries owns or is a licensee or sublicensee of any patents, trademarks, copyrights or other intellectual property rights except for such rights that are incorporated by the manufacturers into the Assets, without granting the Company or either of the Subsidiaries any specified rights therein. There have been no claims made, and neither the Company, either of the Subsidiaries or any Shareholder has received any notice and neither the Company, either of the Subsidiaries nor any Shareholder otherwise knows or has reason to believe that the operation of the business of the Company or either of the Subsidiaries or any of the Assets is in conflict with the rights of others.

     3.23 INSURANCE. Schedule 3.23 sets forth a true, complete and correct list of all insurance policies of any kind or nature covering the Company and/or the Subsidiaries, with respect to the business of the Company, the Subsidiaries and the Assets, including without limitation policies of life, fire, theft, employee fidelity, worker's compensation, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage for statutory workers' compensation. Schedule 3.23 also sets forth a list of any currently pending claims and any claims asserted under such policies or similar policies within the last three (3) years. The premiums for the insurance policies listed in Schedule 3.23 have been fully paid to the extent due through the date hereof. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover the Company and/or the Subsidiaries, with respect to the business of the Company, the Subsidiaries and the Assets, through the Closing. True, complete and correct copies of each such policy have been made available to CGX. Except as set forth on Schedule 3.23, none of such insurance policies are subject to retroactive premium adjustment in respect of prior periods or premium calls resulting from participation in Multiemployer Plans.

     3.24 EMPLOYEES. Schedule 3.24 lists all employees of the Company and the Subsidiaries, the rates of pay for each employee of the Company and the Subsidiaries, and all commission, bonus or other compensation or expense reimbursement or allowance arrangements between the Company, the Subsidiaries and any of their respective employees. Schedule 3.24 lists each management or employment contract or contract for personal services and a description of any understanding or commitment between the Company and the Subsidiaries and any officer, consultant, director, employee, independent contractor or other person or entity. A true and complete copy of such contracts and a description of such understandings and commitments has been delivered to CGX. Neither the Company, either of the Subsidiaries nor any Shareholder has through the date hereof made, and none will hereafter make, any statement or communication of any kind regarding whether, or the terms and conditions upon which, any such employee may continue to be employed by the Company or either of the Subsidiaries without the prior approval of CGX. Each of the Company and the Subsidiaries has taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") before the Effective Time, to the extent it is subject to the WARN Act.

     3.25  LABOR AGREEMENTS; DISPUTES.   Neither the Company nor either of the
Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization. To the knowledge of the Shareholders, there are no overt activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the business of the Company or either of the Subsidiaries, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof. There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, threatened or proposed, involving the Company, either of the Subsidiaries and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests. Each of the Company and the Subsidiaries is and has heretofore been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and neither the Company nor either of the Subsidiaries is engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which would adversely affect the business of the Company or the Subsidiaries.

     3.26 REGULATORY FILINGS. Each of the Company and the Subsidiaries has filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the business of the Company, either of the Subsidiaries or the Assets, to be filed by the Company or either of the Subsidiaries with any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality. All such filings complied with applicable law when filed and no deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions.

     3.27 ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS. (a) In this Section 3.27(a), all terms appearing in initial capitals shall have the meaning given them in Section 3.27(b) hereof. With respect to the business of the Company, the Subsidiaries and the Facilities, and except as to those matters identified on
Schedule 3.27 and in the Phase I report(s) prepared by Law Engineering, (i) the operations of each of the Company and the Subsidiaries comply in all material respects with all applicable environmental, health and safety statutes, treaties, conventions, rules, ordinances, and regulations in all jurisdictions in which the Company or either of the Subsidiaries conducts business, including without limitation all Environmental Laws applicable to the jurisdictions in which operations are conducted; (ii) none of the operations of the Company or either of the Subsidiaries are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) none of the operations of the Company or either of the Subsidiaries are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant or other substance into the environment; (iv) neither the Company nor either of the Subsidiaries has filed any notice under any Environmental Law applicable to the jurisdiction in which operations of the Company or either of the Subsidiaries are conducted indicating past or present treatment, storage or disposal of a hazardous waste or reporting a Release of a Contaminant or other substance into the environment; (v) neither the Company nor either of the Subsidiaries has any contingent liability in connection with any Release of any Contaminant or other substance on, into or from any property owned or leased by either the Company or either of the Subsidiaries, the environment, including without limitation any contingent liability for failure to report a Release; (vi) none of the operations of the Company or the Subsidiaries involve the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent thereof, in violation of any Environmental Law applicable to the jurisdiction in which operations of the Company or either of the Subsidiaries are conducted, including without limitation statutes, regulations and laws pertaining to permits and manifests;
(vii) neither the Company nor either of the Subsidiaries has disposed of any hazardous waste or substance or other material by placing it in or on the ground or waters of any premises owned, leased or used by the Company or either of the Subsidiaries in violation of any Environmental Law applicable to the jurisdiction in which operations of the Company or either of the Subsidiaries are conducted nor has any lessee or prior owner; (viii) no underground storage tanks or surface impoundments are, on any of the locations upon which the operations of the Company or either of the Subsidiaries are conducted, in violation of any Environmental Law applicable to the jurisdiction in which operations of the Company or either of the Subsidiaries are conducted; and (ix) no Lien in favor of any governmental authority for (1) any liability under Environmental Laws applicable to the jurisdiction in which operations of the Company or either of the Subsidiaries with respect to the business of the Company or either of the Subsidiaries is conducted, or (2) damages arising from or costs incurred by such governmental authority in response to a release of a Contaminant or other substance into the environment has been filed or attached to any of the Assets or any of the locations upon which the operations of the Company or either of the Subsidiaries with respect to the business of the Company or either of the Subsidiaries is conducted.

     (b)  Each of the following terms shall have the meaning indicated below:

          CONTAMINANT shall mean those substances or materials that are defined as hazardous or toxic or that are regulated by or form the basis of liability under any Environmental Law, including without limitation asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances, or any other material or substance that constitutes a health, safety or environmental hazard to any person or property.

          ENVIRONMENTAL CLAIM shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including without limitation sudden or non-sudden, accidental or non-accidental Releases) of or exposure to any Contaminant, odor or audible noise, into or onto the environment (including without limitation the air, ground, water or any surface) at, in, by, from or related to the Facilities, (ii) the transportation, storage, treatment or disposal of materials in connection with the operation of the Facilities or (iii) the violation or alleged violation of any statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.

          ENVIRONMENTAL LAWS shall mean all federal, state or local laws relating to health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. ^ 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. ^ 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ^ 6901 ET SEQ.), the Clean Air Act (42 U.S.C.
     ^ 7401 ET SEQ.), the Clean Water Act (33 U.S.C. ^ 1251 ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. ^ 2601 ET SEQ.), the National Environmental Policy Act (42 U.S.C. ^ 4321 ET SEQ.), the Oil Pollution Act (33 U.S.C. ^ 2701 ET SEQ.) and the Occupational Safety and Health Act (29 U.S.C. ^ 651 ET SEQ.), as these laws have been amended or supplemented, and any analogous state or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

          FACILITIES shall mean real and personal property owned, leased or used by the Company or either of the Subsidiaries with respect to the business of the Company and the Subsidiaries, including without limitation the Assets.

          PERMIT shall mean any permit, approval, authorization, license variance, or permission required from a governmental authority under any applicable Environmental Laws.

          RELEASE shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned or leased by the Company or either of the Subsidiaries, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property and including without limitation the meanings of such words as set forth in the laws, applicable treaties, rules, ordinances or regulations or analogous governmental provisions referred to under Environmental Laws.

          REMEDIAL ACTION shall mean all actions required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     3.28 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Shareholders and the Company directly with CGX and Newco, without the intervention of any person on behalf of the Company or the Sellers in such manner as to give rise to any valid claim by any person against CGX, the Company, either of the Subsidiaries or Newco for a finder's fee, brokerage commission or similar payment.

     3.29 COMPANY DISCLOSURE. Information provided by the Company by or through its officers, employees or other representatives in response to inquiries in connection with the due diligence performed by representatives of CGX, as revised or updated by subsequent disclosures and this Agreement, is complete and accurate. Copies of all documents and other written information referred to herein or in the schedules that have been delivered or made available to CGX are true, correct and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information do not omit any material facts necessary, in light of the circumstances under which such information was furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the schedules or in the certificates or other documents delivered pursuant hereto, the Company has no knowledge of any facts which would have an adverse effect on the value of the business of the Company or either of the Subsidiaries or the Assets.

     3.30 COMPANY INFORMATION IN REGISTRATION STATEMENT. None of the information that has been or will be supplied by the Company or its representatives for inclusion (including as a component of the pro forma financial statements of CGX) in (a) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by CGX with the Commission in connection with the CGX

Common Stock to be issued in the Merger, (b) the prospectus and solicitation of authorization to be mailed to the shareholders of the Company and the participants in the ESOP (the "Prospectus") in connection with the solicitation of approval by such shareholders and participants and (c) any other documents to be filed with the Commission or any other regulatory authority in connection with the transactions contemplated hereby will at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus, when first mailed to such shareholders and participants, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Prospectus or any amendment thereof or supplement thereto, at the time of any such shareholders' and participants' meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that the Company may be responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply with the provisions of applicable law. If at any time before the Effective Time any event relating to the Company, the Subsidiaries or any of their respective affiliates, officers or directors should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Prospectus, the Company shall promptly inform CGX of such event.

     3.31 INTERESTS IN CUSTOMERS AND SUPPLIERS. No officer or director of the Company or either of the Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization (i) that is a supplier, customer, lessor (except with respect to John F. Green's interest in the Demarr Partnership, a general partnership, that leases the White Plains property to the Company), lessee or competitor or potential competitor of the Company or either of the Subsidiaries or (ii) that has entered into any contract with the Company or either of the Subsidiaries.

     3.32 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.32, there are no contracts or arrangements (formal or informal, written or oral) related directly or indirectly to the business of the Company or either of the Subsidiaries or the Assets between the Company, either of the Subsidiaries or any one or more of the Shareholders and any persons controlling, under common control with or controlled by the Company (including the Subsidiaries and the Shareholders) other than employment arrangements otherwise disclosed pursuant to the terms of this Agreement.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                OF SHAREHOLDERS

     Each of the Shareholders represents and warrants, jointly and severally, to CGX and Newco that as of the date hereof:

     4.1 OWNERSHIP; VOTING RIGHTS. Such Shareholder is the record and beneficial owner of the issued and outstanding capital stock of the Company as set forth on Schedule 3.3, free and clear of all Liens, as well as certain other shares held by the ESOP for the benefit of such Shareholder not set forth on
Schedule 3.3. Except as set forth on Schedule 4.1, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of the Company owned by such Shareholder to which such Shareholder is a party.

     4.2 AUTHORITY OF SHAREHOLDERS. Such Shareholder has the full right, power, legal capacity and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by such Shareholder and to perform the obligations to be performed by such Shareholder hereunder and thereunder, respectively. This Agreement and all such documents have been duly executed and delivered by such Shareholder and constitute the legal, valid and binding obligations of such Shareholder, respectively, enforceable against such Shareholder in accordance with their respective terms.

     4.3 NO CONFLICTS. The execution and delivery by such Shareholder of this Agreement and the documents contemplated hereby to be executed by such Shareholder and, subject to the approval of the Merger by the Shareholders and the participants in the ESOP, the performance by such Shareholder of its obligations hereunder and thereunder do not, and consummation of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any existing term or provision of any material law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree binding upon such Shareholder or upon the securities, properties or assets of such Shareholder;
(b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement or instrument to which such Shareholder is a party or otherwise subject or by which such Shareholder may be bound; or (c) require the approval or consent of any federal, state, local or other governmental or regulatory body or the approval or consent of any other person.

     4.4 CONSENTS AND APPROVALS. Except with respect to (a) the filing of Articles of Merger in accordance with the MGCL, (b) obtaining the approval of the ESOP participants and (c) as set forth on Schedule 3.7, the execution and delivery by such Shareholder of this Agreement and the documents contemplated hereby to be executed by such Shareholder and performance by such Shareholder of its obligations hereunder and thereunder do not require such Shareholder to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority.

     4.5 CUSTOMARY BUSINESS PRACTICE. Except as set forth on Schedule 3.10, such Shareholder has not, in connection with the business of the Company and the Subsidiaries, instituted or maintained any unwritten understandings or relationships that are outside of the ordinary course of business in the industry, or that are inconsistent with customary and standard practice in the industry.

     4.6 SHAREHOLDER DISCLOSURE. Information provided by such Shareholder or by or through an agent or other representative of such Shareholder in response to inquiries in connection with the due diligence performed by representatives of CGX, as revised or updated by subsequent disclosures and this Agreement, was complete and accurate in all material respects. Except as expressly set forth in this Agreement and the Schedules or in the certificates or other documents delivered pursuant hereto, such Shareholder does not have any knowledge of any facts that will have any adverse effect on the value of the business of the Company, either of the Subsidiaries or the Assets.

     4.7 RIGHTS AGAINST COMPANY COMMON STOCK. Except as set forth on Schedule 4.7, there are no persons who by reason of any past or present relationship with such Shareholder, including prior or existing marital relationships, may have any rights or claims with respect to the capital stock of the Company or against the Company.

     4.8 NO TRADING IN CGX SHARES. From and after June 29, 1998 through the date hereof, such Shareholder has not, directly or indirectly in his or her own name or beneficially, effected or caused any other person to effect any trading in the public market for CGX Shares in any way that would benefit such Shareholder.

     4.9 COMPANY REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein do not contain any untrue statement of a material fact and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                                  OF TRUSTEES

     The Trustees represent and warrant to CGX and Newco that as of the date hereof:

     5.1 OWNERSHIP; VOTING RIGHTS. The Trustees are the record, and the participants therein are the beneficial, owners of the issued and outstanding capital stock of the Company as set forth on Schedule 3.3, free and clear of all Liens. Except as set forth on Schedule 4.1 and in the ESOP Agreement

(defined below), there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of the Company owned by the Trustees to which the Trustees or the ESOP is a party.

     5.2 AUTHORITY OF TRUSTEES. The Trustees have the capacity under applicable state law to serve as trustees under the Agreement and Declaration of Trust executed in connection with the ESOP. The Trustees are the sole trustees of the ESOP, have delivered to CGX a complete and correct copy of the Agreement and Declaration of Trust executed in connection with the ESOP, including all amendments thereto (the "ESOP Agreement"), and, subject to receipt of direction as required by the ESOP Agreement, have the full right, power and authority to enter into, execute and deliver this Agreement for the limited purposes set forth herein and the documents contemplated hereby to be executed by the Trustees on behalf of the ESOP and to perform the obligations to be performed by the Trustees on behalf of the ESOP hereunder and thereunder, respectively. This Agreement and all such documents have been duly executed and delivered by the Trustees on behalf of the ESOP and upon approval of the Merger by the participants in the ESOP constitute the legal, valid and binding obligations of the ESOP, respectively, enforceable against the ESOP in accordance with their respective terms. No breach of obligations on the part of the Trustees has occurred and is continuing under the Agreement and Declaration of Trust executed in connection with the ESOP, the consequences of which breach would likely have a material adverse effect on the ability of the Trustees to act as trustees of such Trust or on the properties, activities, condition (financial or otherwise), or operations of such Trust.

     5.3 NO CONFLICTS. The execution and delivery by the Trustees on behalf of the ESOP of this Agreement and the documents contemplated hereby to be executed by the Trustees on behalf of the ESOP and, subject to obtaining the approval of the participants in the ESOP and the shareholders of the Company, consummation of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree binding upon the ESOP or upon the securities, properties or assets thereof or (b) conflict with or result in a breach of or default under the terms of the ESOP or its related Agreement and Declaration of Trust or any of the terms, conditions or provisions of any agreement or instrument to which the ESOP is a party or otherwise subject or by which the ESOP may be bound.

     5.4 CONSENTS AND APPROVALS. Except with respect to compliance with any applicable requirements of the HSR Act and as required by the terms of the ESOP and the Agreement and Declaration of Trust executed in connection with the ESOP, the execution and delivery by the Trustees of this Agreement and the documents contemplated hereby to be executed by the Trustees on behalf of the ESOP do not require the Trustees to obtain, other than the required approval of the participants in the ESOP, any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority.

     5.5 ESOP DISCLOSURE. The plan and trust documents relating to the ESOP provided by the ESOP or by or through an agent or other representative of the ESOP or the Trustees in response to inquiries in connection with the due diligence performed by representatives of CGX, as revised or updated by subsequent disclosures and this Agreement, were complete and accurate in all material respects. The representations and warranties of the Company in Section
3.20 above with respect to the ESOP do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they were made, not misleading.

     5.6 NO TRADING IN CGX SHARES. From and after June 29, 1998 through the date hereof, the Trustees have not, directly or indirectly in his own name, in the name or on behalf of the ESOP or otherwise, effected or caused any other person to effect any trading in the public market for CGX Shares in any way that would benefit the Trustees or the ESOP.

     5.7 LITIGATION. There are no actions, suits, or proceedings now pending or, to the knowledge of the Trustees, threatened against the Trustees, which (i) involve the Agreement and Declaration of Trust executed in connection with the ESOP (other than a filing with the Internal Revenue Service for a determination of the qualified status of such Trust or Domestic Relations Orders) or (ii) might impair, in any material respect, the validity or enforceability of, or the ability of the Trustees or such trust to perform their respective obligations under the Agreement and Plan of Reorganization or such Trust.

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES
                                OF CGX AND NEWCO

     Each of CGX and Newco represents and warrants to the Company that as of the date hereof:

     6.1 ORGANIZATION AND GOOD STANDING. CGX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

     6.2 AUTHORITY OF CGX AND NEWCO. Each of CGX and Newco has all requisite corporate power and authority to enter into this Agreement and each agreement, document and instrument required to be executed and delivered by CGX and Newco, as applicable, pursuant to this Agreement (the "CGX Closing Documents"), and to perform the obligations to be performed by CGX and Newco, respectively, hereunder and thereunder. The execution, delivery and compliance by CGX and Newco with the terms of this Agreement and the CGX Closing Documents and the consummation by CGX and Newco of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by CGX and Newco, respectively. This Agreement has been duly executed and delivered by CGX and Newco. This Agreement constitutes, and the documents contemplated hereby to be executed by CGX and Newco, respectively, upon their execution and delivery as herein provided will constitute the legal, valid and binding obligations of CGX and Newco, respectively, enforceable against the same in accordance with their respective terms.

     6.3 CAPITALIZATION OF CGX. The authorized capital stock of CGX consists of 100,000,000 shares of common stock, $.01 par value per share, of which 13,293,726 shares were issued and outstanding as of July 31, 1998, and 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are currently issued and outstanding. All of the issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal and in compliance with all legal requirements.

     6.4 CAPITALIZATION OF NEWCO. The authorized capital stock of Newco consists of 100,000 shares of common stock, $.01 par value per share, of which 100,000 shares are issued and outstanding and owned by CGX. All of the issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal and in compliance with all legal requirements.

     6.5 NO CONFLICTS. The execution and delivery by CGX and Newco of this Agreement and the CGX Closing Documents, compliance by CGX and Newco with the terms hereof and thereof, and the consummation by CGX and Newco of the transactions contemplated hereby and thereby will not, (a) subject to obtaining clearance under the HSR Act and the declaration by the Commission of the effectiveness of the Registration Statement, violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to CGX or Newco, respectively, where such violation or conflict could reasonably be expected to materially and adversely affect the ability of CGX or Newco to consummate the transactions contemplated hereby; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of CGX or Newco, respectively, or any agreement or instrument to which CGX or Newco, respectively, is a party or by which CGX or Newco, respectively, or any of the assets or properties thereof may be bound or subject, where such breach or default could reasonably be expected to materially and adversely affect the ability of CGX or Newco to consummate the transactions contemplated hereby; (c) result in the creation or imposition of any Lien upon the assets or properties of CGX or Newco, where such Lien could reasonably be expected to materially and adversely affect the ability of CGX or Newco to consummate the transactions contemplated hereby; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which CGX or Newco, respectively, is a party, or by which CGX and Newco, or any of the Assets or properties of the same may be bound or subject, where such termination, cancellation, acceleration or modification of any such agreement or instrument could reasonably be expected to materially and adversely affect the ability of CGX or Newco to consummate the transactions contemplated hereby; or (e) breach any fiduciary duty of CGX or Newco to any person or entity, where such breach could reasonably be expected to materially and adversely affect the ability of CGX or Newco to consummate the transactions contemplated hereby.

     6.6 CONSENTS AND APPROVALS. Except with respect to (a) the filing of the Articles of Merger with and their acceptance by the Department, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, (d) compliance with any "blue sky" or other state securities laws, (e) compliance with any applicable rules and regulations of the New York Stock Exchange and (f) such consents as have been previously obtained, the execution and delivery by CGX and Newco of this Agreement and the documents contemplated hereby to be executed by CGX and Newco, respectively, compliance by CGX and Newco with the terms hereof and thereof, and the consummation by CGX and Newco of the transactions contemplated hereby and thereby, do not require CGX or Newco, respectively, to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any public, governmental or judicial authority, the failure to obtain which could reasonably be expected to materially and adversely affect the ability of CGX or Newco to consummate the transactions contemplated hereby.

     6.7 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by CGX and Newco directly with the Shareholders and the Company, without the intervention of any person on behalf of CGX or Newco in such manner as to give rise to any valid claim by any person against the Company, the Subsidiaries or any Shareholder for a finder's fee, brokerage commission or similar payment.

     6.8 LITIGATION. There are no actions, claims, suits, investigations, inquiries or proceedings pending against CGX or Newco or, to the knowledge of CGX or Newco, overtly threatened against CGX or Newco, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could reasonably be expected to affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by CGX or Newco and neither CGX nor Newco is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, where such violation could reasonably be expected to affect the validity or enforceability of this Agreement.

     6.9 DUE AUTHORIZATION. The CGX Shares to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

     6.10 COMMISSION REPORTS. CGX has timely filed (including any extensions) all Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and other reports, schedules and statements required to be filed by the 1933 Act or the 1934 Act since January 1, 1997 (collectively, "SEC Reports"). Except to the extent any such SEC Report has been revised or superseded by a later filed SEC Report, such SEC Reports do not contain any misstatement of a material fact or omit stating a material fact necessary, in light of the circumstances under which they were made, to make such statements not misleading. There has been no material adverse change affecting CGX since the filing of its last SEC Report.

     6.11 CGX INFORMATION IN REGISTRATION STATEMENT. None of the information included in (a) the Registration Statement to be filed by CGX with the Commission in connection with the CGX

Common Stock to be issued in the Merger, (b) the Prospectus to be mailed to the shareholders of the Company and the participants in the ESOP in connection with the respective meetings thereof and (c) any other documents to be filed with the Commission or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by CGX will, at the respective times such documents are filed, and in the case of the Registration Statement when it becomes effective and with respect to the Prospectus when first mailed to the shareholders of the Company and the participants in the ESOP, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Prospectus or any amendment or supplement thereto at the time of the solicitation of the approval of the shareholders of the Company and the participants in the ESOP, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that CGX is responsible for filing with the Commission or any other regulatory authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable law.

     6.12 CGX 401(K) PLAN. All capitalization terms which are not otherwise defined in this Section shall have the meaning set forth in Section 3.20(b) hereof.

     The Consolidated Graphics, Inc. Employee 401(k) Savings Plan (the "CGX 401(k) Plan") and its related trust agreement, annuity contract or other funding instrument is in all material respects in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all laws which are applicable to such Plan, including without limitation ERISA and the Code. The CGX 401(k) Plan is in the process of being revised from a standardized prototype document to a non-standardized prototype document and upon completion of the revision will be qualified and tax exempt under the provisions of Section 401(a) and 501(a) of the Code, and will be so determined by the Internal Revenue Service pursuant to a favorable determination letter issued to CGX, which letter will be received by CGX prior to the merger of the ESOP, or its successor, as contemplated under Section 7.19.

     None of CGX or any ERISA Affiliate of CGX has any liability with respect to any transaction which relates to the CGX 401(k) Plan and which is in violation of Sections 404 or 406 of ERISA or constitutes a "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. None of the Company nor any ERISA Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of the CGX 401(k) Plan and/or has any unpaid civil penalty under Section 502(1) of ERISA.

     There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit, or investigation (including, without limitation, any such audit or investigation by the Internal Revenue Service, Department of Labor, or PBGC) relating to or seeking benefits under the CGX 401(k) Plan that is pending or to the knowledge of CGX, threatened or anticipated against CGX or any ERISA Affiliate of CGX other than routine claims for benefits.

     Neither CGX nor any ERISA Affiliate of CGX has any liability for unpaid contributions with respect to the CGX 401(k) Plan. CGX and its ERISA Affiliates have made all required contributions and paid all accrued liabilities under such plan for all periods through and including the Closing Date.

     CGX has delivered to the Company pursuant to this Agreement, or shall provide to the Company within ten (10) business days after the date hereof, a true and complete set of copies of (i) the CGX 401(k) Plan and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (ii) the latest Internal Revenue Service determination letter obtained by the prototype plan sponsor with respect to the CGX 401(k) Plan; (iii) annual reports (Form 5500 Series) and certified financial statements for the most recently completed three fiscal years for the CGX

401(k) Plan; (iv) the summary plan description for the CGX 401(k) Plan; (v) if applicable, all documentation relating to the correction of CGX 401(k) Plan defects under the Employee Plans Compliance Resolution System or any predecessor program thereto; and (vi) if applicable, current registration statements on Form S-8 (or any other applicable registration form) and amendments thereto with respect to the CGX 401(k) Plan.

     For purposes of this Section, the term "ERISA Affiliate" shall mean any entity which is a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with CGX as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

                                   ARTICLE 7
                           COVENANTS OF SHAREHOLDERS,
                              TRUSTEES AND COMPANY

     The Shareholders, the Trustees (with respect to the applicable portions of Sections 7.2, 7.5, 7.6, 7.8, 7.11, 7.12, 7.16, 7.17, 7.18, 7.19, 8.6 and 15.10)
and the Company shall, between the date hereof and the Closing Date, comply with the provisions of this Article 7, except to the extent that CGX may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

     7.1 CONDUCT OF BUSINESS. The Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, (a) operate their respective businesses only in the usual, regular and ordinary manner, (b) use best efforts to maintain, preserve and protect the Assets and the respective business organizations of the Company and the Subsidiaries, all in coordination and cooperation with CGX and Newco, (c) to the extent consistent with reasonable business practice, keep available the services of their respective present officers and employees and (d) to the extent consistent with reasonable business practice, preserve the present relationships with persons having dealings with the Company, either of the Subsidiaries or any one or more of the Shareholders as the same relate to the respective businesses of the Company and the Subsidiaries. None of the Company or any one or more of the Shareholders shall, nor shall the Company permit or cause either of the Subsidiaries to, take any of the actions enumerated in Section 3.11 hereof, nor shall the Company or any one or more of the Shareholders, nor shall the Company permit or cause either of the Subsidiaries to, authorize, agree to or commit to taking any such action, PROVIDED, HOWEVER, THAT the Company may make such payments to the Shareholders as may be necessary to compensate the Shareholders on an after-tax basis for such Shareholder's income tax liability relating to the Company's income attributed to such Shareholder for the period of time, if any, before and ending on the Closing Date during which the Company has effectively elected Subchapter S Corporation status under the Code.

     7.2 CONTINUED ADMINISTRATION. The Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, administer each and every employee benefit plan described in Schedule 3.20 hereto in accordance with the provisions of the Code and ERISA. The Trustees shall comply with all applicable requirements of the Code and ERISA and shall take such actions as may be deemed necessary to ensure that the ESOP Agreement and related documentation complies with all such requirements.

     7.3 RECORDS. The Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, maintain their respective books, accounts and records in the usual, regular and ordinary manner. The Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, make the books and records related to the operation of the respective businesses of the Company and the Subsidiaries or the Assets available or to deliver copies thereof to CGX and Newco during normal business hours for any reasonable business purpose.

     7.4 MAINTENANCE OF INSURANCE. The Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, maintain in full force and effect all of its presently existing insurance coverage described in Schedule 3.23 hereto, or insurance comparable to such existing coverage.

     7.5 COOPERATION IN HSR ACT FILINGS AND THIRD PARTY CONSENTS. The Company and each of the Shareholders shall, and shall directly or indirectly, as applicable, cause the Subsidiaries and, to the extent applicable, the ESOP to, cooperate in good faith and take all actions reasonably necessary or appropriate to file and expeditiously and diligently prosecute to a favorable conclusion the premerger notification and report form required to be filed by the Company in connection herewith with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act. The Company and each Shareholder shall, and shall directly or indirectly, as applicable, cause the Subsidiaries and the Trustees shall cause the ESOP to, further cooperate with CGX and Newco and use best efforts to (a) obtain and receive all necessary and appropriate consents of third parties (other than participants in the ESOP) to the transactions contemplated hereunder, (b) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and (c) effect the Merger in accordance with this Agreement at the earliest practicable date. Notwithstanding any other language herein, neither CGX nor Newco shall be required to make any payment or other concession or to assume any obligation (other than with respect to contracts of the Company assumed as a matter of law in the Merger by Newco) in connection with obtaining such consents.

     7.6 COOPERATION IN FILING REGISTRATION STATEMENT. The Company and each Shareholder shall, and shall directly or indirectly, as applicable, cause the Subsidiaries and the Trustees shall cause the ESOP to, cooperate in the preparation of the Registration Statement and the Prospectus and shall, as promptly as practicable after the date hereof, furnish or cause to be furnished all such data and information relating to the Company, each Shareholder and the ESOP as CGX may reasonably request for the purpose of including such data and information in the Registration Statement and the Prospectus. The Company shall, as soon as practicable following effectiveness of the Registration Statement, take all action necessary under the MGCL and its articles of incorporation and bylaws to convene a special meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereunder. The Company and the Trustees shall make all arrangements necessary or appropriate in accordance with the ESOP to seek the approval of the ESOP participants of this Agreement and the transactions contemplated hereunder. Subject to Section 7.8 below, the Company shall, through its board of directors, recommend to its shareholders, and, subject to Section 7.8 below and the requirements of ERISA, the Company shall recommend to the ESOP participants, approval of this Agreement and the transactions described herein.

     7.7 VOTING OF COMPANY STOCK. Each Shareholder shall vote all shares of Company Common Stock held by such Shareholder in favor of the approval of this Agreement and the transactions contemplated hereby and shall not exercise any rights such Shareholder may have pursuant to Section 3-202 of the MGCL. Each Shareholder hereby grants to CGX for a period commencing on the date hereof and continuing so long as this Agreement is in effect an irrevocable proxy, which is coupled with an interest, to vote such Shareholder's shares of Company Common Stock to approve this Agreement and the transactions contemplated hereby.

     7.8 NO SOLICITATION. (a) Neither the Company, the Trustees (except as required by the terms of the ESOP relating to distributions in the normal course to participants and beneficiaries of the ESOP) nor any one or more of the Shareholders shall, nor shall the Company, the Trustees or any Shareholder directly or indirectly, as applicable, permit or cause either of the Subsidiaries or the ESOP to, directly or indirectly, through any officer, director, employee, representative or agent thereof, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sales of shares of capital stock of the Company or either or both of the Subsidiaries, whether or not in writing and whether or not delivered to the shareholders of the Company generally (including without limitation by way of a tender offer), or similar transactions involving the Company or either of the Subsidiaries

(any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), PROVIDED, HOWEVER, THAT nothing contained in this Agreement shall prevent the board of directors of the Company from referring any third party to this Section 7.8. Nothing contained in this Section 7.8 or any other provision of this Agreement shall prevent the board of directors of the Company from considering or negotiating an unsolicited BONA FIDE written Acquisition Proposal. If the board of directors of the Company, after duly considering advice, written or otherwise, of outside counsel and financial advisors to the Company, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (i) the Company shall not enter into any agreement with respect to the Superior Proposal and (ii) any other obligation of the Company under this Agreement shall not be affected, unless this Agreement is terminated pursuant to Article 13 hereof before or simultaneously with the grant of such approval or the making of such recommendation and the Company, within three business days following such termination resulting from such Superior Proposal, pays CGX the Termination Fee (as defined in Section 13.2 below). As used herein, the term "Superior
Proposal" means a BONA FIDE proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the board of directors of the Company determines in its good faith judgment to be more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (after considering the advice, written or otherwise, of the professional advisors of the Company). In making a determination of whether a Superior Proposal is more favorable, the board of directors of the Company shall consider not only the price offered by the third party as compared to the total consideration set forth in this Agreement, but shall also compare the market liquidity of the CGX Common Stock to the liquidity of the consideration offered by the third party, compare the tax consequences of the Merger to the tax consequences of the transaction proposed by the third party, determine whether the transaction proposed by the third party has any financing or other conditions or contingencies and make any other meaningful comparison of the relative benefits offered to the shareholders of the Company by the Merger as compared to the transaction proposed by the third party.

     (b) The Company shall immediately notify CGX after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or either of the Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company that informs the board of directors of the Company that the entity making the request is considering making or has made an Acquisition Proposal. Such notice to CGX shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. If the board of directors of the Company receives a request for material nonpublic information by an entity who makes, or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make, a BONA FIDE Acquisition Proposal, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and CGX, provide such entity with access to information regarding the Company.

     7.9 CORPORATE AUTHORITY. The Board of Directors of the Company shall adopt, before the Closing, a resolution ratifying all previous acts of the officers of the Company.

     7.10 INVESTIGATION BY CGX AND NEWCO. From and after the date hereof and until the Closing Date, the Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, permit CGX and Newco and their counsel, accountants and other representatives reasonable access during normal business hours to all of its properties, books, contracts, commitments and other records, including without limitation tax returns, declarations of estimated tax and tax reports, and during such period the Company shall furnish promptly to CGX and Newco all other information concerning the business, properties and personnel of the Company and the Subsidiaries as CGX or Newco may reasonably request, PROVIDED, HOWEVER, THAT NO INVESTIGATION

PURSUANT TO THIS SECTION 7.10 OR OTHERWISE SHALL AFFECT ANY REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT.

     7.11 CERTAIN ACTS OR OMISSIONS. Neither the Company nor any of the Shareholders shall (a) omit to take any action called for by any of their covenants contained in this Agreement or (b) take any action which they are required to refrain from taking by any of such covenants. The Company and each of the Shareholders shall, before the Closing, cure any violation or breach of any of their representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and shall obtain the satisfaction of all conditions to Closing set forth in this Agreement. The Trustees shall (i) fulfill all fiduciary duties to which they are subject and comply with all applicable requirements of law and the ESOP in connection with the transactions contemplated herein and (ii) make any and all necessary amendments to the ESOP in accordance and compliance with all applicable requirements of law; provided, however, that no such amendments shall be effected without the consent of CGX and Newco (which consent shall not be unreasonably withheld) and neither CGX nor Newco shall incur any liability with respect to any such amendments.

     7.12 CONSULTATION AND REPORTS. During the period from the date of this Agreement to the Closing Date, the Company and each of the Shareholders shall, subject to any applicable legal or contractual restrictions, and shall cause the Subsidiaries to, confer on a regular and frequent basis with CGX to report material operational matters and to report on the general status of ongoing operations. The Company shall notify CGX of any unexpected emergency or other change in the normal course of the business or in the operation of the properties of the Company and the Subsidiaries and of any governmental complaints, investigations, adjudicatory proceedings or hearings or communications indicating that such may be contemplated and shall permit to representatives of CGX and Newco access to all materials in connection therewith. The Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, deliver to CGX and Newco copies of all financial statements, reports or analyses with respect to the business of the Company and/or the Subsidiaries which are prepared or received between the date hereof and the Closing Date, other than reports prepared expressly for the purpose of analyzing and approving the transaction contemplated thereby, promptly after such preparation or receipt (to the extent normally provided to management of the Company or either of the Subsidiaries or reasonably requested by CGX or Newco, including without limitation all internal daily, monthly or quarterly financial statements, reports and analyses relating to the business of the Company and/or the Subsidiaries regularly prepared) and regardless of whether such financial statements, reports or analyses are prepared internally or by third parties. The Shareholders shall ensure that the Company does, and the Company shall ensure that the Subsidiaries do, not change the nature and timing of financial statements, reports and analyses with respect to the Company and/or the Subsidiaries which have historically been regularly prepared.

     7.13  CONFIDENTIALITY.   The Shareholders, the Trustees and the Company
shall not, and the Shareholders shall ensure that the Company does not, and the Company shall ensure that the Subsidiaries do not, before the Closing Date, disclose or allow any of their respective affiliates to disclose to third parties (other than agents, advisers or other representatives of the Shareholders, the Trustees or the Company who are advised or who have been advised of the confidentiality of the information obtained) any information that the Company, either of the Subsidiaries, the Trustees or the Shareholders have obtained from CGX in connection with this Agreement with respect to CGX, Newco or any of their affiliates, and from and after the Closing Date neither the Trustees nor any Shareholder shall disclose or allow any of their respective affiliates to disclose to third parties, and will not use for its or their own account or allow its or their affiliates to use for their own accounts, any trade secrets, business secrets or other information relating to the business of the Company, either of the Subsidiaries or the Assets or any information that the Company, the Trustees or the Shareholders have obtained from CGX or Newco in connection with this Agreement with respect to CGX, Newco or any of their affiliates. Nothing in this Section shall be deemed to prohibit disclosure of any such information to participants in the ESOP that is a part of the Registration Statement after it has been declared effective.

     7.14 ADDITIONAL DISCLOSURE. From the date of this Agreement to and including the Closing Date, the Company, the Trustees and each of the Shareholders, as applicable, shall, and the Shareholders shall cause the Company to, promptly after the occurrence thereof is known to the Company and/or any one or more of the Shareholders, as applicable, advise CGX and Newco of each event subsequent to the date hereof which causes any covenant of the Company, the Trustees or any one or more of the Shareholders, as applicable, to be breached or causes any representation or warranty of the Company, the Trustees or any one or more of the Shareholders, as applicable, contained herein to no longer be true, correct or complete, PROVIDED, HOWEVER, THAT none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or a Shareholder, unless CGX consents to such modifications, amendment or supplement in writing; provided, however, that with respect to the independent Trustee, the representations of such independent Trustee set forth in this Section 7.14 are based solely on his actual knowledge without any duty to investigate.

     7.15 REQUIRED FINANCIAL STATEMENTS. The Shareholders and the Company shall, and the Shareholders shall cause the Company and the Company shall cause the Subsidiaries to, reasonably cooperate with CGX and Newco in the preparation of any other audited or unaudited balance sheets, income statements, other financial statements and any other financial information, whether pro forma or otherwise, with respect to the business of the Company and the Subsidiaries for such fiscal years and interim periods as may be determined by CGX, upon the advice of its counsel and independent public accountant, to be required by the rules and regulations of the Commission in connection with filings that may be made or may be required to be made by CGX under the 1933 Act, the 1934 Act and any related rules, regulations or state statutes, rules or regulations.

     7.16 RIGHT OF ESOP TO DISSENT. Unless (a) the Trustees determine in the exercise of their fiduciary duties under ERISA to vote against the Merger and to exercise and perfect dissenters' rights pursuant to Section 3-202 of the MGCL with respect to all shares of Company Common Stock held of record by the Trustees on behalf of the ESOP; (b) required action under this covenant would result in a violation of the terms of the ESOP; or (c) required action under this covenant would result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, the Trustees shall vote any unallocated shares in favor of the Merger and any shares with respect to which no instructions have been given in accordance with the Trustees' fiduciary duty and shall take no action to exercise and perfect dissenters' rights pursuant to
Section 3-202 of the MGCL with respect to shares the Trustees have been instructed to vote against the Merger, notwithstanding any notification or other indication from a participant in the ESOP that such participant desires to exercise dissenters' rights in such participant's individual capacity with respect to all or part of such participant's shares of Company Common Stock allocated to such participant's accounts under the ESOP.

     7.17 TERMINATION OF SHAREHOLDER AGREEMENTS. On or before the Closing Date, the Shareholders and, if applicable, the Trustees, shall take all action necessary to terminate the Shareholder Agreements listed on Schedule 3.3.

     7.18 TAX TREATMENT. The Shareholders, the Trustees and the Company shall use their reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     7.19 TERMINATION OF 401(K) AND ESOP PLANS, AND MERGER OF THE TRUSTS FOR 401(K) AND ESOP INTO CGX'S 401(K) PLAN AND TRUST. The Trustees shall use their best efforts to work with the Company, CGX and Newco to terminate the Company's 401(k) and ESOP plans and obtain determination letters from the IRS that such plans continue to be qualified upon their termination, without CGX or Newco incurring any liability as a result thereof. After obtaining such determination letters, the Trustees shall cooperate with CGX and Newco and use their best efforts to cause the trusts under the Company's 401(k) and ESOP to be merged with and into CGX's 401(k) trust.

     7.20 ESOP AMENDMENT. Prior to the Effective Time, the Company shall cause the ESOP to be amended (such amendment to be effective immediately following the Merger) to provide that the participants in the ESOP will be able to direct the investments of the amounts in their account balances in the ESOP, and the investment alternatives available to such participants will be identical (to the maximum extent possible) to those investment alternatives available to the participants in the CGX 401(k) Plan.

                                   ARTICLE 8
                           COVENANTS OF CGX AND NEWCO

     CGX and Newco shall, between the date hereof and the Closing Date, comply with the provisions of this Article 8, except to the extent that the Company may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

     8.1 COOPERATION IN HSR ACT FILINGS AND THIRD PARTY CONSENTS. CGX and Newco shall cooperate in good faith with the Company and the Shareholders and take all actions reasonably necessary or appropriate to file and expeditiously and diligently prosecute to a favorable conclusion the premerger notification and report form required to be filed by CGX in connection herewith with the FTC and the DOJ pursuant to the HSR Act. CGX and Newco shall further cooperate with the Company and the Shareholders and use its best efforts to (a) assist in obtaining all necessary and appropriate consents of third parties to the transactions contemplated hereunder, (b) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and (c) effect the Merger in accordance with this Agreement at the earliest practicable date. Notwithstanding any other language herein, neither CGX nor Newco shall be required to make any payment or other concession or to assume any obligation (other than with respect to contracts of the Company assumed as a matter of law in the Merger by Newco) in connection with obtaining such consents.

     8.2 REGISTRATION STATEMENT. CGX shall prepare and file the Registration Statement under the 1933 Act. The Registration Statement shall contain the Prospectus complying with all of the requirements of the 1933 Act applicable thereto, for the purpose, among other things, of registering the CGX Common Stock to be issued to the holders of the Company Common Stock pursuant to the Merger. CGX shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the CGX Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as necessary to consummate the transactions contemplated hereby. CGX shall further use commercially reasonable efforts to cause the CGX Common Stock to be issued pursuant to the Merger to be listed on the New York Stock Exchange and to be tradeable without restrictions except to the extent any shares of CGX Common Stock received by the shareholders of the Company are subject to the provisions of Rule 145 of the Commission or are subject to applicable rules related to tax-free reorganizations.

     8.3 COMPLIANCE WITH LEGAL REQUIREMENTS. CGX and Newco shall use reasonable commercial efforts to comply promptly with all requirements which federal or state law may impose on them or any of their affiliates with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon them in connection therewith. CGX shall use reasonable efforts to comply with all of its filing obligations under the 1934 Act.

     8.4 CERTAIN ACTS OR OMISSIONS. Neither CGX nor Newco shall (a) omit to take any action called for by any of its covenants in this Agreement or (b) take any action which it is required to refrain from taking by any of such covenants. Each of CGX and Newco shall use all reasonable efforts to cure, before the Closing, any violation or breach of any of their representations, warranties

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
or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and to obtain the satisfaction of all conditions to Closing set forth in this Agreement.

     8.5 ESOP TRUSTEES. Neither CGX nor Newco shall take any action to remove either Trustee as trustee of the ESOP.

     8.6 ERISA PLAN MATTERS. Until the determination letters are received as contemplated by Section 7.19 hereof and after Closing, CGX will not cause Newco to and Newco will not amend the Company's 401(k) and/or the ESOP, except as required to by applicable law without John Green's consent (such consent not to be unreasonably withheld). Upon receipt of such favorable determination letters issued by the IRS, the Company's 401(k) and ESOP will be merged into the CGX 401(k) Plan. At the time of said merger, the CGX 401(k) Plan will be qualified and tax exempt under the provisions of Section 401(a) and 501(a) of the Code and will authorize any participants in such plan, including the participants whose balances are being transferred from the ESOP, to invest in the common stock of CGX and the CGX 401(k) Plan shall further accommodate the ownership of any rights or units the ESOP participants might have in the Escrowed Funds described in Section 1.4 herein. It is specifically provided, however, that any failure of CGX to accomplish the merger of the ESOP into the CGX 401(k) Plan shall not constitute a breach hereof to the extent such failure arises out of the failure by the Trustees or any persons acting on behalf of the ESOP as record keepers or otherwise to cooperate in connection with accomplishing such merger.

     8.7 TAX TREATMENT. Each of CGX and Newco shall use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

     8.8 CAPITAL CONTRIBUTION TO NEWCO. CGX shall cause to be made to Newco a capital contribution on or before the Closing Date in the amount of $1,039,647.16 plus an amount equal to transaction costs incurred after June 30, 1998 that were paid by the Company and have been deducted from the Merger Consideration in accordance with the terms set forth in Section 15.8. Of the total capital contribution made by CGX to Newco pursuant hereto, an amount equal to (i) the proportionate share that the holders of the options and SARS shall be required to contribute to the Escrowed Funds plus (ii) the proportionate share such holders shall be required to bear of the Transaction Costs ((i) and (ii) collectively, the "Proportionate Share") shall be used to fund the $3,100,000 to be placed into escrow as required by Section 1.3 hereof and the $3,100,000 referred to in Section 1.3 hereof shall be reduced by the same amount.

     8.9 SHAREHOLDER PAYMENTS. In the event the Company's election to become a Subchapter S Corporation is approved by the IRS after Closing, CGX shall cause Newco and Newco shall make payments to a Shareholder in the same manner as provided by Section 3.11(t)(iv) hereof.

                                   ARTICLE 9
                           CONDITIONS TO OBLIGATIONS
                                OF CGX AND NEWCO

     Except as may be waived in writing by CGX and Newco, the obligations of CGX and Newco to consummate this Agreement and the transactions to be consummated by CGX and Newco hereunder on the Closing Date shall be subject to the following conditions:

     9.1 REGISTRATION, LISTING AND APPROVAL. The Registration Statement shall have become effective with the Commission, no stop order suspending the effectiveness of the Registration Statement shall have been issued nor any proceedings for that purpose instituted by the Commission, the Prospectus included in the Registration Statement shall have been mailed to the shareholders of the Company and the participants in the ESOP, the shares of CGX Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the required approval of the shareholders of the Company and the participants in the ESOP shall have been obtained.

     9.2 HSR ACT. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no condition with respect to obtaining such termination shall have been imposed on CGX, Newco or the Company.

     9.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Sellers contained in this Agreement or in any certificate or document executed and delivered to CGX or Newco by the Company and/or any one or more of the Sellers pursuant to this Agreement shall have been true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     9.4 COMPLIANCE WITH AGREEMENT. On and as of the Closing Date, the Company and Sellers shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by the Company and the Sellers on or before the Closing Date.

     9.5 SELLERS' AND OFFICER'S CERTIFICATES. The Sellers shall deliver to CGX and Newco a certificate and the Company shall deliver to CGX and Newco a certificate signed on behalf of the Company by the president of the Company, each certificate dated the Closing Date and certifying the fulfillment of the conditions specified in Sections 9.3 and 9.4 hereof.

     9.6 COMPLETION OF DUE DILIGENCE. CGX shall have completed to its satisfaction its due diligence review of the Company and shall have received a report of the Phase I environmental review of the Company's operating locations that is reasonably satisfactory to CGX.

     9.7 NO ACTION OR PROCEEDING. On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could result in a decision, ruling or finding which would have a material adverse effect on the business of the Company, either of the Subsidiaries or the Assets or the ability of the Company or either of the Subsidiaries to conduct normal operations after the Closing.

     9.8 CONSENTS. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby or to permit the continued operation of the business of the Company and the Subsidiaries in substantially the same manner after the Closing Date as before, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given.

     9.9 ESTOPPEL CERTIFICATES. CGX shall have received on or before the Closing Date an estoppel certificate substantially in the form attached as APPENDIX B and, if applicable, a nondisturbance agreement with respect to each property leased by the Company or either of the Subsidiaries.

     9.10 CONVEYANCE OF STOCK. Each Seller shall surrender to CGX for cancellation the certificates representing their shares of the Company Common Stock.

     9.11 NO MATERIAL ADVERSE CHANGE. No incident or event shall have occurred resulting in the destruction, damage to, or loss of any Asset or diminution in the value of the business of the Company or either of the Subsidiaries (whether or not covered by insurance) that constitutes a material adverse change in the business of the Company or either of the Subsidiaries.

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
     9.12 CORPORATE ACTION BY CGX AND NEWCO. All action necessary to authorize the execution, delivery and performance by CGX and Newco of this Agreement shall have been duly and validly taken by the respective boards of directors or executive committee thereof of CGX and Newco.

     9.13 SHAREHOLDER NONCOMPETITION AGREEMENTS. Each of John F. Green, Kevin Cassis, Kenneth Lemmert and Christopher Carpenter shall have delivered to CGX and Newco an executed counterpart of the Noncompetition Agreement applicable to such individual, in substantially the form attached as APPENDIX C hereto, as an inducement for CGX and Newco to enter into this Agreement and consummate the transactions contemplated hereby.

     9.14 OPINION OF COUNSEL. CGX and Newco shall have received from Venable, Baetjer and Howard, LLP, counsel to the Company and the Shareholders, an opinion in substantially the form set forth on APPENDIX D attached hereto.

     9.15 OPINION OF ESOP COUNSEL. CGX and Newco shall have received from Sanders, Schnabel, Brandenburg & Zimmerman, P.C., counsel to the ESOP, an opinion in substantially the form set forth on APPENDIX E attached hereto.

     9.16 STOCK OPTIONS AND SARS. The Company shall have taken such steps as are satisfactory to CGX to cause all outstanding options and stock appreciation rights, as set forth on Schedule 3.3, to have been surrendered and canceled by the holders thereof so that on the Closing Date there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments with respect to the capital stock of any class of the Company.

     9.17 CERTIFICATES OF MANAGEMENT. Counsel for CGX shall have received on or before the Closing Date such representations and covenants of management of the Company as such counsel may deem necessary to support the delivery of its opinion relating to the treatment of the Merger as a "reorganization" under the Code.

     9.18 LEASE EXTENSION. The lease agreement with Demarr Partnership shall have been amended in a manner reasonably acceptable to CGX, and shall include, among others, amendments to provide five five-year extension options and the terms governing expansion of the leased property.

     9.19 DELIVERY OF OTHER DOCUMENTS AND INSTRUMENTS. The following additional documents shall have been executed and/or delivered by the Company and the Shareholders (and their respective spouses, where applicable):

          (a)  copies of all required consents and approvals;

          (b) a release and spousal waiver in substantially the form attached hereto as APPENDIX F of each Shareholder and his or her spouse of any and all claims each such person may have against the Company, Newco or CGX, except as may arise hereunder or under any documents executed in connection herewith;

          (c) a Certificate of Secretary for the Company attesting as to the current form of the articles of incorporation and bylaws, the current effectiveness of the resolutions of the board of directors and shareholders of the Company approving this Agreement and the transactions contemplated hereby, the incumbency and the signature specimens with respect to the officers of the Company executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of such entity and attesting to such other instruments and documents as counsel for CGX shall reasonably request;

          (d) resignations of all officers and directors of each of the Company and the Subsidiaries; and

          (e) such further instruments and documents, in form and content reasonably satisfactory to counsel for CGX and Newco, as may be reasonably necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.

                                   ARTICLE 10
                           CONDITIONS TO OBLIGATIONS
                     OF COMPANY, TRUSTEES AND SHAREHOLDERS

     Except as may be waived in writing by the Company, the Shareholders and Trustees, the obligations of the Company, the Shareholders and Trustees to consummate this Agreement and the transactions to be consummated by the Company, the Shareholders and Trustees hereunder on the Closing Date shall be subject to the following conditions:

     10.1 REGISTRATION, LISTING AND APPROVAL. The Registration Statement shall have become effective with the Commission, no stop order suspending the effectiveness of the Registration Statement shall have been issued nor any proceedings for that purpose instituted by the Commission, the Prospectus included in the Registration Statement shall have been mailed to the shareholders of the Company and the participants in the ESOP, the shares of CGX Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the required approval of the shareholders of the Company and the participants in the ESOP shall have been obtained.

     10.2 HSR ACT. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no condition with respect to obtaining such termination shall have been imposed on CGX, Newco or the Company.

     10.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CGX and Newco contained in this Agreement or in any certificate or document executed and delivered by CGX and Newco to the Company and the Shareholders pursuant to this Agreement shall have been true and correct and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     10.4 COMPLIANCE WITH AGREEMENT. On and as of the Closing Date, CGX and Newco shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by CGX or Newco on or before the Closing Date.

     10.5 OFFICER'S CERTIFICATE. Each of CGX and Newco shall have delivered to the Company and the Shareholders an officer's certificate, dated the Closing Date and signed on behalf of CGX and Newco, respectively, by the president or a vice president of such company, certifying the fulfillment of the conditions specified in Sections 10.3 and 10.4 hereof.

     10.6 NO ACTION OR PROCEEDING. On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could result in a decision, ruling or finding which would have a material adverse effect on the ability of CGX and Newco to fulfill their obligations under this Agreement.

     10.7 CONSENTS. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given; PROVIDED, HOWEVER, THAT any third-party consent not obtained by the Company or the Shareholders, but waived by CGX and Newco, shall not be an unfulfilled condition hereunder.

     10.8 CORPORATE ACTION BY CGX AND NEWCO. All action necessary to authorize the execution, delivery and performance by CGX and Newco of this Agreement shall have been duly and validly taken by CGX and Newco.

     10.9 STOCK OPTION AGREEMENTS. Messrs. Green, Cassis, Lemmert, Carpenter and certain other top management employees shall each have been granted stock options in the form attached as APPENDIX G with respect to an aggregate number of shares of CGX Common Stock not to exceed that number of full shares of CGX Common Stock calculated by dividing $2,000,000 by the closing price per share of CGX Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date. Allocation of the options with respect to such shares shall be made by mutual agreement of Mr. Green and the Chairman of the Board of CGX.

     10.10 OPINION OF COUNSEL. The Sellers shall have received from Winstead Sechrest & Minick P.C., counsel to CGX and Newco, an opinion in substantially the form set forth on APPENDIX H attached hereto.

     10.11 OPINION OF ESOP COUNSEL. The Company shall have received from Sanders, Schnabel, Brandenburg & Zimmerman, P.C., counsel to the ESOP, an opinion in substantially the form set forth on APPENDIX E attached hereto.

     10.12 FAIRNESS. The Trustees shall have exercised their fiduciary duties with respect to their determination of the adequacy and fairness of the consideration received by the ESOP pursuant to the terms of this Agreement.

     10.13 LEASE GUARANTY. The lease agreement with Demarr Partnership shall have been amended so that CGX shall guaranty the obligations of the lessee thereunder.

     10.14 DELIVERY OF OTHER DOCUMENTS AND INSTRUMENTS. The following additional documents shall have been executed and delivered by CGX and Newco:

          (a) a Certificate of Secretary for each of CGX and Newco attesting as to the current form of the articles of incorporation and bylaws, the current effectiveness of the resolutions of the board of directors and shareholders of CGX and Newco, respectively, approving this Agreement and the transactions contemplated hereby, the incumbency and the signature specimens with respect to the officers of CGX and Newco, respectively, executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of such entity and attesting to such other instruments and documents as counsel for the Company shall reasonably request;

          (b)  the Escrow Agreement; and

          (c) such further instruments and documents, in form and content reasonably satisfactory to counsel for the Company, as may be reasonably necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.

                                   ARTICLE 11
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The respective representations and warranties made by the parties in this Agreement or in any certificate or document executed and delivered by either party to the other party pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of thirty-six months.

                                   ARTICLE 12
                                INDEMNIFICATION

     12.1 INDEMNIFICATION OF PURCHASER INDEMNITEES. The Sellers agree, jointly and severally, to indemnify and hold the Purchaser Indemnitees (as defined below) harmless from and against:

          (a) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of the Shareholders, the Trustees or the Company (before the Closing) under the terms of this Agreement;

          (b) any and all liabilities, obligations, damages, deficiencies and expenses resulting from the creation and operation of or arising in connection with the ESOP arising from actions or inactions on the part of the Trustees or the Company prior to the merger of the ESOP into CGX's 401(k) Plan;

          (c) any and all liabilities or obligations of the Shareholders except to the extent CGX is obligated to indemnify such Shareholders as provided herein; and

          (d) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

     12.2 INDEMNIFICATION OF COMPANY INDEMNITEES. CGX agrees to indemnify and hold the Company Indemnitees (as defined below) harmless from and against:

          (a) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of CGX under the terms of this Agreement; and

          (b) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

     12.3  METHOD OF ASSERTING CLAIMS.  The items listed in Section 12.1 and
Section 12.2 are sometimes collectively referred to herein as "Damages"; PROVIDED, HOWEVER, THAT such reference shall be understood to mean the respective damages from and against which CGX and its officers, directors, stockholders, agents and attorneys or the Company (post closing) (the "Purchaser Indemnitees") or the Shareholders and their respective agents and attorneys (the "Company Indemnitees"), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Purchaser Indemnitee or a Company Indemnitee, is sometimes referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is sometimes referred to as the "Indemnifying Party." All claims for indemnification by an Indemnified Party under Section 12.1 or Section 12.2 hereof, as the case may be, shall be asserted and resolved as follows:

          (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the
     "Claim Notice"). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party's ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

             (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party (without admitting or denying any liability to third parties) and that the Indemnifying Party desires to defend the Indem-nified Party with respect to the Third Party Claim pursuant to this Article

        12, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, THAT the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and PROVIDED FURTHER, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 12.3 , and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

             (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period as provided in subsection (i) above or notifies the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party if it is determined that the Indemnifying Party is liable for indemnification of the Indemnified Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, THAT if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 12.3, if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, non-appealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 12.3 or of the Indemnifying Party's participation therein at the Indemnified Party's request and the

        Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.3 (other than a dispute as to the Indemnifying Party's liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

             (iii) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party, in writing, of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the "Indemnity Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.

     12.4 PAYMENT OF INDEMNITY. Any claims made pursuant to this Article 12 shall be paid in cash by the Indemnifying Party to the Indemnified Party; PROVIDED, HOWEVER, that neither Purchaser Indemnitees nor Company Indemnitees shall be entitled to indemnification hereunder unless the aggregate amount of claims by such Purchaser Indemnitees or Company Indemnitees exceeds $400,000, in which event such Purchaser Indemnitees or Company Indemnitees, as applicable, shall be entitled to indemnification for the full amount of all such claims in excess of $200,000 (such amounts, collectively, the "Basket"); AND PROVIDED FURTHER that indemnification by Sellers shall be limited to and provided solely from the Escrowed Funds and no indemnification shall be required from CGX or Newco in excess of an aggregate amount of $3,100,000 plus interest earned thereon not otherwise distributed pursuant to the Escrow Agreement. In determining the amount of any indemnity, there shall be taken into account by the party to be indemnified any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, as a result of such indemnification. Further, claims of Purchaser Indemnitees shall first be offset against any tax benefit received in connection with the Company's election to be an S Corporation, if applicable. Notwithstanding the foregoing, any claims by Purchaser Indemnitees arising as a result of a breach of the representations and warranties in Section 3.20 or otherwise arising in connection with the ESOP resulting from the creation and operation of or arising in connection with the ESOP arising from actions or inactions on the part of the Trustees or the Company prior to the merger of the ESOP into CGX's 401(k) Plan shall not, after taking into account the tax benefit received in connection with such S Corporation election, be subject to the Basket.

                                   ARTICLE 13
                                  TERMINATION

     13.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of the Company and the participants in the ESOP:

          (a) by the written mutual consent of boards of directors of CGX and Newco, on the one hand, and the board of directors of the Company and the Sellers, on the other hand;

          (b) by CGX and Newco, upon notice of termination of their obligation to consummate the transaction delivered to the Company or the Sellers if CGX and Newco have determined that there has been any material breach of any representation, warranty or covenant of the Company or any one or more of the Sellers, stating in particularity the default or defaults on which the notice is based; PROVIDED, HOWEVER, THAT the Company or any Seller shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, CGX and Newco shall, for that reason, have no right to terminate this Agreement;

          (c) by the Company and the Sellers, upon notice of termination of their obligation to consummate the transaction delivered to CGX and Newco, if the Company and the Sellers have determined that there has been any material breach of any representation, warranty or covenant of CGX or Newco, stating in particularity the default or defaults on which the notice is based; PROVIDED, HOWEVER, THAT CGX and Newco shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, the Company and the Sellers shall, for that reason, have no right to terminate this Agreement;

          (d) by either CGX and Newco on the one hand or the Company and the Sellers on the other hand upon written notification to the non-terminating party if (i) all conditions of the Closing required by Articles 9 and 10 hereof have not been met or waived by November 30, 1998, if the Registration Statement is not reviewed by the Commission, or such later time as is necessary for the Commission to review the Registration Statement, but no later than January 31, 1999, provided, however, that either date may be extended by mutual agreement among CGX, Newco, the Company and the Sellers without the necessity of seeking the further approval of the ESOP participants (the "Extended Date") or (ii) the Merger has not occurred by such Extended Date, PROVIDED, HOWEVER, THAT neither CGX and Newco on the one hand nor the Company and the Sellers on the other hand shall be entitled to terminate this Agreement pursuant hereto if such party is in willful and material violation of any of its representations, warranties or covenants contained in this Agreement;

          (e) by either CGX and Newco on the one hand or the Company and the Sellers on the other hand upon written notification to the non-terminating party if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (f) by either CGX and Newco on the one hand or the Company and the Sellers on the other hand upon written notification to the non-terminating party if any required approval of the shareholders of the Company or the participants in the ESOP shall not have been obtained by reason of the failure to obtain the required vote of such shareholders and participants at the meeting held or other arrangements made for such purpose; PROVIDED, HOWEVER, that if the Agreement is terminated pursuant hereto and the Company or the Sellers enter into a letter of intent or other similar understanding to sell or otherwise dispose of all or substantially all of the assets, securities or real property of the Company within one year after the date of such termination and such transaction or reasonable equivalent thereof is ultimately consummated, then the Company shall pay to CGX the Termination Fee on the date of consummation of the proposed transaction or the reasonable equivalent thereof; or

          (g) by the Company if it has received and accepts a Superior Proposal pursuant to Section 7.8 and pays the Termination Fee.

     13.2  TERMINATION REMEDIES.  If this Agreement is terminated pursuant to
Section 13.1(a), (b), (c), (d), (e) or (f), subject to the conditions contained in subsection (f) above, such termination shall be without liability of any party, or any director, officer, employee, agent, consultant or representative of such party, to any other party to this Agreement by either CGX and Newco or the Company and the Sellers, except as specifically provided in this Agreement. If this Agreement is terminated (a) pursuant to Section 13.1(f) and the terms and conditions of the proviso of such Section 13.1(f) are applicable or (b) pursuant to Section 13.1(g), the Company shall be obligated to pay to CGX a fee (the "Termination Fee") in cash in an amount equal to $1,000,000. Such amount shall include all expenses incurred by CGX in connection with the negotiation and preparation of this Agreement and the transactions contemplated herein. Such Termination Fee shall be paid within ten business days following such termination.

                                   ARTICLE 14
                                    NOTICES

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received within 5 days if posted and otherwise when received, if so given) by personal delivery, telegram, telecopy, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

     If to the Shareholders or the Company (before the Merger), to each:

          c/o Automated Graphic Systems, Inc.
        4590 Graphic Drive
        White Plains, Maryland 20695-3111
        Attention: John F. Green

     If to the Shareholders (after the Merger):

          c/o John F. Green
        11630 Bachelor Hope Court
        Issue, Maryland 20645

     With a copy to:

          David M. Fleishman, Esq.
        Venable, Baetjer and Howard, LLP
        1800 Mercantile Bank & Trust Building
        Two Hopkins Plaza
        Baltimore, MD 21201-2978

     If to the Trustees:

          Trustees of the Automated Graphic Systems, Inc.
          Employee Stock Ownership Plan
        c/o John F. Green
        11630 Bachelor Hope Court
        Issue, Maryland 20645

     With a copy to:

          Dan S. Brandenburg, Esq.
        Sanders, Schnabel, Brandenburg & Zimmerman, P.C.
        900 Seventeenth Street, N.W., Suite 900
        Washington, DC 20006-2501

     If to Newco or CGX or the Company (after the Merger), to:

          Consolidated Graphics, Inc.
        5858 Westheimer, Suite 200
        Houston, Texas 77057
        Attention: Joe R. Davis, Chief Executive Officer

     With a copy to:

          R. Clyde Parker, Jr., Esq.
        Winstead Sechrest & Minick P.C.
        910 Travis, Suite 2400
        Houston, Texas 77002-5895

Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

                                   ARTICLE 15
                                 MISCELLANEOUS

     15.1 INCORPORATION OF SCHEDULES AND APPENDICES; ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter of this Agreement, and this Agreement, including the Appendices and Schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     15.2 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president of each of the parties or by such party individually, as applicable. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.

     15.3 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company and the participants in the ESOP, PROVIDED, HOWEVER, THAT after any such approval, there shall be made no amendment that by law requires further approval by such shareholders or participants without the further approval of such shareholders or participants.

     15.4 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     15.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15.6 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of laws thereof.

     15.7 BINDING EFFECT. Subject to the terms and conditions hereof, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; PROVIDED, HOWEVER, THAT this Agreement or any right or part hereunder shall not be voluntarily assigned by any party hereto without the prior written consent of the other parties hereto, except that CGX or Newco may assign its rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of CGX or Newco; PROVIDED, HOWEVER, THAT CGX and Newco shall remain liable for their obligations hereunder.

     15.8 EXPENSES. The Sellers shall pay all transactional, legal and other professional expenses and broker's fees, if any, incurred by them or the Company, including without limitation fees of legal, financial and other advisers engaged by the Sellers or the Company in connection with the letter, this Agreement and the documents to be executed in connection herewith, PROVIDED, HOWEVER, THAT the Company may pay legal and professional expenses incurred by such parties in connection herewith through June 30, 1998, AND PROVIDED FURTHER THAT the Company may pay such legal and professional expenses incurred after June 30, 1998 that are part of the transaction costs, but only to the extent any such payments, including payments made with respect to legal and professional expenses of the ESOP, are deducted from the cash consideration to be paid pursuant to Section 1.3 of this Agreement. CGX shall pay the expenses of CGX and Newco in connection with the letter of intent, this Agreement and the transactions contemplated hereby, including without limitation all fees of legal counsel engaged by CGX and Newco and all costs of CGX's due diligence review, including a Phase I Environmental Study and inspections of machinery and equipment, in connection with the letter of intent, this Agreement and the documents to be executed in connection herewith.

     15.9 FURTHER ASSURANCES. CGX, Newco and the Shareholders, at any time after the Closing Date, shall promptly execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by CGX, Newco or the Shareholders, and necessary for such parties to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by CGX, Newco or the Shareholders.

     15.10 APPOINTMENT OF AGENT. Sellers hereby appoint John F. Green ("Green") to be their agent, with full power to act on their behalf, to perform any and all calculations necessary to implement the terms of this Agreement and to make any and all decisions and agreements with respect to or required to be made by Sellers pursuant to the Escrow Agreement or Section 8.6 hereof or as contemplated in Article 12 hereof. Sellers agree to indemnify and hold Green harmless from any liability of any kind or nature, including reasonable attorney's fees, arising from Green's actions as such agent (with respect to the Trustees, neither of the Trustees shall have any personal liability under this Section 15.10, but the ESOP shall be liable to Green to the extent of its interest in the funds held pursuant to the Escrow Agreement and as permitted under ERISA), except as may arise from Green's willful misconduct or fraud. Furthermore, Sellers acknowledge and agree that CGX and Newco are entitled to rely on the authority of Green as the Sellers' authorized agent and representative and that the actions and representations made by Green on the Sellers' behalf shall be binding on the Sellers.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 28th day of September, 1998.

                                          CGX:
                                          CONSOLIDATED GRAPHICS, INC.

                                          By:        /s/  JOE R. DAVIS
                                               JOE R. DAVIS, CHIEF EXECUTIVE
                                                         OFFICER

                                          NEWCO:
                                          AGS ACQUISITION CO.

                                          By:        /s/  JOE R. DAVIS
                                               JOE R. DAVIS, CHIEF EXECUTIVE
                                                         OFFICER

                                          AUTOMATED GRAPHIC SYSTEMS, INC.

                                          By:       /s/  JOHN F. GREEN
                                               JOHN F. GREEN, CHIEF EXECUTIVE
                                                         OFFICER

                                          SHAREHOLDERS:
                                                 /s/  JOHN F. GREEN
                                                      JOHN F. GREEN

                                                 /s/  LAWRENCE SCHINDEL
                                                      LAWRENCE SCHINDEL

                                                 /s/  KEVIN CASSIS
                                                      KEVIN CASSIS

                                                 /s/  KENNETH LEMMERT
                                                      KENNETH LEMMERT

                                                 /s/  CHRISTOPHER CARPENTER
                                                      CHRISTOPHER CARPENTER

                                              ACKNOWLEDGED AND AGREED TO FOR THE
                                          PURPOSE OF ARTICLES 1, 2, 5 AND
                                          SECTIONS 7.2, 7.5, 7.6, 7.8, 7.11,
                                          7.12, 7.16, 7.17, 7.18, 7.19, 8.6 and
                                          15.10

                                          ESOP:

                                          THE AUTOMATED GRAPHIC SYSTEMS, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN

                                          By:       /s/  JOHN F. GREEN
                                                JOHN F. GREEN, SOLELY IN HIS
                                                       CAPACITY AS
                                                   TRUSTEE UNDER THE ESOP

                                              ACKNOWLEDGED AND AGREED TO FOR THE
                                          PURPOSE OF ARTICLES 1, 2, 5 AND
                                          SECTIONS 7.2, 7.5, 7.6, 7.8, 7.11,
                                          7.12, 7.16, 7.17, 7.18, 7.19, 8.6 and
                                          15.10

                                          ESOP:

                                          THE AUTOMATED GRAPHIC SYSTEMS, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN

                                          By:       /s/  EDWARD PITTMAN
                                               EDWARD PITTMAN, SOLELY IN HIS
                                                       CAPACITY AS
                                                   TRUSTEE UNDER THE ESOP

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     This Amendment to Agreement and Plan of Reorganization, dated as of October 30, 1998, by and among Consolidated Graphics, Inc., a Texas corporation; AGS Acquisition Co., a Maryland corporation; Automated Graphic Systems, Inc., a Maryland corporation; John F. Green, Lawrence Schindel, Kevin Cassis, Kenneth Lemmert and Christopher Carpenter; and John F. Green and Edward Pittman, in their capacity as the trustees of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan which amends the Agreement and Plan of Reorganization by and among the aforementioned parties dated September 28, 1998 (the
"Agreement") (capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement):

                                  WITNESSETH:

     WHEREAS, CGX, the Company, the Shareholders and the Trustees executed the Agreement on September 28, 1998 with the intention being that the transaction would close on or prior to November 30, 1998 (unless the Registration Statement is reviewed by the Commission); and

     WHEREAS, while the parties have acted in good faith to meet such deadlines, it has become necessary to extend such dates;

     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements and in reliance upon the representations and warranties set forth herein, the parties agree as follows:

     TERMINATION. Subparagraph (d) of Section 13.1 shall be deleted and replaced in its entirety with the following:

          (d) by either CGX and Newco on the one hand or the Company and the Sellers on the other hand upon written notification to the non-terminating party if (i) all conditions of the Closing required by Articles 9 and 10 hereof have not been met or waived by December 31, 1998, if the Registration Statement is not reviewed by the Commission, or such later time as is necessary for the Commission to review the Registration Statement, but no later than February 28, 1999, provided, however, that either date may be extended by mutual agreement among CGX, Newco, the Company and the Sellers without the necessity of seeking the further approval of the ESOP participants (the "Extended Date") or (ii) the Merger has not occurred by such Extended Date, PROVIDED, HOWEVER, THAT neither CGX and Newco on the one hand nor the Company and the Sellers on the other hand shall be entitled to terminate this Agreement pursuant hereto if such party is in willful and material violation of any of its representations, warranties or covenants contained in this Agreement;

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 30th day of October, 1998.

                                          CGX:
                                          CONSOLIDATED GRAPHICS, INC.

                                          By:       /s/  JOE R. DAVIS
                                               JOE R. DAVIS, CHIEF EXECUTIVE
                                                         OFFICER

                                          NEWCO:
                                          AGS ACQUISITION CO.

                                          By:        /s/  JOE R. DAVIS
                                               JOE R. DAVIS, CHIEF EXECUTIVE
                                                         OFFICER

                                          AUTOMATED GRAPHIC SYSTEMS, INC.

                                          By:       /s/  JOHN F. GREEN
                                               JOHN F. GREEN, CHIEF EXECUTIVE
                                                         OFFICER

                                          SHAREHOLDERS:
                                                 /s/  JOHN F. GREEN
                                                      JOHN F. GREEN

                                                 /s/  LAWRENCE SCHINDEL
                                                      LAWRENCE SCHINDEL

                                                 /s/  KEVIN CASSIS
                                                      KEVIN CASSIS

                                                 /s/  KENNETH LEMMERT
                                                      KENNETH LEMMERT

                                                 /s/  CHRISTOPHER CARPENTER
                                                      CHRISTOPHER CARPENTER

                                          ESOP:

                                          THE AUTOMATED GRAPHIC SYSTEMS, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN

                                          By:       /s/  JOHN F. GREEN
                                                         JOHN F. GREEN

                                          By:       /s/  EDWARD PITTMAN
                                                         EDWARD PITTMAN

                                   APPENDIX B
                        MARYLAND GENERAL CORPORATION LAW
                       TITLE 3.  CORPORATIONS IN GENERAL
                             EXTRAORDINARY ACTIONS
                 SUBTITLE 2.  RIGHTS OF OBJECTING STOCKHOLDERS

 3-201.

(a) In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

 3-202.

(a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

     (1)  the corporation consolidates or merges with another corporation;

     (2)  the stockholder's stock is to be acquired in a share exchange;

     (3) the corporation transfers its assets in a manner requiring action under 3-105(d) of this title;

          (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

               (5) the transaction is governed by 3-602 of this title or exempted by 3-603(b) of this title.

(b)  (1)  Fair value is determined as of the close of business:

          (i) With respect to a merger under 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under 3-106; or

                (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

     (3) In any transaction governed by 3-602 of this title or exempted by 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of  3-603(b) of this title.

(c) Unless the transaction is governed by 3-602 of this title or is exempted by 3-603(b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

     (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

           (i) With respect to a merger under 3.106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under 3-106;

                (ii) With respect to any other transaction on the record date for determining stockholders entitled to vote on the transaction objected to;

     (2)  The stock is that of the successor in a merger, unless:

           (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

                (ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

     (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

 3-203.

     Procedure by stockholder.

(a) Specific duties -- A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

     (1) Shall file with the corporation a written objection to the proposed transaction:

          (i) With respect to a merger under 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under 3-106; or

          (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

     (2)  May not vote in favor of the transaction; and

     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

(b) Failure to comply with section -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

 3-204.

     Effect of demand on dividend and other rights. A stockholder who demands payment for his stock under this subtitle:

     (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under
           3-202 of this subtitle; and

     (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

 3-205.

     Withdrawal of demand. A demand for payment may be withdrawn only with the consent of the successor.

 3-206.

     Restoration of dividend and other rights.

(a) When rights restored. -- The rights of a stockholder who demands payment are restored in full, if:

     (1)  The demand for payment is withdrawn;

     (2) A petition for an appraisal is not filed within the time required by this subtitle;

     (3)  A court determines that the stockholder is not entitled to relief; of

     (4)  The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. -- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

 3-207.

(a) (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

          (i) A balance sheet as of a date not more than six months before the date of the offer;

          (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

          (iii) Any other information the successor considers pertinent.

(b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

 3-208.

     Petition for appraisal; consolidation of proceedings; joinder of objectors.

(a) Petition for appraisal. -- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)  Consolidation of suits; joinder of objectors.

     (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

 3-209.

     Notation on stock certificate.

(a) Submission of certificate -- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation -- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

 3.210.

     Appraisal of fair value.

(a) Court to appoint appraisers. -- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers -- Filing. -- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same -- Contents. -- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)  Same -- Service; objection. --

     (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

 3-211.

     Action by court on appraisers' report.

(a) Order of court. -- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

     (1)  Confirms, modifies, or rejects it; and

     (2)  If appropriate, sets the time for payment to the stockholder.

(b)  Procedure after order.

     (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2)  If the appraisers' report is rejected, the court may:

          (i) Determine the fair value of the stock and enter judgment for the stockholder; or

          (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)  Judgment includes interest.

     (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under 3-202 of this subtitle.

     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i)  The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii) Any other circumstances it considers relevant.

(d)  Cost of proceedings.

     (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i)  The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii) Any other circumstances it considers relevant.

     (2) Costs may not include attorneys' fees or expenses. The reasonable fees and expenses of experts may be included only if:

          (i) The successor did not make an offer for the stock under 3-207 of this subtitle; or

          (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. -- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

 3-212.

     Surrender of stock. The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

     (1) The certificates representing the stock are surrendered to it, endorsed in blank, and in proper form for transfer; or

     (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

 3-213.

     Rights of successor with respect to stock.

(a) General rule. -- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under 3-202 of this subtitle.

(b) Successor in transfer of assets. -- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Success in consolidation, merger, or share exchange. -- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                                                      APPENDIX C

                          INVESTMENT FUND ALTERNATIVES
                                   UNDER THE
            CONSOLIDATED GRAPHICS, INC. EMPLOYEE 401(K) SAVINGS PLAN

Consolidated Graphics, Inc. Common Stock

Janus Worldwide Fund

Global Resources Fund

Bonnel Growth Fund

Dreyfus S&P 500 Index Fund

Janus Flexible Income Fund

U.S. Government Securities Savings Fund

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. The TBCA requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

     CGX's Restated By-Laws (the "By-Laws"), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the By-Laws. CGX has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the By-Laws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as therein defined). In addition, CGX may, in the future, purchase directors and officers liability insurance policies for its directors and officers.

     The above discussion of Article 2.02-1 of the TBCA and of CGX's By-Laws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the By-Laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith, were filed previously or are incorporated herein by reference:

    EXHIBIT NO.                   DESCRIPTION OF EXHIBIT
    -----------                   ----------------------
       *2.1  -- Agreement and Plan of Reorganization dated September 28,
                1998, as amended, by and among CGX, AGS Acquisition Co., Automated Graphic Systems, Inc., the individual shareholders of Automated Graphic Systems, Inc., and the Trustees of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan (included as Appendix A to the Prospectus/Proxy Statement).

       *2.2 -- Form of Escrow Agreement to be entered into by and among CGX, the individual shareholders of Automated Graphic Systems, Inc., the Trustees of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan and an independent escrow agent.

      **3.1 -- Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on July 27, 1994 (Consolidated Graphics, Inc. Form 10-Q (June 30, 1994) SEC File No. 0-24068, Exhibit 4(a)).

      **3.2  -- Articles of Amendment to the Restated Articles of
                Incorporation of CGX dated as of July 29, 1998. (Consolidated Graphics, Inc. Form 10-Q (June 30, 1998) SEC File No. 0-24068,
                Exhibit 3.1).

      **3.3  -- Restated By-laws of CGX dated as of November 2, 1998
                (Consolidated Graphics, Inc. Form 10-Q (September 30, 1998) SEC File No. 0-24068, Exhibit 3.2).

      **3.6   -- Amendment to the By-Laws of CGX dated September 17, 1998
                (Consolidated Graphics, Inc. Form 8-K (October 13, 1998) SEC File No. 0-24068, Exhibit 3.1).

      **4    -- Specimen Common Stock Certificate (Consolidated Graphics,
                Inc. Form 10-K (March 31, 1998) SEC File No. 0-24068, Exhibit 4.1).

       *5    -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                regarding the legality of the securities being offered.

       *8    -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                regarding federal income tax matters.

     **10.1  -- Revolving Credit Agreement among CGX and Texas Commerce Bank
                National Association as Agent and Bank One of Texas, N.A. as Co-agent, dated as of June 5, 1997 (Consolidated Graphics, Inc. Form 10-K (March 31, 1997) SEC File No. 0-24068, Exhibit 10-8).

     **10.2  -- First Amendment to the Revolving Credit Agreement among CGX and Chase Bank of Texas as Agent and Bank One of Texas, N.A. as Co-agent, dated August 4, 1998 (Consolidated Graphics, Inc. Form 10-Q (June 30, 1998) SEC File No. 0-24068, Exhibit 10.1).

     **10.3  -- 1994 CGX Long-Term Incentive Plan (Consolidated Graphics,
                Inc. Registration Statement on Form S-1 (Reg. No. 333-77468),
                Exhibit 10.14).

     **10.4  -- First Amendment to Consolidated Graphics, Inc. Long-Term
                Incentive Plan (reflecting an increase in the number of shares of Common Stock authorized to be issued thereunder from 367,500 to 967,500) (Consolidated Graphics, Inc. Registration Statement on Form S-8 (Reg. No. 333-66019, Exhibit 4.2).

     **10.5  -- Second Amendment to Consolidated Graphics, Inc. Long-Term
                Incentive Plan, as amended (reflecting an increase in the number of shares of Common Stock authorized to be issued thereunder from 1,935,000 (as a result of a 2-1 stock split) to 3,435,000) (Consolidated Graphics, Inc. Registration Statement on Form S-8 (Reg. No. 333-66019, Exhibit 4.3).

     **10.6  -- Form of Indemnification Agreement covering the directors and officers of Consolidated Graphics, Inc. (Consolidated Graphics, Inc. Registration Statement on Form S-1 (Reg. No. 333-77468),
                Exhibit 10.15).

       21.1  -- Subsidiaries of the Company.

      *23.1 -- Consent of Winstead Sechrest & Minick P.C. (included in opinions set forth as Exhibits 5 and 8).

     23.2    -- Consent of Arthur Andersen LLP.

     23.3    -- Consent of Watkins, Meegan, Drury & Company L.L.C.

    *24      -- Powers of Attorney.

     99.1    -- Form of Automated Graphic Systems, Inc. Proxy in connection with special meeting of stockholders to be held February , 1999.

     99.2    -- Form of Voting Instructions for participants in Automated
                Graphic Systems, Inc. Employee Stock Ownership Plan in connection with special meeting of Automated Graphic Systems, Inc. stockholders to be held February , 1999.

     99.3    -- AGS Notice of Special Meeting of Stockholders

------------
 * Filed previously.

** Incorporated by reference.

     The schedules and appendices of CGX and the other parties to the Agreement and Plan of Reorganization and Escrow Agreement referred to as Exhibits 2.1 and
2.2 above, are not submitted to the Commission herewith. Upon request, CGX undertakes to furnish to the Commission a copy of any omitted schedule or appendix.

     (b)  Financial Statement Schedules -- Not Applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 3, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JANUARY 5, 1999.

                                          CONSOLIDATED GRAPHICS, INC.

                                          By:        /s/  JOE R. DAVIS
                                                        JOE R. DAVIS
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                           AND
                                             CHAIRMAN OF THE BOARD OF DIRECTORS

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                      TITLE                            DATE
        ---------                      -----                            ----
     /s/JOE R. DAVIS          President, Chief Executive             January 5, 1999
      (JOE R. DAVIS)            Officer and Director
                                (Principal Executive Officer)

/s/G. CHRISTOPHER COLVILLE    Executive Vice President --Mergers     January 5, 1999
(G. CHRISTOPHER COLVILLE)       and Acquisitions, Chief Financial
                                and Accounting Officer and
                                Secretary

  /s/LARRY J. ALEXANDER*      Director                               January 5, 1999
   (LARRY J. ALEXANDER)

   /s/BRADY F. CARRUTH*       Director                               January 5, 1999
    (BRADY F. CARRUTH)

  /s/CLARENCE C. COMER*       Director                               January 5, 1999
   (CLARENCE C. COMER)

    /s/GARY L. FORBES*        Director                               January 5, 1999
     (GARY L. FORBES)

    /s/W. D. HAWKINS*         Director                               January 5, 1999
     (W. D. HAWKINS)

   /s/JAMES H. LIMMER*        Director                               January 5, 1999
    (JAMES H. LIMMER)

   /s/THOMAS E. SMITH*        Director                               January 5, 1999
    (THOMAS E. SMITH)

     /s/HUGH N. WEST*         Director                               January 5, 1999
      (HUGH N. WEST)

 *By:  /s/JOE R. DAVIS
(JOE R. DAVIS, ATTORNEY IN FACT)

                                 EXHIBIT INDEX

    EXHIBIT NO.                   DESCRIPTION OF EXHIBIT
    -----------                   ----------------------
       *2.1  -- Agreement and Plan of Reorganization dated September 28,
                1998, as amended, by and among CGX, AGS Acquisition Co., Automated Graphic Systems, Inc., the individual shareholders of Automated Graphic Systems, Inc., and the Trustees of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan (included as Appendix A to the Prospectus/Proxy Statement).

       *2.2 -- Form of Escrow Agreement to be entered into by and among CGX, the individual shareholders of Automated Graphic Systems, Inc., the Trustees of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan and an independent escrow agent.

      **3.1 -- Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on July 27, 1994 (Consolidated Graphics, Inc. Form 10-Q (June 30, 1994) SEC File No. 0-24068, Exhibit 4(a)).

      **3.2  -- Articles of Amendment to the Restated Articles of
                Incorporation of CGX dated as of July 29, 1998. (Consolidated Graphics, Inc. Form 10-Q (June 30, 1998) SEC File No. 0-24068,
                Exhibit 3.1).

      **3.3  -- Restated By-laws of CGX dated as of November 2, 1998
                (Consolidated Graphics, Inc. Form 10-Q (September 30, 1998) SEC File No. 0-24068, Exhibit 3.2).

      **3.6   -- Amendment to the By-Laws of CGX dated September 17, 1998
                (Consolidated Graphics, Inc. Form 8-K (October 13, 1998) SEC File No. 0-24068, Exhibit 3.1).

      **4    -- Specimen Common Stock Certificate (Consolidated Graphics,
                Inc. Form 10-K (March 31, 1998) SEC File No. 0-24068, Exhibit 4.1).

       *5    -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                regarding the legality of the securities being offered.

       *8    -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                regarding federal income tax matters.

     **10.1  -- Revolving Credit Agreement among CGX and Texas Commerce Bank
                National Association as Agent and Bank One of Texas, N.A. as Co-agent, dated as of June 5, 1997 (Consolidated Graphics, Inc. Form 10-K (March 31, 1997) SEC File No. 0-24068, Exhibit 10-8).

     **10.2  -- First Amendment to the Revolving Credit Agreement among CGX and Chase Bank of Texas as Agent and Bank One of Texas, N.A. as Co-agent, dated August 4, 1998 (Consolidated Graphics, Inc. Form 10-Q (June 30, 1998) SEC File No. 0-24068, Exhibit 10.1).

     **10.3  -- 1994 CGX Long-Term Incentive Plan (Consolidated Graphics,
                Inc. Registration Statement on Form S-1 (Reg. No. 333-77468),
                Exhibit 10.14).

     **10.4  -- First Amendment to Consolidated Graphics, Inc. Long-Term
                Incentive Plan (reflecting an increase in the number of shares of Common Stock authorized to be issued thereunder from 367,500 to 967,500) (Consolidated Graphics, Inc. Registration Statement on Form S-8 (Reg. No. 333-66019, Exhibit 4.2).

     **10.5  -- Second Amendment to Consolidated Graphics, Inc. Long-Term
                Incentive Plan, as amended (reflecting an increase in the number of shares of Common Stock authorized to be issued thereunder from 1,935,000 (as a result of a 2-1 stock split) to 3,435,000) (Consolidated Graphics, Inc. Registration Statement on Form S-8 (Reg. No. 333-66019, Exhibit 4.3).

     **10.6  -- Form of Indemnification Agreement covering the directors and officers of Consolidated Graphics, Inc. (Consolidated Graphics, Inc. Registration Statement on Form S-1 (Reg. No. 333-77468),
                Exhibit 10.15).

       21.1  -- Subsidiaries of the Company.

      *23.1 -- Consent of Winstead Sechrest & Minick P.C. (included in opinions set forth as Exhibits 5 and 8).

                                      II-2
     23.2    -- Consent of Arthur Andersen LLP.

     23.3    -- Consent of Watkins, Meegan, Drury & Company L.L.C.

    *24      -- Powers of Attorney.

     99.1    -- Form of Automated Graphic Systems, Inc. Proxy in connection with special meeting of stockholders to be held February , 1999.

     99.2    -- Form of Voting Instructions for participants in Automated
                Graphic Systems, Inc. Employee Stock Ownership Plan in connection with special meeting of Automated Graphic Systems, Inc. stockholders to be held February , 1999.

     99.3    -- AGS Notice of Special Meeting of Stockholders

------------
 * Filed previously.

** Incorporated by reference.